__________________________________________________________

SALE AGREEMENT

by and among

L3 HARRIS TECHNOLOGIES, INC.

LEIDOS, INC., and

Solely for the purposes set forth herein, LEIDOS HOLDINGS, INC.
__________________________________________________________

Dated as of February 3, 2020

Relating to the sale of the
Project Shield business as provided herein

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120796116
120796116
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SALE AGREEMENT

(This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provision of this Sale Agreement.)
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ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1	Definitions 1

Section 1.2	Location of Additional Defined Terms 20

Section 1.3	Rules of Construction 23
ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1	Transfer of the Shares 25

Section 2.2	Purchase Price 25

Section 2.3	The Closing 25

Section 2.4	Purchase Price Adjustment 25

Section 2.5	Deliveries at the Closing 29

Section 2.6	Allocation of Purchase Price 30

Section 2.7	Withholding 32
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1	Organization; Authority 32

Section 3.2	Authorization of Transaction 33

Section 3.3	No Violations 34

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Section 3.4	Governmental Consents and Approvals 34

Section 3.5	Capitalization of the Sold Companies and the Sold Subsidiaries 35

Section 3.6	Real Property 36

Section 3.7	Title to and Sufficiency of Assets 37

Section 3.8	Compliance with Law; Permits 38

Section 3.9	Legal Proceedings; Anti-Corruption. 39

Section 3.10	Financial Statements; Absence of Certain Developments. 39

Section 3.11	Intellectual Property; Cybersecurity and Data Privacy 41

Section 3.12	Contracts 43

Section 3.13	Government Contracts 45

Section 3.14	Taxes 48

Section 3.15	Environmental Compliance 52

Section 3.16	Labor and Employment Matters 53

Section 3.17	Benefit Plans 55

Section 3.18	Insurance Coverage 57

Section 3.19	Top Customers and Suppliers 57

Section 3.20	Affiliate Arrangements 57

Section 3.21	Finders or Brokers 58

Section 3.22	Product Warranties 58

Section 3.23	Express Disclaimer 58
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

(cont’d)
Page

Section 4.1	Organization; Authority 59

Section 4.2	Authorization of Transaction 59

Section 4.3	No Violations 59

Section 4.4	Governmental Consents and Approvals 60

Section 4.5	Legal Proceedings 60

Section 4.6	Finders or Brokers 60

Section 4.7	Buyer’s Examination 60

Section 4.8	Organizational Conflict of Interest 60

Section 4.9	Disclaimer 61

Section 4.10	Sufficient Funds; Solvency 61

Section 4.11	Investment Purpose 62

Section 4.12	Independent Investigation 62

Section 4.13	OFAC; Ownership 62

Section 4.14	Debarment 63

Section 4.15	Exclusivity of Representations 63
ARTICLE V
COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

Section 5.1	Employees and Employee Benefits 63

Section 5.2	Participation in Sellers’ Benefit Plans 67

Section 5.3	Seller Equity Awards 67

Section 5.4	Liabilities with Respect to Employees 67

Section 5.5	No Third Party Beneficiaries 67

(cont’d)
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ARTICLE VI
COVENANTS PENDING THE CLOSING

Section 6.1	Approvals; HSR Filing; Consents 68

Section 6.2	Commercially Reasonable Efforts 70

Section 6.3	Access to Premises and Information; Customers 71

Section 6.4	Conduct of Business 72

Section 6.5	Pre-Closing Restructuring 75

Section 6.6	Transaction Documents 77

Section 6.7	Letters of Credit; Guaranties and Performance Bonds 77

Section 6.8	Elimination of Affiliate Transactions 78

Section 6.9	Insurance Coverage 78

Section 6.10	Facility Clearances 78

Section 6.11	No Shop 78

Section 6.12	Resignations 79

Section 6.13	Data Room 79

Section 6.14	Certain Indebtedness Agreements 79
ARTICLE VII
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS TO CLOSE

Section 7.1	Closing 79

Section 7.2	Frustration of Closing Conditions 80
ARTICLE VIII
CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE

Section 8.1	Closing 81

(cont’d)
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Section 8.2	Frustration of Closing Conditions 82
ARTICLE IX
ADDITIONAL COVENANTS OF THE PARTIES

Section 9.1	Publicity 82

Section 9.2	Access after Closing; Cooperation 82

Section 9.3	Cooperation in Litigation 85

Section 9.4	Tax Matters 85

Section 9.5	Intellectual Property Matters 92

Section 9.6	[Reserved] 94

Section 9.7	Insurance Coverage Following the Closing 94

Section 9.8	Non-Solicitation 95

Section 9.9	Non-Compete 96

Section 9.10	Earn-Outs 96

Section 9.11	Mail and Other Communications 96

Section 9.12	Payments To or From Third Parties 97

Section 9.13	Excess Cash 97
ARTICLE X
INDEMNIFICATION

Section 10.1	Indemnification by the Company 98

Section 10.2	Indemnification by the Buyer 99

Section 10.3	Direct Claims 99

Section 10.4	Matters Involving Third Parties, Etc. 99

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Section 10.5	Limitations, Etc. 101

Section 10.6	Exclusive Remedy 105

Section 10.7	Survival of Representations, Warranties and Covenants 105
ARTICLE XI
TERMINATION OF AGREEMENT

Section 11.1	Termination 106

Section 11.2	Obligations Upon Termination 107
ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1	Costs and Expenses 107

Section 12.2	Further Assurances 108

Section 12.3	Governing Law; Jurisdiction 108

Section 12.4	Notices 108

Section 12.5	Severability 110

Section 12.6	No Third Party Beneficiary 110

Section 12.7	Waiver 110

Section 12.8	Assignment; Amendment 110

Section 12.9	Entire Agreement 111

Section 12.10	Counterparts 111

Section 12.11	Disclosure Letter 111

Section 12.12	Independent Contractor; Reliance on Counsel 111

Section 12.13	[Reserved] 112

(cont’d)
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Section 12.14	Waiver of Jury Trial 112

Section 12.15	Privilege 112

Section 12.16	Specific Performance 113

Section 12.17	Company and Sellers 113

Section 12.18	Parent Guaranty 113

EXHIBITS
Exhibit A-1    -    Adjustment Calculation
Exhibit A-2    -    Closing Working Capital Assets & Liabilities
Exhibit A-3    -    Accounting Methodology
Exhibit B    -    Form of Transition Services Agreement
Exhibit C    -    Pre-Closing Restructuring
Exhibit D-1    -    Summary Terms for Shared Space Agreements
Exhibit D-2     -    Forms of Shared Space Agreements

SCHEDULES
Schedule A    -    Sellers
Schedule B    -    Sold Companies
Schedule C    -    Certain Efforts
Schedule D    -    Certain Non-Compete Provisions
Schedule E    -    Specified Matters
Schedule F     -    Assignment Rider

SALE AGREEMENT
This SALE AGREEMENT is made and entered into as of February 3, 2020 (this “Agreement”), by and among L3Harris Technologies, Inc., a Delaware corporation (the “Company”), on behalf of itself and the other Sellers, on the one hand, and Leidos, Inc., a Delaware corporation (the “Buyer”), and solely for purposes of Article IV and Section 12.18, Leidos Holdings, Inc., a Delaware corporation (“Parent”), on the other hand.
W I T N E S S E T H:
WHEREAS, the Company, through the Sold Companies and Sold Subsidiaries, is engaged in the Business;
WHEREAS, the Company directly or indirectly owns all of the Equity Securities of the Sold Companies and the Sold Subsidiaries;
WHEREAS, prior to the consummation of the transactions contemplated by this Agreement, a restructuring of the Business in accordance with the steps set forth on Exhibit C or as otherwise set forth herein will be completed;
WHEREAS, on and subject to the terms and conditions set forth in this Agreement, the Company desires to sell and transfer, and the Buyer desires to purchase and acquire, the Equity Securities of each of the Sold Companies; and
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Buyer or one or more of its Affiliates will enter into a transition services agreement with certain of the Sellers.
NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION
Section 1.1    Definitions. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:
“Accounting Methodology” means the accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodologies adopted, and judgements and assumptions, as set forth on Exhibit A-3.
“Acquisition Proposal” means any proposal or offer to, directly or indirectly, acquire any Equity Securities of the Sold Companies or the Sold Subsidiaries or any material assets of the Business (other than sales of inventory and other assets in the ordinary course of business), whether by merger, sale of stock, sale of assets, consolidation, recapitalization or otherwise, in each case other than the Contemplated Transactions.
“Action” means any legal action, binding arbitration, litigation, suit or other civil or criminal proceedings.
“Actual Tax Liability” means the actual liability for Taxes due and payable with respect to the applicable Tax Return.
“Adjustment Calculation” means the calculation of Closing Working Capital, Closing Net Cash and Transaction Expenses assuming the Closing occurred on January 3, 2020, attached hereto as Exhibit A-1. For the avoidance of doubt, the Adjustment Calculation is merely an example calculation, illustrating an application of the Accounting Methodology in accordance with the terms and conditions of this Agreement. The actual Closing Working Capital, Closing Net Cash and Transaction Expenses shall be calculated as of the Effective Time in accordance with the terms and conditions of this Agreement.
“AECA” means the Arms Export Control Act.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Securities or by contract or otherwise. For all purposes of this Agreement, each Sold Company and each Sold Subsidiary shall be deemed to be Affiliates of the Company prior to the Closing and shall be deemed to be Affiliates of the Buyer from and after the Closing.
“Anti-Corruption Laws” means (a) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), (b) the UK Bribery Act 2010 (UKBA), and (c) other applicable, material anti-

corruption, anti-kickback and bribery Laws of jurisdictions in which the Sold Company and each Sold Subsidiary currently operates.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other U.S. or non U.S. Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Assignment Rider” means the terms and conditions set forth on Schedule F.
“Assumed Plans” means, collectively, the Benefit Plans (i) that are sponsored by a Sold Company or a Sold Subsidiary, (ii) that will be transferred to the Buyer or any of its Affiliates by operation of Law, (iii) set forth on Section 1.1(a) of the Disclosure Letter, or (iv) that are transferred to the Buyer or any of its Affiliates pursuant to Article V.
“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other benefit arrangement or obligation to provide benefits (other than merely as salary), including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, paid time-off, plant closing benefits, voluntary or involuntary redundancy payments or other benefits on termination of employment, salary continuation for disability, retirement or pension arrangements, deferred compensation, bonus, profit sharing, stock option or purchase plans or programs, adoption assistance, fringe benefits, tuition reimbursement or scholarship programs, employee discount programs, vehicle allowances, plans subject to Code Section 125, and plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof; provided, however, that any governmental plan or program to which a Person is required by Law to contribute or requiring the mandatory payment of social insurance charges or Taxes or similar contributions to a governmental fund (or Taxing Authority) with respect to the wages of an employee shall not be considered a Benefit Plan.
“Business” means the Company’s Security and Automation business of supplying (a) security and detection systems screening people, baggage and cargo for aviation, transportation, government and critical infrastructure and (b) turnkey manufacturing automation, control, IT solutions and system integration to a range of industries (formerly referred to as “MacDonald Humfrey”), in each case of clauses (a) and (b) which is operated within the Commercial Aviation Products sector of the Company’s Aviation Systems segment, as conducted by the Company and its Subsidiaries, (including) through the Sold Companies and the Sold Subsidiaries in the six (6) month period prior to the Closing; provided, however, that the Business does not include (i) any Non-Business Assets or Non-Business Liabilities, (ii) the CyTerra Business, or (iii) any other business of the Company involved in any AECA and ITAR-regulated activities, as defined in the Consent Agreement.
“Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions in the State of Florida or New York, New York are authorized by Law to close.

x

“Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
“Business IP Agreements” means all (a) licenses of Owned Intellectual Property by any Sold Company or Sold Subsidiary to any Person, (b) licenses of Intellectual Property Rights by any Person to any Sold Company or Sold Subsidiary for use in the operation of the Business, and (c) co-existence agreements or Contracts containing a covenant not to sue or covenant not to assert with respect to Intellectual Property Rights used in the operation of the Business.
“Business IT Assets” means all IT Assets used by the Sold Companies or Sold Subsidiaries in the operation of the Business, excluding any IT Assets for which access or use will be provided under the Transition Services Agreement.
“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in (a) Section 4.1 (Organization; Authority), (b) Section 4.2 (Authorization of Transaction), and (c) Section 4.6 (Finders or Brokers).
“Buyer’s Relief” means any Tax relief which arises to the Buyer or any Affiliate of the Buyer (including, for the avoidance of doubt, any Sold Company or Sold Subsidiary) as a consequence of any transaction, act, event, circumstance, state of affairs or omission occurring (or being treated for tax purposes as occurring), or from income, profits or gains earned, accrued or received (or treated for tax purposes as earned, accrued or received), after Closing.
“Carve-Out Account” means any Intercompany Account other than an Intercompany Account where each party to the account is either a Sold Company or a Sold Subsidiary.
“Cash” means the aggregate of all cash, cash equivalents, bank deposits, investment accounts and marketable securities as of the Effective Time of each Sold Company and each Sold Subsidiary on a combined basis, calculated strictly in accordance with the Accounting Methodology; provided, that Cash shall be determined net of the aggregate amount of cash (which may be a positive or negative number) represented by outstanding checks in transit not yet cashed and wire transfers initiated but not yet received. Cash shall in no event include any item included in the calculation of Indebtedness, Closing Working Capital Liabilities or Closing Working Capital Assets. Notwithstanding any other provision hereof, for purposes of calculating Estimated Net Cash or Closing Net Cash, the Cash as of the Effective Time held in a jurisdiction set forth on Section 1.1(b) of the Disclosure Letter will be deemed not to exceed the amount set forth opposite such jurisdiction on Section 1.1(b) of the Disclosure Letter (such amounts on Section 1.1(b) of the Disclosure Letter, with respect to each jurisdiction listed on Section 1.1(b) of the Disclosure Letter, such jurisdiction’s “Cash Ceiling”); provided, that each Cash Ceiling will be subject to adjustment in accordance with Section 9.13.
“Closing Indebtedness” means the aggregate of all Indebtedness as of the Effective Time of each Sold Company and each Sold Subsidiary on a combined basis calculated strictly in accordance with the Accounting Methodology and without duplication.

“Closing Net Cash” means an amount, which may be positive or negative, equal to (a) Cash, less (b) Closing Indebtedness, in each case calculated as of the Effective Time.
“Closing Working Capital” means an amount, which may be positive or negative, equal to Closing Working Capital Assets less Closing Working Capital Liabilities, calculated strictly in accordance with the Accounting Methodology, in each case calculated as of the Effective Time.
“Closing Working Capital Assets” means the sum of the categories of assets of the Sold Companies and the Sold Subsidiaries set forth on Exhibit A-2 under the heading “Working Capital Assets”, on a combined basis, as of the Effective Time, in each case calculated strictly in accordance with the Accounting Methodology; provided, however, that in no event will Closing Working Capital Assets include any (a) Cash, (b) assets related or attributable to Taxes (including any deferred Tax assets), (c) Non-Business Assets, (d) Intercompany Accounts receivable, or (e) any other category of assets of the Sold Companies and the Sold Subsidiaries that are not expressly included as line items on Exhibit A-2 under the heading “Working Capital Assets”.
“Closing Working Capital Liabilities” means the sum of the categories of liabilities of the Sold Companies and the Sold Subsidiaries set forth on Exhibit A-2 under the heading “Working Capital Liabilities”, on a combined basis, as of the Effective Time, in each case calculated strictly in accordance with the Accounting Methodology; provided, however, that in no event will Closing Working Capital Liabilities include any (a) amounts that constitute Closing Indebtedness, (b) Intercompany Accounts payable, (c) liabilities related or attributable to Taxes (including any deferred Tax liabilities), or (d) any other category of Liabilities of the Sold Companies and the Sold Subsidiaries that are not expressly included as line items on Exhibit A-2 under the heading “Working Capital Liabilities.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Capitalization Representations” means the representations and warranties of the Company set forth in (a) the first two sentences of Section 3.5(a), (b) the first two sentences of Section 3.5(b), and (c) Section 3.5(c) (Capitalization of the Sold Companies and the Sold Subsidiaries).
“Company Fundamental Representations” means the representations and warranties of the Company set forth in (a) Sections 3.1(a) and 3.1(b) (Organization; Authority), (b) Section 3.2 (Authorization of Transaction), and (c) Section 3.21 (Finders or Brokers).
“Company Group” means the Company and its Subsidiaries (other than any Sold Company and any Sold Subsidiary).
“Company Names” means the names and marks “L-3”, “L3”, “L3Harris” and “Harris” and any name, mark, or Domain Name derived from or including the foregoing, including all corporate symbols or logos incorporating “L-3”, “L3” or “L3Harris” or any derivatives thereof.

“Company Retirement Plan” means each of L3Harris Technologies, Inc. Retirement Savings Plan (RSP) and L3Harris Technologies, Inc. Excess Retirement Savings Plan (ERSP), each as amended from time to time.
“Computer Software” means all software, including source code and object code, computer programs and related data and databases and documentation.
“Contamination” means the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, presence, injecting, escaping, leaching, migrating, dumping or disposing of any Hazardous Substance into the environment.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including (a) the execution, delivery and performance of this Agreement and the Transaction Documents, (b) the sale and purchase of the Shares, and (c) the Pre-Closing Restructuring.
“Continuing Employee” means a Continuing U.S. Employee or a Continuing Other Country Employee.
“Contract” means any legally binding agreement, contract, commitment, purchase order, license, sublicense, lease or sublease.
“Copyrights” means all registered and unregistered works of authorship protectable under copyright Law, copyright registrations, renewals thereof, and applications to register the same.
“Current Government Contract” means a Government Contract the period of performance of which has not yet expired or been terminated and that has not been closed out.
“CyTerra Business” means the Company’s Military and First Responders business specializing in threat detection technologies for military and law enforcement applications.
“Damages” means damages, losses, penalties, fines, Taxes, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other professional or expert advisors and, without duplication, reasonable costs incurred in the investigation, settlement in accordance with the express terms of this Agreement and/or defense, in accordance with Article X, of any of the foregoing) of whatever kind.
“Data Security Requirements” means (a) the internal privacy and data security policies of the Sold Companies and Sold Subsidiaries, and of Seller, with respect to the Business, (b) all Laws and regulatory and self-regulatory requirements and guidelines related to data security (including General Data Protection Regulation (EU) 2016/679, DFARS 252.204-7012 and any other applicable requirements of a Governmental Body for the security or protection of U.S. defense covered information, federal government classified, controlled unclassified, and sensitive security information, and the National Institute of Standards and Technology standard 800-171 regarding the safeguarding of covered defense information and cyber incident reporting), (c) public statements related to data security by any of the Sold Companies and Sold Subsidiaries, or by the Company

with respect to the Business, and (d) contractual commitments of the Sold Companies and Sold Subsidiaries, in each case of (a)-(d), concerning the collection, processing, storage or protection of sensitive data controlled by the Sold Companies or Sold Subsidiaries (including Personal Data) or the cybersecurity, data security and security of the Business IT Assets owned, used by or controlled by the Sold Companies or Sold Subsidiaries.
“Derivative Instrument” means any interest rate, currency, commodity, derivative or other swap, forward or hedge agreement or instrument relating to the Business.
“DFARS” means the Defense Federal Acquisition Regulation Supplement, codified at Chapter 2 of Title 48 of the Code of Federal Regulations.
“Domain Names” means all registered Internet domain names.
“Due Date” means the date on which a Tax Return is required to be filed (taking into account all valid extensions).
“Environmental Law” means any Law, common law, or binding guidance relating to protection of the environment or to protection of human health and safety with respect to exposure to any Hazardous Substances.
“Environmental Liabilities” means all Liabilities and Damages relating to or resulting from any violation of or Liability under any Environmental Law, any exposure to any Hazardous Substance, or any Contamination.
“Environmental Permit” means any Permit required by applicable Environmental Law in order to operate the Business as currently conducted.
“Equity Securities” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock or registered capital or in the capital of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests, and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any rights of first refusal, preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Estimated Cash Purchase Price” means an amount equal to (a) One Billion Dollars ($1,000,000,000), (b) plus the Estimated Net Cash, (c) (i) plus, the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital Amount, or (ii) minus, the amount, if any, by which the Target Working Capital Amount exceeds the Estimated Working Capital, and (d) minus, Estimated Transaction Expenses.
“Excess Cash” means, with respect to any jurisdiction listed on Section 1.1(b) of the Disclosure Letter, any Cash as of the Effective Time (as finally determined in accordance with the terms herein) in such jurisdiction in excess of the applicable Cash Ceiling in respect of such jurisdiction, as adjusted in accordance with Section 9.13.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Businesses” means all of the former, present or, except with respect to the Sold Companies or the Sold Subsidiaries following the Closing, future businesses of the Company and its Subsidiaries, other than the Business. For the avoidance of doubt, the “Excluded Businesses” shall include the CyTerra Business.
“Excluded Environmental Liabilities” means any Environmental Liabilities to the extent resulting from or arising out of (a) the transportation or arranging for the transportation of, or the disposal or arranging for the disposal to any offsite location, of Hazardous Substances in connection with the Business at any real property owned, leased or operated by a Sold Company or Sold Subsidiary or any of their respective predecessors prior to the date hereof that it does not own, lease or operate as of the date hereof, or (b) Contamination occurring or existing prior to the Closing at any real property owned, leased or operated by a Sold Company or Sold Subsidiary or any of their respective predecessors prior to the date hereof that it does not own, lease or operate as of the date hereof.
“Excluded Taxes” means (a) any and all Taxes (and other amounts that are referred to in items (i), (j) or (k) of the definition of Pre-Closing Taxes) to the extent that they were included as a reduction in the calculation of the Final Cash Purchase Price or were discharged on or before the Closing Date; (b) any and all Taxes of a Sold Company or Sold Subsidiary attributable to any transaction occurring after the Closing on the Closing Date and that is not in the ordinary course of business of any Sold Company or Sold Subsidiary; (c) any and all Taxes imposed on any Sold Company or Sold Subsidiary as a result of any breach of any of the Buyer’s obligations pursuant to this Agreement; and (d) any and all Taxes imposed on the Buyer or any of its Affiliates (including the Sold Companies and Sold Subsidiaries) as a result of a change in Tax Law after the Closing Date (including, for the avoidance of doubt, any Taxes required to be paid in order to recover any unlawful state aid).
“Existing Credit Agreement" means that certain Revolving Credit Agreement, dated as of June 28, 2019, by and among the Company and certain of its subsidiaries from time to time party thereto, as co-borrowers, the lenders party from time to time thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented and otherwise modified from time to time).
“FAR” means the Federal Acquisition Regulation, codified at Chapter 1 of Title 48 of the Code of Federal Regulations.
“FCC Act” means the U.S. Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means the intentional misrepresentation or omission of a material fact by a party with the intent to deceive and/or mislead the other party in respect of the representations and warranties set forth in this Agreement or any officer’s certificate delivered pursuant to this Agreement, in each case constituting common law fraud under applicable Law as finally determined by a court of competent jurisdiction.
“Fundamental Representations” means the Buyer Fundamental Representations, the Company Fundamental Representations and the Company Capitalization Representations.
“Government Bid” means any currently outstanding bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by any Sold Company or Sold Subsidiary, and any amendment, modification or supplement thereto that is outstanding and in effect, which is intended by such Sold Company or Sold Subsidiary to result in a Government Contract.
“Governmental Body” means (a) any federal, state, provincial or local government or any political subdivision thereof in the United States or any other jurisdiction, (b) any entity, agency, authority or body exercising executive, legislative, judicial, regulatory or administrative functions in any jurisdiction, and (c) any supranational organization of sovereign states exercising such functions for such sovereign states.
“Government Contract” means (a) any Contract including an individual task order, delivery order, purchase order, other transaction agreement, cooperative research and development agreement, U.K. framework agreement, grant agreement or blanket purchase agreement between any Sold Company or Sold Subsidiary and a Governmental Body or (b) any subcontract, teaming agreement, joint venture agreement, basic ordering agreement, letter contract or other binding arrangement by which any Sold Company or Sold Subsidiary has agreed to provide goods or services to a prime contractor, to a Governmental Body or to a higher-tier subcontractor. For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.
“Group Relief” means (a) any losses, allowance or other amount eligible for relief under Parts 5 or 5A of U.K.’s Corporation Tax Act 2010 or section 171A of the U.K.’s Taxation of Chargeable Gains Act 1992, (b) any tax refund which may be surrendered under section 963 of the U.K.’s Corporation Tax Act 2010, (c) any eligible unrelieved foreign tax which may be surrendered under the U.K.’s Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001, SI 2001/1163, and (d) any similar relief, refund or surrender available under the Laws of any non-U.K. jurisdiction (other than the U.S.).
“Hazardous Substance” means (a) any materials that are listed, characterized or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar import under any Environmental Law, and (b) petroleum (including crude oil or any fraction or derivative thereof), asbestos and asbestos-containing materials, poly- and perfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, explosives, flammables or other materials that are regulated by or may form the basis of liability under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hypothetical Tax Liability” means the pro forma liability for Taxes due with respect to a Tax Return, assuming the same facts and using the same methods, rate(s), elections, conventions and practices used in determining the Actual Tax Liability for such Tax Return; provided, however, that, such liability for Taxes shall be calculated by assuming, in the case of Section 10.5(g), that (i) the applicable losses (giving rise to an indemnification payment) were never incurred and therefore excluding such losses from such determination in any and all respects and (ii) the applicable costs (due to the receipt of indemnification payments hereunder) were never incurred and therefore excluding such costs from such determination in any and all respects.
“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to net income, gross receipts, capital (excluding stamp duties), capital gains, franchise, net worth or profits, and all Taxes substantially similar thereto.
“Indebtedness” means, with respect to any Person at any specific time, without duplication, the aggregate of (a) all obligations of such Person for borrowed money or incurred in substitution or exchange for indebtedness for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures (including those certain debentures set forth on Section 3.5 of the Disclosure Letter (the “Specified Debentures”)), mortgages, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed; (d) all guaranties by such Person of obligations of others for borrowed money; (e) all obligations of such Person for any earn-out, deferred purchase price or similar obligation pursuant to an acquisition of an operating business to the extent due and payable, other than the obligations of any Sold Company or Sold Subsidiary set forth on Section 9.10 of the Disclosure Letter; (f) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities, (g) all obligations, contingent or otherwise, of such Person in respect of letters of credit, guaranties and performance or surety bonds, in each case solely to the extent amounts payable by such Person in respect of any such letter of credit, guarantee or performance or surety bond have been made, drawn or called (and not repaid), (h) all obligations of such Person created or arising under any lease required to be treated as a capital lease in accordance with U.S. GAAP; (i) any Tax liability under Section 965 of the Code (including, for the avoidance of doubt, any such Taxes payable in a taxable period ending after the Closing Date), (j) all obligations of any other Person referred to in clauses (a) through (i) above guaranteed, or secured by a Lien on any property, Equity Security or asset of, such specified Person (whether or not such obligation is assumed by such specified Person), and (k) in each case with respect to clauses (a) through (j) above any and all accrued interest, prepayment fees, breakage fees, expenses, premiums or penalties related thereto or the repayment and satisfaction thereof, in each case to the extent actually due and payable. For the avoidance of doubt, Indebtedness shall not include (i) trade payables accrued in the ordinary course of business, (ii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (iii) any amounts included in the calculation of Closing Working Capital Liabilities in the determination of Closing Working Capital, (iv) any Intercompany Account, (v) Transaction Expenses, (vi) obligations described in any of clauses (a) to (k) above to the extent such obligations or Liabilities are released, satisfied, paid-off, settled or terminated in connection with the Closing, or (vii) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by any Sold Company or Sold Subsidiary).
“Indemnified Party” means the Buyer Indemnified Persons and the Seller Indemnified Persons, as applicable.
“Indemnitor” means the party from which indemnification is sought in accordance with Section 10.3 or Section 10.4, as applicable.
“India Subsidiary” means MacDonald Humfrey (Automation) India Private Limited.
“Intellectual Property Rights” means, collectively, Computer Software, Copyrights, Trade Secrets, Patents, Trademarks and Domain Names, whether registered or not, and in each case regardless of jurisdiction.
“Intercompany Accounts” means any Indebtedness, account payable, account receivable, or Liability pursuant to any Derivative Instrument, (a) between the Company and any of its Subsidiaries, (b) between Subsidiaries of the Company, or (c) among business units or divisions within the Company or any of its Subsidiaries that are treated as if they were separate legal entities for accounting purposes.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means Computer Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment.
“ITAR” means the U.S. International Traffic in Arms Regulations.
“Knowledge” means (a) in the case of the Company, the actual knowledge of the persons listed on Section 1.1(c)(i) of the Disclosure Letter after due inquiry, and (b) in the case of the Buyer or Parent, the actual knowledge of the persons listed on Section 1.1(c)(ii) of the Disclosure Letter after due inquiry.
“Labor Contract” means each letter of assent, memorandum of agreement or labor Contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Employee.
“Law” means any constitution, legislation, law, statute, statutory provision, rule, directive or regulation of any Governmental Body or Order in any jurisdiction.
“Liabilities” means, with respect to any Person, any and all liabilities and obligations of every kind, character and description, whenever arising and whether or not the same would be required by U.S. GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” means all Intellectual Property Rights that any of the Sold Companies or Sold Subsidiaries is licensed or otherwise permitted by other Persons to use pursuant to the Business IP Agreements.
“Lien” means any mortgage, lien, pledge, license, deed of trust, hypothecation, charge, security interest, attachment, charge, option, right of first offer or refusal, easement, servitude or other similar encumbrance or transfer restriction.
“Material Adverse Effect” means any event, change, circumstance or effect (an “Effect”) that, individually or in the aggregate with one or more other Effects, has or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial or otherwise) of the Business, taken as a whole, or (b) the ability of the Company to consummate the Contemplated Transactions, but with respect to clause (a) shall not include (i) any Effect related to (A) any national, international or any foreign or domestic regional economic, financial, regulatory, social or political conditions or events in general (including changes therein), including the results of any primary or general elections or referenda and including the potential or actual departure or withdrawal, including the negotiation process thereof, of the United Kingdom (or any part thereof) from the European Union, and any resultant effects thereof, (B) the financing, banking, credit, currency or capital markets or conditions in general (including any disruptions therein), (C) interest, currency or exchange rates or the price of any commodity, security or market index, or (D) the failure of the U.S. federal government to adopt a budget for a fiscal year, the extension of any effective continuing resolution under which the U.S. federal government is operating or the shutdown of the U.S. federal government upon expiration of any continuing resolutions, (ii) any Effect related to any earthquakes, floods, hurricanes, tornadoes, tropical storms, cyclonic storms or fires or other natural disasters or any national, international or regional calamity, terrorist acts, declared or undeclared war or other hostilities or conflicts that commence after the date of this Agreement or, if commenced prior to the date of this Agreement, the continuation, worsening or escalations thereof, (iii) any Effect that affects the industries, businesses or markets in which the Business operates generally, (iv) any Effect related to any failure by the Business to meet any projections or forecasts (it being understood that the underlying cause of any such failure by the Business to meet such projections or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred or is occurring, subject to the other limitations contained in this definition, as applicable), (v) any Effect related to seasonal changes in the results of operations of the Business, (vi) any Effect resulting from the announcement of this Agreement or the Contemplated Transactions, including losses or threatened losses of employees, partners, customers, suppliers, distributors or others having relationships with the Business, Sold Companies or Sold Subsidiaries with respect to the Business to the extent related to the identity of the Buyer; provided, that this clause (vi) shall not apply to any representation or warranty set forth in Section 3.3 or Section 3.4 (or the condition set forth in Section 7.1(a) to the extent relating to any such representation or warranty); (vii) any Effect resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by the terms of this Agreement or any actions taken, or not taken, with the written consent, waiver or at the request of the Buyer; and (viii) any Effect related to any change (or proposed change) following the date hereof in Law, U.S. GAAP or other applicable accounting rules; provided, however, notwithstanding the foregoing, any Effect referred to in the foregoing clauses (i), (ii) and

(iii) may be taken into account in determining whether a Material Adverse Effect has occurred or is occurring to the extent any such Effect disproportionately and adversely impacts the Business, taken as a whole, as compared to other participants in the industries in which the Business operates (in which case only the incremental disproportionate impact may be taken into account).
“Material Customer” means, with respect to the Business, the top fifteen (15) customers based on revenue from each such customer for the twelve (12) month period ended January 3, 2020.
“Material Supplier” means, with respect to the Business, the top fifteen (15) suppliers or vendors based on expenditures from the Seller Parties with respect to the Business for the twelve (12) month period ended January 3, 2020.
“OFAC Lists” means the Specially Designated Nationals and Blocked Persons list and all other sanctions lists administered by the U.S. Treasury Department, Office of Foreign Assets Control.
“Open Source Software” means Computer Software that contains or is derived from Computer Software distributed as freeware, shareware or open source software, or under similar licensing or distribution models that: (a) require the licensing, disclosure or distribution of source code to any other Person, or require the licensing or distribution of any Computer Software to any other Person for the purpose of making derivative works, in each case, at no or minimal charge; or (b) otherwise are identified as open source licensing or distribution models by the Open Source Initiative at www.opensource.org or the Free Software Foundation at www.fsf.org.
“Order” means, with respect to any Person, any order, writ, injunction, decree, judgment, award, determination, directive or demand entered or issued by or with any Governmental Body and legally binding on such Person.
“Organizational Document” means, as to any Person, its certificate or articles of association, incorporation or formation, its regulations, limited liability company agreement, partnership agreement or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.
“Other Country Business Employee” means (a) any individual designated as an “Other Country Business Employee” on the list identified in Section 3.16(a) of the Disclosure Letter, and (b) any individual who, following the date hereof but prior to the Closing Date, becomes employed by a Sold Company or a Sold Subsidiary in a manner permitted by this Agreement, but in each case excluding any U.S. Employee.
“Owned Intellectual Property” means all Intellectual Property Rights owned by any of the Sold Companies or Sold Subsidiaries and used or held for use in the operation of the Business.
“Patents” means all utility and design patents, utility models, industrial designs and patentable inventions, and all provisional applications, priority and other applications, divisionals,

continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of or for any of the foregoing in any jurisdiction.
“Period End Rate” means with respect to currency conversion for each country or territory, (a) to the extent that such conversion is calculated as of an accounting period-end of the Company, the currency conversion rate used by the Company for financial reporting, generally as reported by Bloomberg on the last day of the accounting period of the Company, and (b) to the extent such conversion is calculated other than as of an accounting period-end of the Company, the prior month’s currency conversion rate used by the Company for financial reporting, generally as reported by Bloomberg on the last day of such prior accounting period of the Company.
“Permit” means any permit, clearance, license, order, approval, franchise, registration or other authorization of any Governmental Body.
“Permitted Liens” shall mean (a) carriers’, warehousemen’s, mechanics’, materialmen’s, construction and other similar Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes not yet due and payable, or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP, (c) Liens to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business and that do not restrict the use of the assets in a manner materially adverse to the Business, (d) with respect to the Leased Real Property, (i) minor imperfections of title, encroachments, conditions, encumbrances, covenants, reservations of rights, easements, rights of way and restrictions, if any, that do not materially and adversely interfere with the operation or use of the Leased Real Property, (ii) zoning, entitlements, building and other land use Laws imposed by any Governmental Body having jurisdiction over the Leased Real Property, which are not violated by the current use, occupancy or operation of the Leased Real Property, and (iii) any right, title or interest of a lessor, sublessor or licensor, or any Lien to which the fee simple interest, or any superior leasehold interest, is subject, in each case that is in existence on the date hereof, (e) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (f) Liens that are disclosed on Section 1.1(d) the Disclosure Letter, (g) Liens specifically reflected in the Financial Statements, (h) purchase money Liens, Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or that arose or were created in the ordinary course of business, and (i) any other claims or Liens that are not material or that do not materially restrict the use of the assets of the Business as conducted prior to the date hereof.
“Person” means any natural person, corporation, body corporate, partnership, limited liability company, proprietorship, trust, union, association, unincorporated organization, Governmental Body or other entity, enterprise, authority or business organization (in each case whether or not having a separate legal personality).
“Personal Data” means any information relating to an identified or identifiable natural person.

“Post-Closing Period Tax Return” means any Tax Return relating to a Post-Closing Tax Period.
“Post-Closing Straddle Period” means the portion of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.
“Post-Closing Taxes” means (a) all Taxes imposed on a Sold Company or Sold Subsidiary attributable to any Post-Closing Tax Period or Post-Closing Straddle Period (such Taxes for such Straddle Period to be apportioned in accordance with Section 9.4(e)), (b) all Excluded Taxes, and (c) all Transfer Taxes for which the Buyer is responsible pursuant to Section 9.4(f); provided, however, that Post-Closing Taxes shall not include any Pre-Closing Taxes.
“Pre-Closing Taxes” means, without duplication, (a) all Taxes imposed on a Sold Company or a Sold Subsidiary attributable to any Pre-Closing Tax Period or any Pre-Closing Straddle Period (such Taxes for a Straddle Period to be apportioned in accordance with Section 9.4(e)); (b) all Taxes imposed on the Company, any Seller or any of their Affiliates (or the Buyer as a method of collecting such Taxes) with respect to the sale of the Shares pursuant to this Agreement, including, for the avoidance of doubt, any such Taxes imposed by Australia, China, India or Singapore; (c) all Taxes imposed on a Sold Company or a Sold Subsidiary as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or analogous state, local or foreign Law) in each case, attributable to a Pre-Closing Tax Period or Pre-Closing Straddle Period; provided, that, this clause (c) shall not apply to any U.K. Taxes arising as a result of a Sold Company or Sold Subsidiary leaving a group after Closing; (d) (i) Taxes (other than Taxes of the U.K.) for which any Sold Company or Sold Subsidiary is liable as a result of having been a member on or prior to the Closing Date of any U.S. federal “affiliated group” (as defined in Section 1504 of the Code) or state, local or foreign combined, unitary or other group, or pursuant to Treasury Regulations Sections 1.1502-6 or analogous state, local or foreign Law and (ii) Taxes of the U.K. for which any Sold Company or Sold Subsidiary is liable as a result of (A) the relevant Sold Company or Sold Subsidiary and another entity (not being a member of the Buyer’s group, a Sold Company or a Sold Subsidiary) (the “Other Company”) having been members on or prior to the Closing Date of the same group or otherwise connected for U.K. tax purposes and (B) the relevant Other Company not having paid Taxes for which it is primarily liable; (e) all Transfer Taxes for which the Company is responsible pursuant to Section 9.4(f); (f) all Taxes arising from, resulting from or related to the Pre-Closing Restructuring; (g) any Taxes of any Sold Company or Sold Subsidiary which arise in connection with the relevant Sold Company or Sold Subsidiary ceasing on or before the Closing to be a member of a corporate group of which it was a member immediately prior to Closing; (h) any and all Taxes arising out of or relating to any misrepresentation, breach or inaccuracy of any representation or warranty of the Company contained in clause (ix), (x), (xiii) or (xiv) of Section 3.14(a) or clause (v), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xv), (xvi), (xvii), (xviii) or (xx) of Section 3.14(b), or breach of any covenant or agreement of the Company or any Seller contained in this Agreement; (i) any payment made after Closing to a member of the Company Group from any Sold Company or Sold Subsidiary in respect of a claim by such Sold Company or Sold Subsidiary for Group Relief for a Pre-Closing Tax Period or Pre-

Closing Straddle Period; (j) any repayment made after Closing by any Sold Company or Sold Subsidiary to a member of the Company Group in respect of amounts received by any Sold Company or Sold Subsidiary in respect of Group Relief surrendered by such Sold Company or Sold Subsidiary for any Pre-Closing Tax Period or Pre-Closing Straddle Period, where the original payment for the Group Relief made to the Sold Company or Sold Subsidiary is later established to have been an overpayment; (k) any obligation of any Sold Company or Sold Subsidiary to repay any amount in respect of any payable research and development expenditure credit assumed or purported to be available or accruing prior to the Closing Date for the purposes of, or otherwise reflected in, the Closing Statements; and (l) any liability of any Sold Company or Sold Subsidiary (other than any Sold Company or Sold Subsidiary organized in the United States) to pay or account for income tax, or social security or national insurance contributions (other than in respect of amounts in relation to Assumed Plans unless arising before the Closing Date), whether arising before or after Closing, in respect of (i) the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of securities, or (ii) any right of a Continuing Employee to receive any cash or other benefit from any Seller or any Affiliate of any Seller (other than a Sold Company or Sold Subsidiary), where the acquisition of the security or the grant of the option, other right to acquire the relevant security, or right to receive such cash or other benefit occurred or arose on or before Closing. For the purposes of determining the existence of or amount of a Pre-Closing Tax, the availability of any Buyer’s Relief shall be disregarded; provided, however, that Pre-Closing Taxes shall not include any Excluded Taxes.
“Pre-Closing Restructuring” means the transactions described on Exhibit C.
“Pre-Closing Restructuring Document” means any agreement, deed, bill of sale, endorsement, assignment, certificate or other instrument, including instruments of conveyance or assignment, to be entered into, executed or delivered by the Company or any of its Subsidiaries after the date hereof in connection with the Pre-Closing Restructuring.
“Pre-Closing Straddle Period” means the portion of the Straddle Period that begins on or before the Closing Date and ends at the end of the day on the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Related Person” means, with respect to an entity, (a) any of its Affiliates, (b) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such entity (or in a similar capacity), or (c) any Person with respect to which such entity serves as a general partner or a trustee (or in a similar capacity).
“Representative” means with respect to any Person, any officer, director or management-level employee of, or any investment banker, attorney or other advisor or representative of such Person.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Party” means, as of any time of determination, the Company and each of its Subsidiaries; provided, that such term shall (a) include each new Subsidiary of the Company created after the date hereof and designated as a Seller pursuant to the Pre-Closing Restructuring, and (b) include only with respect to periods prior to the Closing, and exclude with respect to periods at or following the Closing, the Sold Companies and the Sold Subsidiaries.
“Sellers” means each Person set forth on Schedule A, and such other Subsidiary of the Company as may be designated as a Seller pursuant to updates to the Pre-Closing Restructuring made in accordance with the terms hereof.
“Sellers’ Benefit Plan” means any Benefit Plan that is sponsored or maintained by any Sold Company or Sold Subsidiary, or with respect to which any Sold Company or Sold Subsidiary has any direct or indirect Liability, contingent or otherwise, or that is sponsored or maintained by the Company or any Subsidiary on behalf of, or for the benefit of, one or more Employees.
“Shared Corporate Contract” means any Contract (a) to which any (i) Seller Party (other than a Sold Company or a Sold Subsidiary) is a party, (ii) Sold Company or Sold Subsidiary is a party, and (iii) third party that is not Affiliated with the Company is a party, (b) which benefits both the Business and one or more Excluded Businesses, and (c) pursuant to which the Business purchased goods, property or services from such non-Affiliated third party in excess of an aggregate of $1,000,000 in the fiscal year ended January 3, 2020; provided, that Shared Corporate Contract shall not include (i) Insurance Policies, (ii) Sellers’ Benefit Plans, (iii) Business Guarantees, (iv) Contracts with respect to Indebtedness for borrowed money, (v) Permits, (vi) Contracts relating to any services listed on Section 3.7 of the Disclosure Letter, or (vii) any service addressed in the schedules to the Transition Services Agreement.
“Shared Locations” means, collectively, the real properties identified on Section 1.1(e) of the Disclosure Letter, which are to be subject to the Shared Space Agreements.
“Shared Space Agreements” means, collectively, the arrangements pursuant to which the Company and the Buyer will each occupy certain of the Shared Locations, in each case, on the terms and conditions set forth on Exhibit D-1 and on Exhibit D-2, subject to amendments and modifications as mutually agreed between Buyer and the Company prior to the Closing in respect of jurisdictional considerations, the underlying Contracts related to each Shared Location and good faith negotiations between the Buyer and the Company and commercially reasonable changes and adjustments for each Shared Location in determining an equitable share of space and/or consolidation of operations.
“Shares” means all of the allotted and issued and outstanding Equity Securities of the Sold Companies owned by the Sellers.
“Sold Companies” means, collectively, the Persons listed on Schedule B, and such other Subsidiary of the Company as may be designated as a Sold Company pursuant to updates to the Pre-Closing Restructuring made in accordance with the terms hereof.

“Sold Subsidiaries” means, collectively, the Subsidiaries of each Sold Company, other than any such Subsidiary the Equity Securities of which are to be transferred to the Company or to a Subsidiary of the Company (other than a Sold Company or Sold Subsidiary) prior to the Closing pursuant to the Pre-Closing Restructuring.
“Sold Subsidiaries Shares” means all of the allotted and issued and outstanding Equity Securities of the Sold Subsidiaries.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests or at least a majority of the Equity Securities having by their terms the power to elect a majority of the board of directors of such other Person (or similar governing body), or the sole general partner interest or managing member or similar interest, of such Person.
“Target Working Capital Amount” means $175,059,370.67.
“Tax Benefit Amount Realized” means the excess, if any, of the Hypothetical Tax Liability with respect to a Tax Return over the Actual Tax Liability with respect to such Tax Return.
“Tax Claim” means any claim with respect to Taxes made by a Taxing Authority that, if pursued successfully, would reasonably be expected to serve as a basis for a claim for indemnification under Article X.
“Tax Cost Actually Incurred” means the excess, if any, of the Actual Tax Liability with respect to a Tax Return over the Hypothetical Tax Liability with respect to such Tax Return.
“Tax Proceeding” means any inquiry, claim, audit, examination, contest, litigation or other proceeding with or against any Taxing Authority with respect to Taxes.
“Tax Returns” means all returns, reports, estimates, declarations, information returns, statements, self-assessments, claims, surrenders and acceptance of surrenders, elections and other documents of any nature regarding Taxes in any jurisdiction for any period, including any schedule, attachment or any amendment thereto.
“Tax Sharing Agreement” means any Tax allocation, indemnity, grouping, group payment, sharing or similar agreement or arrangement, including any such agreement or arrangement in respect of value added Tax; provided, however, that a Tax Sharing Agreement does not include (i) contracts entered into in the ordinary course of business the primary purpose of which is not Taxes and (ii) this Agreement.
“Taxes” means any United States or foreign, federal, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other like charges or taxes of any kind whatsoever (including, for the avoidance of doubt, universal service fees and related Federal Communications Commission program fees), whether computed on a separate, consolidated, unitary or combined basis, or in any other manner, and including any interest, penalty, or addition thereto.
“Taxing Authority” means, with respect to any Tax, the Governmental Body that has the power to impose, assess, determine or administer such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Body.
“Third Party Approval” means any consent, approval, Order, authorization or waiver of, or notification to, any Person (including consents or approvals of any Governmental Body).
“Third Party Approval Expense” means any payment or fee payable to a third party in connection with the receipt of a Third Party Approval arising or resulting from, or necessary to effectuate, the consummation (or attempted consummation) of the Contemplated Transactions (other than filing fees under the HSR Act or under any other applicable Antitrust Laws).
“Trade Secrets” means all proprietary and unpatented technology or information that is of value to the Business and has been maintained in confidence and subject to the standards required by applicable Law to protect it as a trade secret by a Sold Company or a Sold Subsidiary.
“Trademarks” means all registered and unregistered trademarks and service marks, all trademark and service mark registrations and applications and all renewals thereof and all trade names, and the goodwill associated with and symbolized by any of the foregoing.
“Transaction Documents” means (a) the Local Transfer Documents, if any, (b) the Transition Services Agreement, (c) the Shared Space Agreements (provided, that, if the Company and the Buyer are unable to finalize the Shared Space Agreement for one or more Shared Locations on or prior to the Closing, the applicable Shared Space Agreement shall not constitute a “Transaction Document”) and (d) the other agreements, documents and instruments expressly contemplated hereby or in connection herewith by all or any of the parties on or before the Closing.
“Transaction Expenses” means, without duplication, solely to the extent unpaid prior to the Closing and excluding, in each case, any recoverable VAT, (a) all costs, fees and expenses incurred (whether or not invoiced or accrued for) or subject to reimbursement by a Sold Company or a Sold Subsidiary (or for which a Sold Company or a Sold Subsidiary is responsible or liable) in connection with or as a result of this Agreement or the Contemplated Transactions for (i) brokerage fees, commissions, finders’ fees or financial advisory fees and, in each case, related costs and expenses; and (ii) fees, costs and expenses of counsel, accountants, appraisers, investment bankers, brokers and other advisors or service providers retained by the Company or any Seller, including relating to the maintenance of any virtual or physical data room, and (b) any stay bonus, transaction completion bonus, change of control bonus, retention bonus, Divestiture Completion Bonus, severance or other bonuses, compensation or payment paid or payable to any current or former Employees or other service providers to the Sold Companies and Sold Subsidiaries (if any) solely in connection with or as a result of this Agreement or the Contemplated Transactions (and, for the

avoidance of doubt, excluding any such bonuses, compensation or payments that are paid or payable as a result of actions by Buyer following the Closing or pursuant to the Retention Arrangements (other than the Divestiture Completion Bonuses)), plus an amount equal to the employer portion of any employment, social security and payroll Taxes payable in connection with such amounts in this clause (b). For the avoidance of doubt, Transaction Expenses shall not include any Liability or financial accommodation that the Buyer elects to incur in connection with the receipt of any Third Party Approval.
“Transfer Tax” means all Taxes imposed in respect of the transfer of the Shares, or Liabilities of any kind, including documentary, recording, registration, stamp, duty, transfer, real estate transfer, sales and use and similar Taxes and fees in all jurisdictions whenever and wherever imposed and, for the avoidance of doubt, shall include all taxes payable in relation to any deemed or indirect transfer of assets or property as a result of a sale of the Shares and all penalties, surcharges, charges, interest and additions thereto but “Transfer Tax” shall not include (a) any charge to capital gains or Income Taxes, or (b) any Taxes (including withholding Taxes) resulting from the Contemplated Transactions for purposes of the relevant provisions of the Indian Income Tax Act, 1961, and the rules made thereunder.
“Transition Services Agreement” means the Transition Services Agreement, to be dated the Closing Date, entered into between the Buyer and the Company, substantially in the form of Exhibit B.
“Treasury Regulations” means the final, temporary or proposed regulations of the Department of the Treasury under the Code, as may be amended from time to time.
“U.K. Sold Company” means L-3 Communications U.K. Ltd., a limited company registered in England and Wales under company number 03385354.
“U.K. Sold Subsidiaries” means, collectively, each Subsidiary of a Sold Company that is organized in the United Kingdom.
“U.K.” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“U.S.” or “United States” means the United States of America.
“U.S. Employee” means (a) any individual designated as a “U.S. Employee” on the list identified in Section 3.16(a) of the Disclosure Letter, and (b) any individual who following the date hereof but prior to the Closing Date becomes employed in a manner permitted by this Agreement by a Sold Company or a Sold Subsidiary that is organized in the United States.
“U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied.
“U.S. Seller” means L3 Technologies, Inc., a Delaware corporation.

“VAT” means “Vat” within the European Economic Area, such Tax as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Economic Area any analogous Tax levied by reference to added value, use, or sales or similar Taxes.
“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA (whether or not subject to ERISA).
Section 1.2    Location of Additional Defined Terms. In addition to the terms defined in Section 1.1, set forth below is a list of terms defined elsewhere in this Agreement.

Term	Section
Accountant	2.4(b)(ii)
Accredited Investor	4.11
Acquired Business	9.9(b)
Acquired Competitive Operations	9.9(b)
Adjustment Report	2.4(b)(iv)
Affiliate Arrangements	3.20
Agreement	Preamble
Allocation Statement	2.6(a)
Allocation Statements	2.6(b)
Antitrust Division	6.1(a)
Balance Sheet	3.10(a)
Business Employees	3.16(a)
Business Guarantees	6.7
Buyer	1.3(w)
Buyer	Preamble
Buyer Indemnified Persons	10.1
Buyer Obligations	12.18
Buyer U.S. Retirement Plan	5.1(d)
Buyer Welfare Plans	5.1(e)
Cap	10.5(b)
Change of Control	Schedule D
Closing	2.3
Closing Conditions	2.3
Closing Date	2.3
Closing Statement	2.4(b)(i)
COBRA	5.1(g)
Combined Tax Return	9.4(a)
Company	Preamble
Company Employees	3.16(a)
Confidentiality Agreement	6.3(a)
Consent Agreement	3.4

Term	Section
Continuing Other Country Employee	5.1(a)
Continuing U.S. Employee	5.1(a)
Controlling Party	9.4(i)(iii)
CTA 2010	3.14(b)
DCSA	3.4
DDTC	3.4
Deductible	10.5(b)
Disclosure Letter	III
Discussion Period	2.4(b)(ii)
Dispute Notice	2.4(b)(ii)
Disputed Item	2.4(b)(ii)
Divestiture Action	5.1(f)
Divestiture Completion Bonus	5.1(f)
Effective Time	2.3
Employees	3.16(a)
Estimated Closing Statement	2.4(a)
Estimated Net Cash	2.4(a)
Estimated Transaction Expenses	2.4(a)
Estimated Working Capital	2.4(a)
Excluded Employees	3.16(a)
Expired Policy	3.18
FA 2003	3.14(b)
Final Capitalization Schedule	3.5(c)
Final Cash Purchase Price	2.4(c)(i)
Final Closing Statement	2.4(b)(iv)
Final Net Cash	2.4(b)(iv)
Final Transaction Expenses	2.4(b)(iv)
Final Working Capital	2.4(b)(iv)
Financial Statements	3.10(a)
Financial Statements Date	3.10(a)
Foreign Interests	4.13(c)
FTC	6.1(a)
GAAR	6.1(a)
Group Policy	6.9
Indemnification Claim	10.4(a)
Indian Exemption Documentation	9.4(l)
Insolvency and Equity Exceptions	3.2
Insurance Policies	3.18
ITEPA 2003	3.14(b)
Key Employee	9.8
LBTT(S)A 2013	3.14(b)

Term	Section
Leased Real Property	3.6(a)
Listed Intellectual Property	3.11(a)
Local Transfer Document	6.6
LTTADT(W)A 2017	3.14(b)
Material Contract	3.12
Material Government Bids	3.13(a)(ii)
Material Government Contracts	3.13(a)(i)
Materiality Qualifications	10.5(i)
Mini-Basket	10.5(b)
NISPOM	3.13(j)
Non-Business Assets	6.5(b)
Non-Business Liabilities	6.5(b)
Non-Controlling Party	9.4(i)(iii)
OCI	3.13(i)
OFAC	3.8(b)
On-Leave Employee	5.1(a)
Parent	Preamble
Pre-Closing Separate Tax Returns	9.4(a)
R&D Sponsor	3.11(f)
Real Property Leases	3.6(a)
Relevant Matter	9.4(i)(i)
Restriction Period	9.9(a)
Retention Arrangements	5.1(f)
Retention Bonus	5.1(f)
Review Period	2.4(b)(ii)
Security Plan	3.11(i)
Seller Indemnified Persons	10.2
Seller Welfare Plans	5.1(e)
Straddle Period Separate Tax Return	9.4(b)
Specified Debentures	1.1
Tax Allocation Statement	2.6(b)
Termination Date	11.1(b)
Third Party Claim	10.4(a)
Trade Controls	3.8(b)
Transfer Date	5.1(a)
Unrestricted Activity	Schedule D
Valuation Firm	9.4(l)
VATA 1994	3.14(b)

Section 1.3    Rules of Construction. The following provisions shall be applied wherever appropriate herein:

(a)    “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(b)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
(c)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(d)    all accounting terms not specifically defined herein shall be construed strictly in accordance with the Accounting Methodology;
(e)    this Agreement and the other Transaction Documents shall be deemed to have been drafted by both the Company and the Buyer and neither this Agreement nor any other Transaction Document shall be construed against any party as the principal draftsperson hereof or thereof;
(f)    any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;
(g)    all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such successor statutes, regulations, or provisions;
(h)    the Exhibits attached hereto and the Schedules delivered contemporaneously herewith are incorporated herein by reference and shall be considered part of this Agreement;
(i)    the headings in this Agreement and the other Transaction Documents are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision hereof;
(a)    the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(b)    the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America;
(c)    any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication;
(d)    the phrase “made available”, when used in this Agreement, shall mean that the information referred to has been electronically made accessible to the relevant parties in the “data room” hosted by Merrill DatasiteOne under “Project Shield Dataroom 2019” (the “Data Room”) prior to 5:00 p.m. (Florida time) on February 3, 2020;
(e)    references to “day” or “days” are to calendar days;
(f)    references to “the date hereof” shall mean as of the date of this Agreement;
(g)    the word “or” shall not be exclusive;
(h)    this “Agreement” or any other “Transaction Document” shall be construed as a reference to this Agreement or, as the case may be, such other Transaction Document, as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(i)    references herein to any Law shall be deemed also to refer to all subordinate legislation, rules and regulations promulgated thereunder;
(j)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;
(k)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;
(l)    any currency conversions made with respect to this Agreement, including conversions of any amounts expressed in a currency other than dollars for the purposes of determining whether any monetary limit or threshold set out herein has been reached or exceeded (as the case may be), or with respect to the calculation of Cash, Closing Working Capital, Transaction Expenses and Closing Indebtedness, will be made at the applicable Period End Rate;
(m)    except with respect to Section 3.1 and Section 3.2, the representations and warranties set forth in Article III that are made with respect to any assets or liabilities are made only to the extent to which such representations and warranties relate to the assets and liabilities of (i) the Sold Companies and Sold Subsidiaries (other than with respect to the Excluded Businesses), or (ii) any other Seller Party relating to the Business, and none of such representations or warranties are being made with respect to the Excluded Businesses or any Non-Business Asset or Non-Business Liability; and
(n)    the references to the “Buyer” in the representations and warranties set forth in Article IV shall also be deemed to include reference to each assignee of the Buyer’s rights or obligations in accordance with this Agreement; provided, that the representation and warranty in the first sentence of Section 4.1 shall be deemed to reference the appropriate jurisdiction of formation of such assignee.
ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1    Transfer of the Shares. On and subject to the terms and conditions of this Agreement, at the Closing, the Company shall, or shall cause the other Sellers, as applicable, to, sell, grant, convey and transfer to the Buyer, and the Buyer shall purchase, acquire and accept from the Company or the other Sellers, as applicable, all of the Sellers’ respective right, title and interest in and to the Shares, free and clear of any and all Liens (other than Liens arising under applicable securities Laws).
Section 2.2    Purchase Price. On and subject to the terms and conditions of this Agreement, in consideration for the sale, grant, conveyance and transfer of the Shares pursuant to Section 2.1, at the Closing, the Buyer shall pay, or cause to be paid, to the Company and one or more of the other Sellers as directed by the Company in writing at least two (2) Business Days prior to the Closing Date and in accordance with the allocations set forth in the Proposed Allocation, the Estimated Cash Purchase Price, subject to adjustment following the Closing as set forth in and determined pursuant to Section 2.4.
Section 2.3    The Closing. On and subject to the terms and conditions set forth herein, the closing of the sale and purchase of the Shares and the other Contemplated Transactions (the “Closing”) shall be held at the offices of the Company, 1025 West NASA Boulevard, Melbourne, Florida 32919, or at such other place or places as the parties may agree at 11:00 A.M., Florida time, subject to Section 11.1, on the second (2nd) Business Day after the applicable conditions set forth in Section 7.1 and Section 8.1 (the “Closing Conditions”) are satisfied or, where a condition is permitted to be waived, otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time and date as may be mutually approved by the parties; provided, however, that the Company shall have the right, in its sole discretion, to defer the Closing until the immediately following Friday following the date that is two (2) Business Days after which the Closing Conditions have been satisfied or otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in any event, no later than the Termination Date (the date of the Closing, the “Closing Date”); provided, for the avoidance of doubt, that the Closing Conditions are satisfied or, where a condition is permitted to be waived, otherwise waived (other than those conditions that by their terms are to be satisfied at the Closing) on such deferred date. All Contemplated Transactions to occur at the Closing shall be deemed to have occurred simultaneously at 11:59 P.M. (Florida time) on the day immediately prior to the Closing Date (the “Effective Time”).
Section 2.4    Purchase Price Adjustment.
(a)    Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company will prepare and deliver to the Buyer a certificate (“Estimated Closing Statement”) setting forth (i) the Company’s itemized good faith calculation of (A) Closing Working Capital (such estimate, “Estimated Working Capital”), (B) the Closing Net Cash (such estimate, “Estimated Net Cash”), and (C) Transaction Expenses (such estimate, “Estimated Transaction Expenses”), and (ii) the calculation of the Estimated Cash Purchase Price as a result of the estimates described in the foregoing clause (i). The Estimated Closing Statement shall be prepared strictly in accordance with the Accounting Methodology and shall be accompanied by reasonably detailed supporting calculations and documentation, including, with respect to Estimated Transaction Expenses to be paid at Closing, invoices in respect thereof in respect of amounts payable to third party service providers or advisors as well as the identity and wire instructions of each Person that is to be paid Transaction Expenses at the Closing and the amount thereof payable to each such Person at the Closing. Any currency conversions made in preparation of the foregoing will be made at the applicable Period End Rate.
(b)    Closing Statements.
(i)    Within ninety (90) calendar days after the Closing Date, the Buyer will deliver to the Company a certificate of the Buyer setting forth (i) the Buyer’s itemized good faith calculation of (A) the Closing Working Capital, (B) the Closing Net Cash, and (C) Transaction Expenses, (ii) the resulting calculation of the Final Cash Purchase Price, assuming the accuracy of the estimates described in the foregoing clause (i), and (iii) the resulting amount of the adjustment(s), if any, to the Estimated Cash Purchase Price, calculated strictly in accordance with the Accounting Methodology and the terms and conditions of this Section 2.4 (the “Closing Statements”), and will be accompanied by reasonably detailed supporting calculations and documentation. Any currency conversions made in preparation of the foregoing will be made at the applicable Period End Rate. The Buyer shall not amend, supplement or modify the Closing Statements following delivery to the Company. The Closing Statements will entirely disregard (a) any and all effects on the assets or liabilities of the Business as a result of any financing or refinancing arrangements entered into at any time by the Buyer or any other transaction entered into after the Closing by the Buyer in connection with the consummation of the Contemplated Transactions, and (b) any of the plans, transactions or changes which the Buyer initiates or makes after the Closing with respect to the Business, or any facts or circumstances arising after the Closing that are unique or particular to the Buyer or any of its assets or liabilities.
(ii)    The Company shall have ninety (90) calendar days from the date on which the Closing Statements are received (“Review Period”) to review the Closing Statements. From the commencement of the Review Period until such time as the Final Cash Purchase Price is finally determined in accordance with this Section 2.4, the Buyer shall, upon the reasonable request of the Company, provide the Company and its Representatives with reasonable access upon reasonable advance notice during normal business hours and in manner so as to not unreasonably interfere with the business of the Company and its Subsidiaries to (A) the books and records of the Sold Companies and the Sold Subsidiaries or any other documents on which the calculations set forth in the Closing Statements are based, including the working papers of the Buyer and (subject to the execution by the Company and its Representatives of customary indemnification and release letters, or such other similar, customary arrangements as may be reasonably required by the Buyer’s accountants) its accountants and other representatives, if any, prepared in connection with the Closing Statements, and (B) such of the Buyer’s, the Sold Companies’ and the Sold Subsidiaries’ personnel, and other Representatives who were responsible for the preparation of the Closing Statements as the Company shall reasonably request. The Buyer hereby agrees that following the Closing Date and prior to the completion of the determination of the Final Cash Purchase Price hereunder, the Buyer shall, and shall cause the Sold Companies and the Sold Subsidiaries to, preserve and not alter or destroy any of the books and records of the Sold Companies and the Sold Subsidiaries, or any other documents on which the calculations set forth in the Closing Statements are based. In the event the Company disagrees with any or all of the calculations set forth in the Closing Statements, the Company shall deliver to the Buyer within the Review Period a written notice of dispute (a “Dispute Notice”) which shall set forth, in reasonable detail and shall be accompanied by reasonably detailed supporting calculations and documentation, the items and amounts in dispute. If the Company does not deliver a Dispute Notice on or before the final day of the Review Period, then the Company shall be deemed to have irrevocably accepted the Closing Statements and each calculation set forth therein and the Closing Statements delivered by the Buyer pursuant to Section 2.4(b)(i) shall be deemed to be final and binding and constitute the Final Closing Statements for all purposes hereunder. The Buyer and the Company shall use reasonable efforts to resolve any amount in dispute raised in the Dispute Notice within twenty (20) Business Days (the “Discussion Period”) commencing on the date the Buyer receives the Dispute Notice from the Company. Any communications between the Buyer and the Company (or their respective Representatives) during the Discussion Period shall be treated as settlement discussion materials pursuant to U.S. Federal Rule of Evidence 408 and similar state rules. If the Company and the Buyer do not obtain a final resolution within the Discussion Period, then the remaining amounts in dispute (each, a “Disputed Item”) shall be submitted thereafter for resolution to KPMG LLP or if such firm refuses or is unable to serve in such capacity, or is otherwise not appointed and engaged for such purpose (including due to a conflict of interest), then another independent nationally recognized accounting firm to be agreed upon by the Company and the Buyer acting reasonably (either such firm, as the case may be, the “Accountant”).
(iii)    The Buyer and the Company shall direct the Accountant to conduct a review of the Disputed Items that are the subject of the Dispute Notice, and shall provide the Accountant with any supporting documentation with respect to the Disputed Items as the Accountant in its sole discretion deems necessary. Each of the Company and the Buyer and their respective Representatives shall be afforded the opportunity to present to the Accountant any material that either the Company or the Buyer deem relevant to settlement of a Disputed Item; provided that such material and its applications would be in accordance with this Section 2.4, and each of the Company and the Buyer shall have a continuing opportunity to discuss the matter and its position with the Accountant, but no such presentation of materials or communication shall be on an ex parte basis unless agreed to in writing by the other party. In its review and calculation of the Disputed Items, such Accountant shall (A) consider only the Disputed Items in the Dispute Notice and shall therefore be bound as to all other matters and calculations as to which the Closing Statements and the Dispute Notice are in accord, (B) be bound in all respects and for all purposes by the definitions hereof and the Accounting Methodology, and shall select, with respect to each Disputed Item, an amount no greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either of the Buyer, as set forth in the Closing Statements or the Company’s position, as set forth in the Dispute Notice, (C) not consider in any respect or for any purpose any settlement discussions or settlement offer made by or on behalf of the Buyer or the Company, unless otherwise agreed by the Buyer and the Company, and no party hereto will disclose (or permit its representatives to disclose) to the Accountant any such discussions or offer, and (D) be limited to fixing mathematical errors and determining whether the Disputed Items were determined strictly in accordance with the Accounting Methodology and this Section 2.4 (and any related definitions), and the Accountant is not to make any other determination, including

(1) whether U.S. GAAP was followed for any purposes under this Agreement, (2) whether the Target Working Capital Amount is correct, (3) the accuracy of the Financial Statements or any representation or warranty in this Agreement or (4) compliance by any party with any of its covenants, agreements or obligations in this Agreement (other than this Section 2.4).
(iv)    The Buyer and the Company shall direct the Accountant to, as promptly as practicable and in no event later than thirty (30) calendar days following its retention by the Buyer and the Company, deliver to the Buyer and the Company a written report (the “Adjustment Report”) setting forth its calculation of the Final Cash Purchase Price based solely on its determination of the Disputed Items in accordance with this Section 2.4. The Adjustment Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the Disputed Items specified in the Dispute Notice, and the revisions, if any, to be made to the Disputed Items of the Closing Statements that are the subject of such Dispute Notice, together with supporting calculations. The Adjustment Report shall be final and binding on the parties, absent manifest error. Such Closing Statements, as so adjusted by the Accountant, or as deemed final pursuant to Section 2.4(b)(ii) above, as the case may be, shall be the “Final Closing Statements” and shall be final and binding on the parties for all purposes hereof. The terms “Final Working Capital”, “Final Net Cash”, and “Final Transaction Expenses” shall mean the Closing Working Capital, Closing Net Cash, and Transaction Expenses, in each case, as set forth in the Final Closing Statements.
(v)    The fees and expenses of the Accountant incurred pursuant to this Section 2.4 shall be borne pro rata as between the Company, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accountant of the Disputed Items weighted in relation to the claims made by the Company and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
(c)    Adjustment to Purchase Price.
(i)    The “Final Cash Purchase Price” means (A) One Billion Dollars ($1,000,000,000), (B) plus the Final Net Cash, (C) (i) plus the amount, if any, by which the Final Working Capital exceeds the Target Working Capital Amount, or (ii) minus, the amount, if any, by which the Target Working Capital Amount exceeds the Final Working Capital, and (D) minus, Final Transaction Expenses.
(ii)    If the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price, the Sellers will be entitled to receive the amount by which the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price pursuant to Section 2.4(d) below.
(iii)    If the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price, then the Buyer will be entitled to receive the amount by which the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price pursuant to Section 2.4(d) below.
(d)    Payment of Adjustment. Payment in respect of the Final Cash Purchase Price shall be made or caused to be made by either party in respect of the amounts determined pursuant to this Section 2.4 and will be due and payable within ten (10) Business Days after the amounts are finally determined pursuant to this Section 2.4 by wire transfer of immediately available funds (denominated in dollars) to the account designated in writing by the payee. Any such payment shall be allocated among and made by and to the applicable Persons that transferred and received the applicable Shares (the applicable Seller and the Buyer or any applicable permitted assignee of the Buyer).
(e)    The procedures set forth in this Section 2.4 are the sole and exclusive mechanism for the adjustment of the Estimated Cash Purchase Price and the determination of the Final Cash Purchase Price. All matters that are the subject of a Dispute Notice shall be conclusively settled between the parties for all purposes of this Agreement (including Section 10.1) pursuant to this Section 2.4, and no claim may thereafter be brought under any other provision of this Agreement (including Section 10.1) with respect to such matters other than to enforce specifically such conclusive settlement.
(f)    Purpose. For the avoidance of doubt, the determination of Closing Working Capital and the preparation of the Closing Statements will take into account only those components (i.e., only those line items) and adjustments reflected on Exhibit A-2. Further to the preceding sentence, the determination of the Estimated Cash Purchase Price and the Final Cash Purchase Price will be strictly in accordance with the Accounting Methodology (and without any change in or introduction of any new reserves), and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Closing Working Capital hereunder is to measure changes in Closing Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Methodology.
Section 2.5    Deliveries at the Closing.
(a)    Closing Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, to the Buyer the following, as applicable:
(i)    the Transaction Documents to which a Seller Party is a party, duly executed by such Seller Party;
(ii)    a certificate or certificates, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), certifying that the sale of the applicable Sold Company or Sold Companies by each Seller (or if such Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a United States Person within the meaning of Section 7701(a)(30) of the Code is exempt from withholding under Section 1445 of the Code;
(iii)    such stock transfers, stock certificates (or local legal equivalent) and other documents or instruments evidencing or otherwise necessary to give effect to the sale, grant, conveyance and transfer of the Shares by each applicable Seller, and in the case of certificated Shares, each duly endorsed in blank, or accompanied by stock powers duly executed in blank (or local equivalent, if applicable); and
(i)    the officer’s certificate provided for in Section 7.1(c).

(b)    Closing Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver, or shall cause to be delivered to:
(i)    the Company, the following:
(1)    the Estimated Cash Purchase Price as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds in dollars to one or more accounts of the Company and one or more other Sellers, as the Company may direct, designated at least two (2) Business Day prior to the Closing Date;
(2)    the Transaction Documents to which the Buyer or one or more of its Affiliates is a party, duly executed by the Buyer; and
(3)    the officer’s certificate provided for in Section 8.1(c); and
(i)    any payees of Estimated Transaction Expenses to be paid at the Closing, the amounts set forth in the Estimated Closing Statement with respect to such payee by wire transfer of immediately available funds to one or more accounts of such payee, as directed by the Company in writing at least two (2) Business Days prior to the Closing Date.
Section 2.6    Allocation of Purchase Price.
(a)    Allocation of Estimated Cash Purchase Price and Final Cash Purchase Price Among Sellers. As soon as practicable prior to the Closing, the Company shall engage a third party valuation firm mutually agreeable to the Buyer and the Company (the cost of which shall be split evenly between the Buyer and the Company) to allocate the Estimated Cash Purchase Price among each of the Sold Companies (such allocation, the “Proposed Allocation”). The Company shall offer the Buyer an opportunity to comment before submitting any written materials to such valuation firm. The Buyer shall be entitled to attend any meetings or conferences with such valuation firm, and the Company shall keep the Buyer apprised of any material developments with respect to preparation of the Proposed Allocation. As soon as practicable after the Proposed Allocation is prepared by such valuation firm, the Company shall provide the Proposed Allocation to the Buyer for review.  The dispute resolution mechanics set forth in Section 2.6(c) with respect to the Allocation Statements shall apply to the Proposed Allocation, mutatis mutandis.  The agreed or finally determined allocation under this Section 2.6(a) shall constitute the “Allocation”.  The Allocation shall be amended as promptly as practicable following the final resolution of the adjustments provided pursuant to Section 2.4 to reflect any such adjustments (such amended allocation, the “Allocation Statement”).
(b)    Allocation of Final Cash Purchase Price Among Assets. As promptly as practicable following the final resolution of the adjustments provided pursuant to Section 2.4, the Company shall provide to the Buyer a proposed allocation of the portion of the Final Cash Purchase Price allocated among each of the Sold Companies pursuant to the Allocation Statement and the applicable liabilities of each of the Sold Companies (or Sold Subsidiaries, as applicable) that are assumed by Buyer (or its applicable Affiliate) among the assets of each respective Sold

Company (and any Sold Subsidiary treated as disregarded therefrom for U.S. federal income tax purposes) in respect of which an entity classification election has been made under Treasury Regulations Section 301.7701-3 to treat such entity as disregarded for U.S. federal income tax purposes, which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations and, to the extent not inconsistent therewith, any other applicable Tax Law (the “Tax Allocation Statement” and together with the Allocation Statement, the “Allocation Statements”).
(c)    If the Buyer does not object to the Allocation Statements by written notice to the Company within thirty (30) days after receipt by the Buyer of the Allocation Statements, then the Allocation Statements shall be deemed to have been accepted and agreed upon, and final, conclusive and binding, for all purposes of this Agreement; provided, however, that the Allocation Statements shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the allocations used to prepare the Allocation Statements under this Agreement. If the Buyer objects to all or a portion of the Allocation Statements, it shall (within thirty (30) days after receipt by the Buyer of the Allocation Statements) notify the Company in writing of its objection to the Allocation Statements and shall set forth in such written notice the disputed item or items and the basis for its objection and the Company and the Buyer shall each act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of the Buyer’s delivery of a written notice of objection to the Allocation Statements, the Buyer and the Company have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented (at the expiration of such thirty (30) day period) to the Accountant, whose determination shall be binding upon the parties. The Buyer and the Company shall request the Accountant to render its determination within forty-five (45) days. The fees and expenses of the Accountant in connection with the resolution of any dispute under this Section 2.6(b) shall be borne pro rata as between the Company, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by the Accountant weighted in relation to the claims made by the Company and the Buyer, such that the prevailing party pays the lesser of such fees, costs and expenses. In the event that any adjustment to the Final Cash Purchase Price is paid between the parties pursuant to the terms of this Agreement (including pursuant to Section 2.6(e)), the Company shall promptly provide the Buyer a revised Allocation Statements and the principles of this Section 2.6(b) shall apply to any such revised Allocation Statements.
(d)    Consistent Reporting. Each of the Company and the Buyer shall, and shall cause their respective Affiliates to, unless otherwise required by a change in applicable Tax Law or final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns in a manner consistent with this Section 2.6 (subject to adjustment in accordance with Section 2.6(e)) and (ii) take no position in any Tax Return, Tax Contest or otherwise that is inconsistent with this Section 2.6, (subject to adjustment in accordance with Section 2.6(e)). In the event that any of the allocations set forth in this Section 2.6 are disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and use commercially reasonable efforts to contest such dispute in a manner consistent with this Section 2.6.

(e)    Adjustments to the Purchase Price. The Buyer and the Company agree to treat any amounts payable after the Closing by a Seller to the Buyer (or by the Buyer to a Seller) pursuant to this Agreement (including, for the avoidance of doubt, any payment under Article X) as an adjustment to the Final Cash Purchase Price, unless a change in applicable Tax Law or final determination by the appropriate Taxing Authority causes any such payment not to be treated as an adjustment to the Final Cash Purchase Price for Tax purposes. The parties agree that, notwithstanding any provision of this Agreement to the contrary, any obligation on any Seller to (i) indemnify or pay damages to any Affiliate of the Buyer under or in connection with this Agreement (including pursuant to Section 10.1) or (ii) pay any Taxes of any Sold Company or Sold Subsidiary shown on a Pre-Closing Separate Tax Return pursuant to Section 9.4(a), shall, if such indemnity payment, damages payment or such payment of Taxes would be subject to Tax (whether by way of deduction at source or otherwise in the hands of the relevant Affiliate) or would cause the relevant Sold Company or Sold Subsidiary to be subject to additional Tax, or would have been so subject to Tax or caused such Tax but for the use of a relief, and in any event where the relevant beneficiary of the payment is a U.K. resident company, be operated as a covenant of the relevant Seller to pay (at the Buyer’s direction) to the Buyer (or any relevant Affiliate thereof acting as a buyer under this Agreement) an amount equal to the sum which would otherwise be due, by way of an adjustment to the Final Cash Purchase Price.
Section 2.7    Withholding. The Buyer shall be entitled to deduct and withhold such amounts as the Buyer is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax Law (including, for the avoidance of doubt, under the provisions of the Indian Income Tax Act, 1961, and the rules made thereunder), with respect to the making of any payment under this Agreement. No later than five (5) days before deducting or withholding any amount pursuant to this Section 2.7, other than any deduction or withholding in respect of any compensatory payments, as a result of a failure to deliver the certificate or certificates required under Section 2.5(a)(ii), or as a result of a failure to deliver the report or certificate required under Section 9.4(l), the Buyer shall use commercially reasonable efforts to notify the Company if it believes any such deduction or withholding will be required, in which case the Buyer shall provide the Company with a reasonable opportunity to provide such forms, certificates or other evidence to reduce the amount of, or eliminate the necessity for, such deduction and withholding. To the extent that amounts are so deducted and withheld by the Buyer and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to such payment hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as expressly disclosed in the corresponding sections or subsections of the disclosure letter delivered by the Company (or as otherwise applicable pursuant to Section 12.11) to the Buyer contemporaneously herewith (the “Disclosure Letter”), the Company hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization; Authority.

(a)    Each of the Sellers is a corporation or other legal entity validly existing under the Laws of the jurisdiction in which it is organized or incorporated and, (i) except for those jurisdictions where the failure to be qualified to do business, individually or in the aggregate, would not have a Material Adverse Effect, duly qualified to do business in each jurisdiction where the conduct of its business makes such qualification necessary, and (ii) except for those jurisdictions where the failure to be in good standing (with respect to jurisdictions that recognize such concept), individually or in the aggregate, would not be material to the Business, taken as a whole, in good standing (with respect to jurisdictions that recognize such concept). Each of the Sellers has, or after giving effect to the Pre-Closing Restructuring will have, all necessary corporate or other applicable entity power, as the case may be, and authority to own the Shares, and together with the Sold Companies and the Sold Subsidiaries, to operate the Business as presently operated. Each of the Sellers has, or after giving effect to the Pre-Closing Restructuring will have, all necessary corporate power and authority to sell, grant, convey and transfer the Shares to the Buyer as contemplated by this Agreement, and to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder.
(b)    Each Sold Company and Sold Subsidiary is a corporation or other legal entity validly existing under the Laws of the jurisdiction in which it is organized or incorporated and, (i) except for those jurisdictions where the failure to be qualified to do business, individually or in the aggregate, would not have a Material Adverse Effect, duly qualified to do business in each jurisdiction where the conduct of its business makes such qualification necessary, and (ii) except for those jurisdictions where the failure to be in good standing (with respect to jurisdictions that recognize such concept), individually or in the aggregate, would not be material to the Business, taken as a whole, in good standing (with respect to jurisdictions that recognize such concept). Each Sold Company or Sold Subsidiary has, or after giving effect to the Pre-Closing Restructuring will have, all necessary corporate or other applicable entity power, as the case may be, to own, lease and operate its assets and properties and carry on its business as conducted as of the date hereof. Each Sold Company or Sold Subsidiary has, or after giving effect to the Pre-Closing Restructuring will have, all necessary corporate or other applicable entity power, as the case may be, and authority to execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder. Each Sold Company or Sold Subsidiary is, or after giving effect to the Pre-Closing Restructuring will be, duly qualified, licensed or registered to transact business as a foreign entity (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except for those jurisdictions where the failure to be so licensed or registered, individually or in the aggregate, would not have a Material Adverse Effect.
(c)    The Company has made available to the Buyer true and correct copies of the Organizational Documents of each Seller, Sold Company and Sold Subsidiary that is in existence on the date hereof, as such Organizational Documents are in effect on the date hereof, and no Seller, Sold Company or Sold Subsidiary is in violation of any of the provisions of its Organizational Documents. As of the Closing Date, any Seller that is not in existence as of the date hereof will not be in violation of any of the provisions of its Organizational Documents. No Sold Company or Sold Subsidiary has any branch or agency outside of its jurisdiction of incorporation.

Section 3.2    Authorization of Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the Contemplated Transactions, (i) by the Company has been, and (ii) in the case of the other Sellers, the Sold Companies and the Sold Subsidiaries, will be prior to the Closing, duly authorized by all necessary corporate or other applicable legal entity action on the part of such party, and, upon such authorization, no other corporate or shareholder proceedings or actions are, in the case of the Company, or will be as of the Closing, in the case of the other Sellers, the Sold Companies and the Sold Subsidiaries, necessary to authorize and consummate this Agreement, the Transaction Documents or the Contemplated Transactions. The Company has duly executed this Agreement and on the Closing Date each of the other Sellers, the Sold Companies, and the Sold Subsidiaries as applicable, will have duly executed and delivered the applicable Transaction Documents to which each such Person will be a party. Assuming due authorization, execution and delivery by the Buyer and Parent, this Agreement constitutes the valid and binding obligation of the Company and each Transaction Document when so executed and delivered will constitute the valid and binding obligation of the applicable Sellers, Sold Companies and/or Sold Subsidiaries, enforceable against each such Seller, Sold Company or Sold Subsidiary party thereto in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles with respect to the availability of specific performance or other equitable remedies (whether considered in a proceeding in equity or at law) (the “Insolvency and Equity Exceptions”).
Section 3.3    No Violations. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation by the Seller Parties of the Contemplated Transactions, do not and will not (a) conflict with, or result in any violation of or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any provision of the Organizational Documents of a Seller Party or under any Material Contract; (b) result in the creation of any Lien (except for Permitted Liens) upon the Shares or the Sold Subsidiaries Shares or any of the respective assets or properties of any Sold Company or Sold Subsidiary; (c) violate any Order against or binding upon, a Seller Party with respect to the Business or any of the Shares or Sold Subsidiaries Shares; or (d) assuming compliance with the matters set forth in Section 3.4, violate any Law applicable to any Seller Party with respect to the Business or any of the Shares or Sold Subsidiaries Shares, except with respect to each of the foregoing clauses (b), (c) and (d) above, for any such conflict, violation, breach, default, creation, termination, cancelation or acceleration of right as would not, individually or in the aggregate, (i) be material to the Business, taken as a whole, or (ii) reasonably be expected to prevent or materially impair or delay the ability of the Sellers to perform their obligations under this Agreement and to timely consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation by the Seller Parties of the Contemplated Transactions, do not and will not conflict with, or result in any violation of or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under the Existing Credit Agreement.

Section 3.4    Governmental Consents and Approvals. Assuming the accuracy of Section 4.4, except for (a) filings under the Antitrust Laws, (b) filings with the U.S. Federal Communications Commission under the FCC Act as listed on Section 3.4 of the Disclosure Letter, (c) filings required solely related to the identity of or any business conducted by the Buyer or its Affiliates, (d) all consents and approvals of Governmental Bodies listed on Section 7.1(e) of the Disclosure Letter, (e) filings that may be required under applicable securities Laws, (f) filings of this Agreement or any other Transaction Document that may be required under Law in any jurisdictions other than the U.S., (g) approvals, consents, waivers or authorizations that may be required as a result of the identity or character of the Buyer, (h) the appropriate facility clearance transfer approval that may be required by the United States Defense Counterintelligence and Security Agency (“DCSA”), and (i) any other approval, consent, waiver or authorization of any Governmental Body where the failure to obtain such approval, consent, waiver or authorization would not be material to the Business, taken as a whole, no approval, consent, waiver or authorization from any Governmental Body is required for or in connection with the execution and delivery by the Company of this Agreement or the Transaction Documents to which any Seller Party are or will be a party or the consummation by the Seller Parties of the Contemplated Transactions. For the avoidance of doubt, no Seller Party is required to provide notice or confirmation to the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) regarding this Agreement or the Transaction Documents pursuant to the Consent Agreement between the Company and DDTC, dated as of September 19, 2019 (the “Consent Agreement”).
Section 3.5    Capitalization of the Sold Companies and the Sold Subsidiaries.
(a)    Set forth on Section 3.5(a) of the Disclosure Letter is, as of the date hereof, the jurisdiction of incorporation, formation or organization and the number of authorized, allotted, issued and outstanding Equity Securities of each of the Sold Companies (to the extent such concepts are applicable), and there are no other authorized, allotted, issued or outstanding Equity Securities of any of the Sold Companies. The issued and outstanding Equity Securities of each of the Sold Companies as of the date hereof are (i) owned of record by the Seller(s) identified on Section 3.5(a) of the Disclosure Letter as owning such Equity Securities, (ii) owned free and clear of any Liens (except for Liens arising under applicable securities Laws) by the applicable Seller(s) identified on Section 3.5(a) of the Disclosure Letter as owning such Equity Securities as of the date hereof, and (iii) applicable Seller(s) have good, valid and marketable title (to the extent such concepts are applicable) of the Equity Securities identified on Section 3.5(a) of the Disclosure Letter as owned by such Seller(s). All of the Equity Securities of each of the Sold Companies have been validly allotted and issued, are fully paid or credited as fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive or similar rights. Except as set forth on Section 3.5 of the Disclosure Letter or as expressly set forth in the Organizational Documents of a Sold Company made available to the Buyer or this Agreement, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, allotment, issuance or voting of any Equity Securities of any of the Sold Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the Equity Securities of any of the Sold Companies.

(b)    Set forth on Section 3.5(b) of the Disclosure Letter is, as of the date hereof, the jurisdiction of incorporation, formation or organization and the number of authorized, issued, allotted and outstanding Equity Securities of each of the Sold Subsidiaries (to the extent such concepts are applicable), and there are no other authorized, issued, allotted or outstanding Equity Securities of any of the Sold Subsidiaries. The (i) issued and outstanding Equity Securities of each of the Sold Subsidiaries as of the date hereof are owned of record by the Sold Company, Sold Subsidiary or, solely with respect to Macdonald Humfrey Automation Middle East Control Systems LLC and MacDonald Humfrey (Automation) India Private Limited, the applicable third party nominee identified on Section 3.5(b) of the Disclosure Letter as owning such Equity Securities, (ii) Sold Subsidiary Shares, are owned free and clear of any Liens (except for Liens arising under applicable securities Laws) by the applicable Sold Company or Sold Subsidiary identified on Section 3.5(b) of the Disclosure Letter as owning such Sold Subsidiary Shares as of the date hereof, and (iii) applicable Sold Company or Sold Subsidiary has good, valid and marketable title (to the extent such concepts are applicable) of the Sold Subsidiary Shares identified on Section 3.5(b) of the Disclosure Letter as owned by such Sold Company or Sold Subsidiary. All of the Equity Securities of the Sold Subsidiaries have been validly allotted and issued, are fully paid or credited as fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive or similar rights. Except as set forth on Section 3.5 of the Disclosure Letter or as expressly set forth in the Organizational Documents of a Sold Subsidiary made available to the Buyer, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, allotment, issuance or voting of any Equity Securities of any of the Sold Subsidiaries, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Securities of any of the Sold Subsidiaries.
(c)    No later than five (5) Business Days prior to the Closing, the Company shall deliver a schedule (the “Final Capitalization Schedule”) setting forth the number of authorized, issued, allotted and outstanding Equity Securities of each of the Sold Companies and the Sold Subsidiaries (to the extent such concepts are applicable) after giving effect to the Pre-Closing Restructuring, and, except as set forth on such Final Capitalization Schedule, as of the date of delivery of the Final Capitalization Schedule and as of the Closing, there will be no other authorized, issued or outstanding Equity Securities of any Sold Company or Sold Subsidiary. As of the date of delivery of the Final Capitalization Schedule and as of the Closing, (i) all of the issued and outstanding Equity Securities of the Sold Companies and the Sold Subsidiaries set forth on the Final Capitalization Schedule will be owned of record by the applicable Seller, Sold Company, Sold Subsidiary or, solely with respect to Macdonald Humfrey Automation Middle East Control Systems LLC and MacDonald Humfrey (Automation) India Private Limited, the applicable nominee identified on Section 3.5(b) of the Disclosure Letter as owning Equity Securities in the same percentages as owned as of the date hereof (x) by the Seller Parties, in the aggregate, on the one hand, and (y) such applicable nominees, on the other hand, (ii) the Shares and the Sold Subsidiary Shares set forth on the Final Capitalization Schedule will be owned free and clear of any Liens (except for Liens arising under applicable securities Laws) by the applicable Seller, Sold Company or Sold Subsidiary identified on the Final Capitalization Schedule as owning such Shares or Sold Subsidiary Shares, and (iii) the applicable Seller, Sold Company or Sold Subsidiary will have good, valid and marketable title (to the extent such concepts are applicable) of the Shares and Sold

Subsidiary Shares identified on the Final Capitalization Schedule as owned by such Seller, Sold Company or Sold Subsidiary.
Section 3.6    Real Property.
(a)    Section 3.6(a) of the Disclosure Letter lists (i) the address of all real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any Sold Company or Sold Subsidiary other than the Non-Business Assets (each property, a “Leased Real Property”); and (ii) the Contracts pursuant to which any Sold Company or Sold Subsidiary leases, subleases or licenses, or is granted a right to use or occupy the Leased Real Property, including all amendments, modifications and supplements thereto (the “Real Property Leases”). One or more of the Sold Companies or Sold Subsidiaries has a valid leasehold interest in, or a valid license or right to use, each Leased Real Property (in respect of which no representation or warranty is made except as set forth in this Section 3.6(a)), free and clear of any and all Liens, other than Permitted Liens. Except as would not reasonably be expected to be material to the Business, taken as a whole, all buildings, structures, fixtures and building systems included in the Leased Real Property are in good operating condition, subject to reasonable wear.
(b)    The Company has made available to the Buyer true, correct and complete copies of each Real Property Lease. Each Real Property Lease is in full force and effect and each Real Property Lease is a valid and binding obligation on the applicable Sold Company or Sold Subsidiary party thereto and, subject to the Knowledge of the Company, any other party thereto. None of the Company, any other Seller, any Sold Company or Sold Subsidiary (i) has received written notice that any Sold Company or Sold Subsidiary is in breach or default under any Real Property Lease and, to the Knowledge of the Company, no other party thereto is in breach or default thereunder, (ii) has received written notice that any event has occurred or that remains uncured that, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default under any Real Property Lease, (iii) has received written notice that any counterparty to any Real Property Lease intends to terminate a Real Property Lease, (iv) has vacated or abandoned any of the Leased Real Property or any portion thereof, or given notice of its intent to do the same, and (v) has received written notice in the twelve (12) months prior to the date hereof that remains uncured from any Governmental Body or, to the Knowledge of the Company, other Person that the use and occupancy of any Leased Real Property, as currently used and occupied by the applicable Sold Company or Sold Subsidiary, the conduct of the Business thereon, as currently conducted, and the structures and improvements located thereon, violate any Real Property Lease or deed restriction and, to the Knowledge of the Company, there are no such violations referred to in this clause (v), except to the extent any of the foregoing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company, any other Seller, any Sold Company or any Sold Subsidiary, as the case may be, has given any written notice to any landlord indicating that it will or will not be exercising any right or option to purchase any of the Leased Real Properties or any portion thereof. Except as set forth on Section 3.6(b) of the Disclosure Letter, the consummation of the Contemplated Transactions will not result in any material violation of or constitute a material breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or right of any landlord under, any Real Property Lease.

(c)    The Sold Companies and Sold Subsidiaries do not own any real property. The Leased Real Property constitutes all of the material real property interests used to conduct the Business, as presently conducted.
Section 3.7    Title to and Sufficiency of Assets. Except for (a) assets used in connection with the provision of services under the Transition Services Agreement, (b) the Company Names, with respect to which the Sold Companies and Sold Subsidiaries will have certain transitional rights pursuant to Section 9.5(a), (c) the Intellectual Property Rights licensed pursuant to Section 9.5(d), (d) Business Guarantees to be terminated in accordance with Section 6.7 and Carve-Out Accounts to be cancelled, repaid or otherwise eliminated in accordance with Section 6.8, (e) Insurance Policies, subject to Section 9.7, (f) the items set forth on Section 3.7 of the Disclosure Letter, (g) the Shared Space Agreements, and (h) assets in support of employee benefit plans for the benefit of Continuing Employees, (1) the Sold Companies and Sold Subsidiaries own, hold or have the right to use (including licenses or pursuant to licenses or other Contracts), and following the consummation of each of the Pre-Closing Restructuring and the Closing will own, hold or have the right to use (including licenses or pursuant to licenses or other Contracts), all of the assets, properties, claims and rights, whether tangible or intangible, whether personal, real or mixed, wherever located, that are necessary for and sufficient to conduct and operate the Business immediately following the Closing in substantially the same manner as conducted and operated in the six (6) month period prior to the Closing and (2) except as would not reasonably be expected to be material to the Business, taken as a whole, there are no Intellectual Property Rights owned by the Sellers or their Affiliates (other than the Sold Companies and the Sold Subsidiaries) that are used in the operation of the Business.
Section 3.8    Compliance with Law; Permits.
(a)    Since January 1, 2018, (i) each of the Sold Companies, Sold Subsidiaries and, with respect to the Business, each of the other Seller Parties, have complied in all material respects with all Laws applicable to such Sold Company, such Sold Subsidiary or the Business, and (ii) no Sold Company, Sold Subsidiary or, with respect to the Business, any other Seller Party, has received any written notice of any material violation or default under any Law applicable to such Sold Company, such Sold Subsidiary or the Business. The Company (to the extent applicable to the Business), the Sold Companies, and the Sold Subsidiaries have obtained, possess and are and have been in material compliance with all Permits under Trade Controls, and all such Permits under Trade Controls are in full force and effect, except where such failure to be in full force and effect would not reasonably be expected to be material to the Business, taken as a whole. Other than with respect Permits under Trade Controls necessary for the conduct of the Business, (A) the Sold Companies and the Sold Subsidiaries have obtained and possess all Permits necessary for the conduct of the Business, except where the failure to possess any such Permit, individually or in the aggregate, would not be material to the Business, taken as a whole, and (B) all such Permits held by the Sold Companies and the Sold Subsidiaries are in full force and effect and no Sold Company or Sold Subsidiary is in breach of any terms and conditions of any such Permit, except where the failure to be in full force and effect or such breach would not reasonably be expected to be material to the Business, taken as a whole. To the Knowledge of the Company, there are no circumstances which are reasonably likely to result in any material Permit being suspended, terminated, varied, revoked or not renewed (in whole or in part).
(b)    The Company (but only to the extent applicable to the Business), the Sold Companies, and the Sold Subsidiaries, and their respective directors, officers, and employees, and to the Knowledge of the Company, any agents acting on their behalf, (i) are and since January 1, 2018 have been in material compliance with U.S. and any applicable foreign economic sanctions Laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and U.S. and applicable foreign Laws and regulations pertaining to export and import controls and anti-boycott requirements, including those administered by the U.S. Departments of Commerce and State (collectively, “Trade Controls”), and (ii) are not and have not been (A) identified on any OFAC List, (B) organized, resident, or located in any country or territory that is itself the subject of economic sanctions; or (C) owned or controlled by any Person or Persons described in clause (A) or (B).
(c)    Since January 1, 2018, there have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings under Trade Controls involving the Company or its Subsidiaries relating to the Business, and to the Knowledge of the Company, there are no pending or threatened claims or investigations involving suspected or confirmed violations thereof.
(d)    Except as set forth in Section 3.8(d) of the Disclosure Letter, the Sold Companies and Sold Subsidiaries are not involved in any AECA and ITAR-regulated activities, as defined in the Consent Agreement.
Section 3.9    Legal Proceedings; Anti-Corruption.
(a)    As of the date hereof, there is no and since January 1, 2018, there has been no Action pending or, to the Knowledge of the Company, threatened in writing, against the Sold Companies, the Sold Subsidiaries or, with respect to the Business, any other Seller Party, by any (i) Governmental Body (other than a Taxing Authority), (ii) Person (other than a Governmental Body) alleging damages in excess of $5,000,000, or (iii) Person seeking any non-monetary, injunctive or equitable relief that, if adversely determined, would be material to the ownership, operation or conduct of the Business in the ordinary course. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, material Action by any (A) Seller Party against any Material Customer or Material Supplier relating to the operation of the Business, or (B) Material Customer or Material Supplier against any Seller Party relating to the operation of the Business. None of the Sold Companies or the Sold Subsidiaries, nor, with respect to the Business, any other Seller Party, is subject to any Order.
(b)    Since January 1, 2018, there has been no pending directed or voluntary disclosures with respect to any potential violation of Anti-Corruption Laws by any Sold Company, Sold Subsidiary or other Seller Party with respect to the Business. To the Knowledge of the Company, since January 1, 2018, no director, officer or employee of any Sold Company or Sold Subsidiary, nor, with respect to the Business, any other Seller Party, has given, offered or solicited or agreed to give, offer or solicit, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment regardless of form and whether in money, property or services, (i) to any government official (whether foreign or local), or (ii) that subjected such Sold Company, Sold Subsidiary or, with respect to the Business, any other Seller Party, to any damage or penalty in any civil, criminal or governmental Action, in each case, in a manner that violated applicable Law.
Section 3.10    Financial Statements; Absence of Certain Developments.
(a)    Attached as Section 3.10 of the Disclosure Letter is (a) an unaudited combined balance sheet of the Business (other than the Non-Business Assets) (the “Balance Sheet”) as of January 3, 2020 (the “Financial Statements Date”), and (b) the related unaudited combined income statement for the Business (other than the Non-Business Assets) for the twelve month period then ended (together with the Balance Sheet, hereinafter being referred to as the “Financial Statements”).
(b)    The Financial Statements (including any related notes and schedules thereto) fairly present in all material respects the financial position and results of operations, as applicable, of the Business as of the applicable date thereof or for the applicable period set forth therein, and such Financial Statements have been (i) derived from the Company’s consolidated financial information and the books and records of the Seller Parties, and (ii) prepared in accordance with the accounting records and policies of the Company and with U.S. GAAP, consistently applied during the periods involved, except (i) for normal quarter-end and year-end audit adjustments (none of which, individually or in the aggregate, would be material to the Business, taken as a whole), (ii) that the Financial Statements do not contain all footnote disclosures required by U.S. GAAP, and (iii) that the Financial Statements (and the allocations and estimations made by the Company in preparing such Financial Statements) (A) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a standalone basis as of such dates or for such periods, and (B) may not be indicative of any such costs to the Buyer, the Sold Companies and the Sold Subsidiaries that will result following the Closing.
(c)    The Company and its Subsidiaries (including the Sold Companies and the Sold Subsidiaries) maintain, with respect to the operations of the Business (i) a system of internal controls over financial reporting that is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements of the Company in accordance with U.S. GAAP, and (ii) accounting controls that are sufficient to provide reasonable assurance in all material respects that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit the accurate preparation of consolidated financial statements in accordance with U.S. GAAP and (C) unauthorized acquisition, use or disposition of the assets of the Business that could have a material effect on the Financial Statements are prevented or timely detected.
(d)    None of the Sold Companies, the Sold Subsidiaries or, with respect to the Business, any other Seller Party, have any Liabilities that are required to be set forth on a combined balance sheet prepared in accordance with U.S. GAAP, except (i) Liabilities reflected on the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statements Date, (iii) Liabilities for Transaction Expenses incurred in connection with the Contemplated Transactions, (iv) Liabilities for future performance under any executory Contract relating to the Business (other than as a result of a breach thereof), and (v) Liabilities that, individually or in the aggregate, would not be material to the Business, taken as a whole.
(e)    Since the Financial Statements Date, there has not been any Material Adverse Effect.
(f)    Except as contemplated by this Agreement and except as set forth in Section 3.10(f) of the Disclosure Letter, since the Financial Statements Date and to the date hereof (%3) the Seller Parties have operated and conducted the Business in the ordinary course of business consistent with past practice, and (%3) none of the Sold Companies, the Sold Subsidiaries or, with respect to the Business, any other Seller Party, have taken any actions that, if taken after the date of this Agreement, would require the Buyer’s prior consent under Sections 6.4(c), 6.4(d), 6.4(f), 6.4(g), 6.4(h), 6.4(i), 6.4(j), 6.4(m), 6.4(n), 6.4(o), 6.4(p), or, solely with respect to the foregoing clauses, 6.4(u).
(g)    Except as set forth on Section 9.10 of the Disclosure Letter, no Sold Company or Sold Subsidiary, nor the Business, has any Liability (whether or not matured, accrued, triggered or otherwise) in respect of any earn-out, deferred purchase price or similar obligation pursuant to an acquisition of an operating business.
Section 3.11    Intellectual Property; Cybersecurity and Data Privacy.
(a)    Section 3.11(a) of the Disclosure Letter sets forth a complete list of all material Owned Intellectual Property consisting of registered or applied for Trademarks, issued or pending Patents, registered Copyrights or Domain Names, including the application or registration number for each such item, where applicable (collectively, the “Listed Intellectual Property”). Each item of Listed Intellectual Property is in good standing with the Governmental Body or Internet Domain Name registrar before which it is registered or pending and, to the Company’s Knowledge, each item of Listed Intellectual Property that is registered or issued is valid and enforceable.
(b)    Except as would not reasonably be expected to be material to the Business, taken as a whole, or as set forth on Section 3.11(b) of the Disclosure Letter, the applicable Sold Company or Sold Subsidiary (i) exclusively owns each item of Owned Intellectual Property owned by that Person free and clear of any Liens (excluding Permitted Liens) and (ii) owns or has a valid right to use all other material Business Intellectual Property to the extent used by any of the Sold Companies or Sold Subsidiaries in the operation of the Business, as applicable.
(c)    Except as would not reasonably be expected to be material to the Business, taken as a whole: (i) none of the Sold Companies or the Sold Subsidiaries has received any notice that it has infringed upon, misappropriated or otherwise conflicted with any Intellectual Property Rights of any third party in the conduct of the Business, and none of them is currently doing any of the foregoing nor has done so since January 1, 2018 (except that the foregoing representation is given to the Company’s Knowledge with respect to Patents); (ii) there are no Actions pending or, to the Company’s Knowledge, asserted or threatened in writing, by or against any Sold Company or Sold Subsidiary alleging any such infringement, misappropriation or conflict or otherwise concerning any of the Sold Companies’ or Sold Subsidiaries’ use, ownership, validity, registerability or enforceability of the Owned Intellectual Property; and (iii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise conflicting with the Owned Intellectual Property or has done so since January 1, 2018.
(d)    Each of the Sold Companies and Sold Subsidiaries has taken commercially reasonable measures to protect the secrecy, confidentiality, and value of the material Trade Secrets and other material confidential information used in the Business (including those contained in the Business Intellectual Property). To the Company’s Knowledge, since January 1, 2018, no such material Trade Secrets or material confidential information have been disclosed to or discovered by any Person except pursuant to non-disclosure or other confidentiality arrangements that obligate that Person to maintain the confidentiality of such Trade Secrets and confidential information.
(e)    Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) to the Company’s Knowledge, no current or former director, employee, contractor, shareholder or agent of the Sold Companies or Sold Subsidiaries is in default or breach of any provision relating to the ownership or assignment to a Sold Company or Sold Subsidiary of, or the non-disclosure of or other obligation to keep confidential, any material Business Intellectual Property, which provision is contained in any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement, and (ii) one of the Sold Companies or Sold Subsidiaries is a party to written agreements with all Persons that have conceived, developed or created material Intellectual Property Rights owned or purported to be owned by one of the Sold Companies or Sold Subsidiaries for use in the operation of the Business, pursuant to which agreements the entire right, title and interest in and to those Intellectual Property Rights are assigned to one of the Sold Companies or Sold Subsidiaries.
(f)    No military, Governmental Body or university (each, a “R&D Sponsor”) has funded or has any claim of, ownership of, any Business Intellectual Property. To the Company’s Knowledge, no research and development conducted in connection with the Business was performed by an employee or independent contractor of any R&D Sponsor.
(g)    To the Company’s Knowledge, the material Business IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) are free from material bugs and other material defects, have not materially malfunctioned within the past one (1) year, and (iii) do not contain any material virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Business IT Asset. Except as would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2018, the Sold Companies and Sold Subsidiaries have (i) evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk and (ii) conducted and maintain up-to-date cybersecurity and malicious insider risk assessments. Except as would not reasonably

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be expected to be material to the Business, taken as a whole, (A) each of the Sold Companies and Sold Subsidiaries is in compliance in all material respects with the terms of any applicable open source licenses with respect to its use of Open Source Software, and (B) such use would not reasonably be expected to require the licensing, disclosure or distribution of source code material to the Business to any other Person, or require the licensing or distribution of any Computer Software material to the Business to any other Person for the purpose of making derivative works, in each case, at no or minimal charge.
(h)    Each of the Sold Companies and Sold Subsidiaries complies, and since January 1, 2018 have complied, in all material respects with the Data Security Requirements. Neither the negotiation or consummation of the Contemplated Transactions, nor any disclosure or transfer of information in connection therewith, will materially breach or otherwise cause any material violation of any Data Security Requirement.
(i)    Since January 1, 2018 (i) there has been no pending or, to the Knowledge of the Company, threatened Action against any Sold Company or Sold Subsidiary concerning any Data Security Requirement or compliance therewith or violation thereof. Each of the Sold Companies and Sold Subsidiaries has implemented and maintains a commercially reasonable information security plan (the “Security Plan”), which implements administrative, technical, and physical safeguards designed to protect the integrity and security of Business IT Assets owned, used by, or controlled by the Sold Companies or Sold Subsidiaries and the information and data stored therein (including Personal Data and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification or disclosure, including cybersecurity and malicious insider risks, and, to the Knowledge of the Company, there has been no such loss, damage, misuse or unauthorized use, access or disclosure of such information or data. The Security Plan conforms in all material respects to the Data Security Requirements.
(j)    Since January 1, 2018, none of the Sold Companies or the Sold Subsidiaries have received any written notice of a claim, investigation or alleged violation of any Data Security Requirement and, to the Company’s Knowledge, there are no facts or circumstances which could form a non-frivolous basis for any such claim, investigation or violation. Since January 1, 2018, to the Knowledge of the Company, (i) there has been no loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of sensitive data, including Personal Data, controlled by the Sold Companies or Sold Subsidiaries in connection with the operation of the Business, (ii) there have been no material security breaches relating to any IT Assets owned, used by or controlled by the Sold Companies or Sold Subsidiaries in the operation of the Business, and (iii) there have been no material cybersecurity incidents related to U.S. covered defense information, U.S. federal government classified or controlled unclassified information, or sensitive security information possessed by any Sold Company, Sold Subsidiary or, with respect to the Business, any other Seller Party.
Section 3.12    Contracts. The Company has made available to the Buyer true, correct and complete copies of all outstanding Material Contracts existing as of the date hereof. “Material Contract” means any Contract (other than Benefit Plans, Labor Contracts, Real Property

Leases, Government Contracts and Government Bids) to which a Sold Company or Sold Subsidiary is a party that is:
(a)    a Contract, under which any of the Sold Companies or Sold Subsidiaries has made payments, or has recognized revenue (as defined by U.S. GAAP), of more than $3,000,000 (or local currency equivalent) in the twelve (12) calendar months ended January 3, 2020 (it being acknowledged and agreed by the parties that Section 3.12(a) of the Disclosure Letter does not include any purchase order under which the Sold Companies or Sold Subsidiaries make payments);
(b)    a Contract that is a joint venture agreement, operating agreement or similar agreement with respect to an Equity Security that any Sold Company or Sold Subsidiary has in a Person that is not directly or indirectly wholly owned by the Company;
(c)    a Contract that contains any (i) “most favored nation” or similar provision in favor of a Person other than the Sold Companies or any Sold Subsidiary, (ii) a provision expressly requiring any Sold Company or Sold Subsidiary to purchase goods or services exclusively from another Person, or (iii) express restriction on the ability of any Sold Company or Sold Subsidiary to (A) compete in any line of business or with any Person, (B) provide services generally or in any market segment or any geographic area, or (C) solicit or hire any Person or solicit business from any Person, except, in each case of clauses (i), (ii) and (iii), for exclusive reseller or distributor or similar Contracts entered into in the ordinary course of business;
(d)    a Contract (i) pursuant to which any Sold Company or Sold Subsidiary has (A) incurred or become liable for any Indebtedness owed to any Person (other than a Seller Party), or (B) made any loan, capital contribution to, or other investment in, any Person (other than a Seller Party), and that, in the case of each of the foregoing clauses (A) and (B), contains outstanding obligations, or (ii) encumbering the Equity Securities of any Sold Company or Sold Subsidiary with any Lien (other than Liens arising under applicable Securities Laws);
(e)    a Contract or series of related Contracts under which any Sold Company or any Sold Subsidiary may be obligated to dispose of or acquire any assets or properties material to the Business;
(f)    a Contract granting to any Person a right of first refusal, right of first offer or other similar right to purchase any of the properties or assets of the Business;
(g)    a Contract (i) pursuant to which any Sold Company or Sold Subsidiary or, with respect to the Business, any other Seller Party, acquired or disposed of another operating business or acquired or disposed of a material amount of stock or assets of any other Person or business (in each case, whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into within the five (5) year period prior to the date hereof, or (B) that contains any outstanding earn-out, deferred purchase price or similar obligation pursuant to an acquisition of an operating business (whether or not matured, accrued, triggered or otherwise), or (ii) that contains any outstanding obligation of a Sold Company or a Sold Subsidiary to indemnify any third party for, or obligates a Sold Company or Sold Subsidiary to assume, environmental or other

Liabilities of any third party, other than, in the case of this clause (ii), Contracts entered into in the ordinary course of business;
(h)    a Contract that involves any resolution or settlement (in whole or in part) of any actual or threatened Action involving the Business that (i) has not been fully performed by the Seller Parties prior to the date hereof, (ii) was entered into within the five (5) years prior to the date hereof and that involves aggregate payments in excess of $3,000,000, or (iii) imposes any continuing injunctive or other non-monetary relief on the Business or any Sold Company or Sold Subsidiary;
(i)    a Contract that is a Business IP Agreement that is material to the Business, other than non-exclusive licenses granted in the ordinary course of business and licenses for software that is generally commercially available on non-discriminatory terms;
(j)    a lease of real property under which any Sold Company or Sold Subsidiary is a lessor or landlord; and
(k)    Shared Corporate Contracts.
A list as of the date of this Agreement of all Material Contracts is set forth on Section 3.12 of the Disclosure Letter. Except as set forth on Section 3.12 of the Disclosure Letter, (i) each Material Contract (A) is a valid and binding agreement of the applicable Seller Party and, to the Knowledge of the Company, each other party thereto, (B) is in full force and effect, and (C) subject to the Insolvency and Equity Exceptions, is enforceable against the applicable Seller Party and, to the Knowledge of the Company, each other party thereto, and (ii) except as would not be material to the Business, taken as a whole, as to each Material Contract, except for breaches or defaults that have been cured and for which the breaching or defaulting party has no Liability, there does not exist thereunder any breach or default on the part of any Seller Party, and there does not exist, to the Knowledge of the Company, any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such breach or default thereunder. No Seller Party has received written notice that any event has occurred (that remains uncured) that, with or without the lapse of time or the giving of notice, or both, would constitute a material breach or default under any Material Contract by any Seller Party or, to the Knowledge of the Company, any other party thereto.
Section 3.13    Government Contracts.
(a)    Generally.
(i)    Each Current Government Contract that has generated or that the Company would reasonably expect to generate more than $3,000,000 in revenue to the Sold Companies and Sold Subsidiaries over the life of such Government Contract is listed on Section 3.13(a)(i) of the Disclosure Letter (the “Material Government Contracts”).
(ii)    Section 3.13(a)(ii) of the Disclosure Letter lists and identifies each outstanding Government Bid existing as of the date hereof, that, if accepted, would lead to a

Government Contract that the Company would reasonably expect to generate more than $3,000,000 in revenue to the Business over the life of such Government Contract (the “Material Government Bids”).
(iii)    Each Current Government Contract is, or after giving effect to the Pre-Closing Restructuring in accordance with the terms and conditions hereof will be, an asset of the Sold Companies or Sold Subsidiaries.
(b)    Compliance with Law, Regulation and Contractual Terms.
(i)    Except as set forth on Section 3.13(b)(i) of the Disclosure Letter, (i) each Material Government Contract (A) is a valid and binding agreement of the applicable Seller Party and, to the Knowledge of the Company, each other party thereto, (B) is in full force and effect, and (C) subject to the Insolvency and Equity Exceptions, is enforceable against the applicable Seller Party and, to the Knowledge of the Company, of each other party thereto, and (ii) except as would not be material to the Business, taken as a whole, as to each Material Government Contract, there does not exist thereunder any material breach or default on the part of any Seller Party, and there does not exist, to the Knowledge of the Company, any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such material breach or default thereunder. No Seller Party has received written notice that any event has occurred (that remains uncured) that, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default under any Material Government Contract by any Seller Party or, to the Knowledge of the Company, any other party thereto.
(ii)    The Sold Companies and Sold Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all applicable statutory and regulatory requirements pertaining to the Material Government Contracts and the Material Government Bids. None of the Material Government Contracts or Government Bids are set aside for, or, to the Knowledge of the Company, were awarded based upon a small business status, small disadvantaged business status, historically underutilized business zone small business status, women owned small business status, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status.
(iii)    The Sold Companies and Sold Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the Material Government Contracts, whether incorporated expressly, by reference, or by operation of Law. None of the Material Government Contracts are required to be terminated by a Governmental Body solely as a result of the consummation of the Contemplated Transactions. The Sold Companies and Sold Subsidiaries have not assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of the Sold Companies and Sold Subsidiaries arising under any Material Government Contract. None of the Sold Companies or Sold Subsidiaries are parties to a Current Government Contract requiring any of the Sold Companies or Sold Subsidiaries to comply with General Services Acquisition Regulation 552.238-80 or 552.238-81.

(iv)    To the Knowledge of the Company, the Sold Companies and Sold Subsidiaries since January 1, 2018 have not made any payment, directly or indirectly, to any Person in violation, in any material respect, of applicable Laws, including the Procurement Integrity Act (41 U.S.C. §§ 2101-2107), the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.) and other Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments. To the Knowledge of the Company, the Sold Companies, the Sold Subsidiaries, and their respective employees have complied in all material respects with all applicable Laws regarding the hiring of former employees of the U.S. government and the hiring of former employees of any other Governmental Body, including Anti-Corruption Laws, the Ethics Reform Act, 18 U.S.C. § 201 et seq., the Procurement Integrity Act, and to the extent applicable, the requirements of DFARS 252.203-7000.
(c)    Disputes, Claims and Litigation. To the Knowledge of the Company, as of the date hereof, there exist no outstanding asserted disputes, claims, or written requests for equitable adjustment for an amount in excess of $3,000,000 between any Sold Company or Sold Subsidiary, on the one hand, and either any Governmental Body or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Material Government Contract or Material Government Bid. To the Knowledge of the Company, no Material Government Contract or Material Government Bid is the subject of protest proceedings. To the Knowledge of the Company, there are no pending administrative, civil or criminal allegations, investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Body concerning any Current Government Contract. Since January 1, 2018, none of the Sold Companies or Sold Subsidiaries (i) has made any disclosure to any Governmental Body pursuant to any voluntary disclosure or the FAR mandatory disclosure provisions (FAR 3.1003, 9.406-22(b)(1)(vi), 9.407-2(a)(8) & 52.203-13) in connection with any Current Government Contract or Government Bid or (ii) has received credible evidence of a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment, in connection with the award, performance, or closeout of any Current Government Contract or receiving a Current Government Contract as a result of a Government Bid that would require such a mandatory disclosure.
(d)    Sanctions and Termination. To the Knowledge of the Company, as of the date hereof, no Sold Company, Sold Subsidiary or the Company has received any show cause, cure, deficiency, default, or similar notice in writing relating to any Material Government Contract. Since January 1, 2018, neither the Sold Companies or Sold Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, or consultants was suspended, debarred or proposed for suspension or debarment from government contracting. As of the date hereof, the Sold Companies and Sold Subsidiaries have not received any notice in writing terminating or indicating a final decision to terminate any Material Government Contract for default or convenience that is expected to have a Material Adverse Effect.
(e)    Accounting and Business Systems. Except as set forth on Section 3.13(e) of the Disclosure Letter, the accounting and business systems used by the Sold Companies and Sold Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with applicable Law and are adequate (i) for estimating, accumulating and billing costs under and otherwise for complying with the Current Government Contracts and (ii) to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the terms and conditions of the Current Government Contracts and applicable Law in all material respects. Except as set forth on Section 3.13(e) of the Disclosure Letter, all material costs charged to any Material Government Contract have been or shall be allowable, allocable, reasonable, and reimbursable in accordance with the FAR, applicable cost principles, and the terms of the underlying Government Contracts. Since January 1, 2018, neither the Sold Companies nor Sold Subsidiaries have submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Current Government Contract or Government Bid.
(f)    Audits. Section 3.13(f) of the Disclosure Letter lists each final cost audit report received by the Sold Companies or Sold Subsidiaries and issued by any Governmental Body since January 1, 2018 with respect to any Current Government Contract or of any indirect cost, other cost or cost accounting practice of the Sold Companies and the Sold Subsidiaries. Correct and complete copies of each such report have been provided to the Buyer.
(g)    Backlog. Section 3.13(g) of the Disclosure Letter sets forth for each Material Government Contract having backlog as of December 30, 2018, the dollar amount of funded and unfunded backlog of the Sold Companies or Sold Subsidiaries, as applicable, thereunder as of such date (calculated by the Sold Companies or Sold Subsidiaries consistent with past practice). No Material Government Contract is incurring or currently projects losses or cost overruns in an amount exceeding $100,000 on an annual basis.
(h)    Use of Intellectual Property. Neither the Sold Companies nor Sold Subsidiaries are, and since January 1, 2018, have been, using any Intellectual Property Rights developed under any Government Contract for purposes outside of the scope of such Government Contract without having validly obtained any necessary prior permission of the Governmental Body involved.
(i)    Organizational Conflicts of Interest. Without regard to or giving effect to the Contemplated Transactions, the Sold Companies and Sold Subsidiaries have not performed any activities under any Current Government Contract, and to the Knowledge of the Company, no other facts or circumstances exist, that have created, or would create or result in the Sold Companies or Sold Subsidiaries having, an organizational conflict of interest (“OCI”), as defined in FAR subpart 9.5, DFARS subpart 209.5, and the provisions of the Weapons System Acquisition Reform Act of 2009.
(j)    National Security Obligations. As of the date hereof, the Sold Companies and Sold Subsidiaries and their respective employees hold such security clearances as are required, in all material respects, to perform any Current Government Contracts of the type currently being performed by it. The Sold Companies and Sold Subsidiaries have received a rating of satisfactory or better on the last three (3) vulnerability assessments from the DCSA and have to the Knowledge of the Company, complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the

National Industrial Security Program Operating Manual (“NISPOM”). No notice of revocation, suspension or invalidation from the DCSA or any other Governmental Body has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance, and, to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.
Section 3.14    Taxes.
(a)    General and U.S. Tax Matters. (%3) All material Tax Returns required to be filed by, or with respect to, each of the Sold Companies and each of the Sold Subsidiaries has been timely filed and all such Tax Returns are correct and complete in all material respects; (%3) all material amounts of Taxes required to be paid by each of the Sold Companies and each of the Sold Subsidiaries have been duly and timely paid as of the date hereof, and no material deficiency for Taxes has been asserted or assessed in writing against any Sold Company or Sold Subsidiary, except for deficiencies that have been fully satisfied by payment, settled or withdrawn, or that are specified in Section 3.14(a)(ii) of the Disclosure Letter and are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (%3) each of the Sold Companies and Sold Subsidiaries has, in all material respects, withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (%3) there are no Liens with respect to Taxes (other than Permitted Liens) upon the assets or properties of any of the Sold Companies or any of the Sold Subsidiaries; (%3) there is no audit pending, or to the Knowledge of the Company, threatened in writing against or with respect to any Sold Company or Sold Subsidiary in respect of any Tax; (%3) none of the Sold Companies or Sold Subsidiaries has waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency, which period has not yet expired; (%3) none of the Sold Companies or Sold Subsidiaries has received written notice of any claim by a Taxing Authority in a jurisdiction where such Sold Companies or Sold Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Taxing Authority; (%3) none of the Sold Companies or Sold Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any similar legislation in another jurisdiction (and in particular under provisions of Part 7 of the U.K.’s Finance Act 2004) excluding, for the avoidance of doubt, Council Directive 2018/822 of the Council of the European Union and any applicable implementing legislation; (%3) Section 3.14 of the Disclosure Letter sets forth every Tax Sharing Agreement to which any Sold Company or Sold Subsidiary is a party, and none of the Sold Companies or Sold Subsidiaries will have any obligation after the Closing Date under any Tax Sharing Agreement, other than an obligation to another Sold Company or Sold Subsidiary; (%3) Section 3.14 of the Disclosure Letter sets forth every Sold Company and Sold Subsidiary in respect of which an entity classification election has been made under Treasury Regulations Section 301.7701-3, and no such election has been or will be made with an effective date after the Closing Date; (%3) no Sold Company or Sold Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code in the two years prior to the date of this Agreement; (%3) no Sold Company or Sold Subsidiary has been a member of an affiliated group (other than any such group (x) consisting solely of Sold Companies and Sold Subsidiaries or (y) of which a Seller or any Affiliate of a Seller is a member on the Closing Date) filing a combined, consolidated, unitary or other similar group Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor; (%3) none of the Sold Companies or Sold Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, any written “closing agreement” with a Taxing Authority executed prior to the Closing, any installment sale or open transaction disposition made prior to the Closing or any deferred revenue accrued or prepaid amounts received prior to the Closing; (%3) each Seller that will transfer shares of a Sold Company incorporated or organized under the Laws of the United States is a “United States person” within the meaning of Section 7701(a)(30) of the Code; and (%3) no transaction, act, omission or event has occurred in consequence of which any Sold Company or Sold Subsidiary is or may be held liable for any Tax or deprived of any relief or allowances otherwise available to it in consequence of any Tax or may otherwise be held liable for or to indemnify any person in respect of Tax where some other company or person is or may become primarily liable for the Tax in question (whether by reason of any such company being or having been a member of the same group of companies or otherwise).
(b)    U.K. Tax Matters. The representations in this Section 3.14(b) are given in respect of U.K. Tax matters only. (%3) Each Sold Company or Sold Subsidiary is a qualifying company for the purposes of Schedule 46 of the U.K.’s Finance Act 2009 (the senior accounting officer rules) and has complied with the provisions of such Schedule 46; (%3) no Sold Company or Sold Subsidiary has, at any time, been obliged to make a notification to a relevant Taxing Authority under section 92 of the U.K.’s Finance Act 2015 (diverted profits tax), and nor has any Sold Company or Sold Subsidiary received a preliminary notice under section 93 of such Act; (%3) no Sold Company or Sold Subsidiary holds, nor has in the last six years held, any right to which Part 8A of the U.K.’s Corporation Tax Act 2010 (“CTA 2010”) (patent box) applies (including an exclusive license within the meaning of section 357BA of CTA 2010); (%3) Section 3.14(b)(iv) of the Disclosure Letter contains full particulars of all arrangements relating to relief under Part 5 and Part 5A of CTA 2010 (group relief) or section 171A of the U.K.’s Taxation of Chargeable Gains Act 1992 to which any Sold Company or Sold Subsidiary is or has in the last six years been a party and (A) all claims by any Sold Company or Sold Subsidiary for such relief in the last six years were valid when made and are now valid and have been or will be allowed by way of relief from corporation tax, (B) no Sold Company or Sold Subsidiary has in the last six years made nor is it liable to make any payment for group relief or group-relief for carried-forward losses otherwise than in consideration for the surrender of such relief allowable to such Sold Company or Sold Subsidiary by way of relief from corporation tax, (C) no Sold Company or Sold Subsidiary in the last six years has been party to a surrender of a tax refund under Part 22, Chapter 4 of CTA 2010, (D) each Sold Company or Sold Subsidiary has received all payments due to it under any arrangement or agreement for the surrender of group relief or group relief for carried-forward losses by it for all periods prior to the Closing Date, (E) no such payment exceeds or could exceed the amount permitted by sections 183 or section 188FA of CTA 2010, as the case may be, and (F) there are not, and have not existed, for any period of account in respect of which a surrender has been made or purports to have been made any arrangements such as are specified in sections 154 to 156 of CTA 2010, or option arrangements such as are specified in section 173 of CTA 2010; (%3) other than the group payment arrangements of which L-3 Communications U.K. Ltd is (and has, throughout the existence of such arrangements, always been) the nominated member, no Sold Company or Sold Subsidiary is nor has at any time in the last six years been party to any arrangements with HM Revenue & Customs with respect to payment of corporation tax pursuant to sections 59F to 59H of the U.K.’s Taxes Management Act 1970 (group payment arrangements); (%3) no relevant steps (within the meaning of Part 7A of the U.K.’s Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”)) have been taken by an employee benefit trust or any other third person for the benefit of or otherwise in relation to any employee or former employee of a Sold Company or Sold Subsidiary (or any person connected with such employee or former employee) to which an income tax charge has applied or will apply pursuant to the provisions of Part 7A of ITEPA 2003; (%3) no restricted securities or restricted interests in securities (within the meaning of section 423 of ITEPA 2003) in relation to which any Sold Company or Sold Subsidiary is, has been or will be the employer have at any time been acquired by any person; (%3) Section 3.14(b)(viii) of the Disclosure Letter lists each Sold Company or Sold Subsidiary which is a taxable person for the purposes of the U.K.’s Value Added Tax Act 1994 (“VATA 1994”) and all regulations, orders, notices and other provisions made under such legislation (or the equivalent Tax legislation in any other jurisdiction) and each Sold Company or Sold Subsidiary as is required to be is duly registered for the purposes of value added tax; (%3) no Sold Company or Sold Subsidiary, nor any relevant associate (within the meaning of paragraph 3 of Schedule 10 of VATA 1994), has exercised an option to tax under paragraph 2 of Schedule 10 of VATA 1994, or will exercise such an option prior to Closing and no permission to opt has been sought or granted; (%3) no Sold Company or Sold Subsidiary is a member of a U.K. VAT group of which a member of the Company Group is also a member; (%3) any document that is reasonably likely to be necessary in proving the title in the U.K. of any Sold Company or Sold Subsidiary to any asset which is owned by any Sold Company or Sold Subsidiary at the Closing Date, and each document which is reasonably likely to be required by any Sold Company or Sold Subsidiary to enforce or produce in evidence in the U.K., is duly stamped for stamp duty purposes, and no such documents which are outside the U.K. would attract stamp duty or penalties for unpaid stamp duty if they were brought into the U.K.; (%3) each Sold Company and Sold Subsidiary has duly and punctually paid all stamp duty land tax, land and building transaction tax and land transaction tax which has arisen as a result of a land transaction (within the meaning given in Part 4 of the U.K.’s Finance Act 2003 (“FA 2003”), Land and Buildings Transaction Tax (Scotland) Act 2013 (“LBTT(S)A 2013”) or Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017 (“LTTADT(W)A 2017”), as applicable) entered into on or before Closing and all land transaction returns have been properly submitted; (%3) no Sold Company or Sold Subsidiary is or has been party to any land transaction in respect of which such Sold Company or Sold Subsidiary could at any time on or after Closing be required to pay any stamp duty land tax, land and building transaction tax or land transaction tax under any provisions of any Law; (%3) no Sold Company or Sold Subsidiary at the date of this Agreement holds any estate or interest in land in the U.K. or any estate or interest which is derived from such an estate or interest that was acquired by it whether by instrument or not within three years prior to the date of this Agreement such acquisition (or instrument) having been exempt from stamp duty land tax, land and building transaction tax or land transaction tax on the basis that any relief under Schedule 7 of FA 2003, Schedules 10 or 11 of LBTT(S)A 2013, or Schedules 16 or 17 of LTTADT(W)A 2017, applied; (%3) no circumstances exist under which any Sold Company or Sold Subsidiary may be required to pay any unpaid stamp duty land tax, land and building transaction tax or land transaction tax within paragraphs 5 and 12 of Schedule 7 of FA 2003, paragraph 42B of schedule 10 or paragraph 35B of Schedule 11 of LBTT(S)A 2013, or paragraph 13 of schedule 16 or paragraph 8 of Schedule 17 of LTTADT(W)A 2017; (%3) no Sold Company or Sold Subsidiary is, or has ever been, required to register as a ‘contractor’ as defined by section 59 of the U.K.’s Finance Act 2004; (xvii) each Sold Company and Sold Subsidiary has maintained and has in its possession or under its control all records and documentation which are required by Law to be maintained for the purposes of Tax, together with such additional records as are necessary to enable it to prepare complete, correct and accurate returns and to determine an accurate calculation of its liability to Tax (including on the future disposal of any asset owned at the date of this Agreement) or its entitlement to any reliefs, including, for the avoidance of doubt, transfer pricing policies, records and documentation in relation to transactions between Affiliates; (xviii) no Sold Company or Sold Subsidiary has entered into any indemnity, guarantee or covenant under which such Sold Company or Sold Subsidiary has agreed to pay any amount in respect of or discharge any other person’s liability to Tax (or any amount equivalent to Tax), provided that this sub-clause (xviii) shall not apply in respect of any indemnity, guarantee or covenant given by any Sold Company or Sold Subsidiary in the course of a transaction for the purchase by it of any entity; (xix) no Sold Company or Sold Subsidiary has been a party to, or otherwise been involved in, any transaction, series of transactions, scheme or arrangement containing steps or stages that have no commercial purpose or designed wholly or mainly for the purpose of avoiding Tax, that are intended to reduce a liability to pay or account for any amounts of or in respect of Tax, which otherwise have the main purpose (or a main purpose) of obtaining a Tax advantage, or that have been or could be counteracted under the general anti-abuse rule (the “GAAR”) in Part 5 of the U.K.’s Finance Act 2013, or in respect of which any Sold Company or Sold Subsidiary has received or could receive a notice under the GAAR; and (xx) each Sold Company or Sold Subsidiary which is incorporated in the U.K., and MacDonald Humfrey Automation Middle East Control Systems LLC, is and always has been solely resident for Tax purposes in the U.K. and has never been resident in any other territory or treated as so resident for any Tax purposes or any double tax treaty.
(c)    India Tax Matters.
(i)    From January 1, 2019 until the Closing Date, the Shares of the U.K. Sold Company have not derived, and will not derive, directly or indirectly, their value substantially from the assets located or deemed to be located in India, including from the assets of the India Subsidiary on a consolidated basis, as determined under Section 9 of the Indian Income Tax Act, 1961, read with the Indian Income Tax Rules, 1962. None of the Sellers are or will be subject to Tax in India on such Seller’s income or capital gains arising from the transactions contemplated by this Agreement and, accordingly, Indian withholding Tax provisions do not and will not apply to the Buyer as a result of or in connection with such transactions.
(ii)    All information supplied by the Company and its Subsidiaries to the Valuation Firm in connection with the preparation of the Indian Exemption Documentation is true, accurate, complete and not misleading. The Company and its Subsidiaries have provided all the relevant information and documents required to be provided to the Valuation Firm in connection with the Indian Exemption Documentation and neither the Company nor its Subsidiaries have failed to disclose any material information or documents that may have a bearing on the Indian Exemption Documentation obtained or to be obtained by the Company.
(iii)    The India Subsidiary has kept and preserved all records and information as required under the applicable Law and as may be needed to enable it to deliver correct and complete Tax Returns to all relevant Taxing Authorities for all accounting periods for which such Tax Returns and declarations are required. There are no transactions in respect of which the India Subsidiary is subject to maintenance of documentation as per the transfer pricing rules under the provisions of the Indian Income Tax Act, 1961.
(iv)    No Seller has any ‘permanent establishment’ or ‘place of effective management’ in India.
(v)    There are no pending Tax Proceedings under any applicable Tax Laws in India that would impact any Seller’s ability to perform its obligations under this Agreement and the Transaction Documents.
(d)    Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties set forth in Section 3.10(f)(ii), this Section 3.14 and Section 3.17 constitute the sole and exclusive representations and warranties regarding Taxes, Tax Returns and other matters relating or attributable to Taxes; (ii) nothing in this Agreement (including this Section 3.14) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute with respect to the Company or any Sold Company or Sold Subsidiary; and (iii) nothing in this Agreement (including this Section 3.14, but excluding clauses (ix), (x), (xiii) and (xiv) of Section 3.14(a) and clauses (v), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xv), (xvi), (xvii), (xviii) and (xx) of Section 3.14(b)) shall be construed as providing a representation or warranty that could give rise to indemnification relating or attributable to Post-Closing Taxes or Excluded Taxes.
Section 3.15    Environmental Compliance. Except as would not reasonably be expected to be material to the Business, taken as a whole:
(a)    each of the Sellers (with respect to the Business), the Sold Companies and the Sold Subsidiaries is currently, and since January 1, 2018 have been, in compliance with all Environmental Laws applicable to the Leased Real Property and the operation of the Business as currently operated by the Sold Companies and the Sold Subsidiaries;
(b)    there are no Actions pending or, to the Company’s Knowledge, threatened in writing, that assert that the Sellers (with respect to the Business), the Sold Companies or the Sold Subsidiaries are in violation or breach of, or have liability under, any Environmental Law;
(c)    each of the Sellers (with respect to the Business), the Sold Companies and the Sold Subsidiaries possesses and is in compliance with the terms of all Environmental Permits required under applicable Environmental Laws to operate the Business as currently operated, including having made all appropriate filings for issuance of renewal of such Environmental Permits;
(d)    except as has been resolved prior to the date hereof, the Company, Sellers (with respect to the Business), the Sold Companies and the Sold Subsidiaries have received no written notice, demand, or administrative inquiry with respect to Contamination requiring cleanup or remediation pursuant to any Environmental Law at the Leased Real Property, and there has been no Contamination that would reasonably be likely to give rise to violation or Liability of the Sold Companies or the Sold Subsidiaries under Environmental Law either (1) at, on or about the Real Property or, to the Company’s Knowledge, any real property formerly owned, leased or operated by the Sellers (with respect to the Business), the Sold Companies or the Sold Subsidiaries, or (2) arising from or relating to the operations of or products manufactured, marketed sold or distributed by the Sellers (with respect to the Business), the Sold Companies or the Sold Subsidiaries or any of their predecessors;
(e)    The Sold Companies or the Sold Subsidiaries have not assumed or retained by contract any obligation under any Environmental Law or concerning any Hazardous Substances that could reasonably be expected to result in material liability or any other material obligation to the Sold Companies or the Sold Subsidiaries; and
(f)    The Sellers have made available to the Buyer copies of any Phase I and II studies and other material reports, studies, analyses, tests, monitoring, or any other material documents or correspondence within the reasonable control of Sellers pertaining to Environmental Law or Hazardous Substances and relating to the Real Property, real property formerly owned, leased or operated by, or operations of, the Business, the Sold Companies, the Sold Subsidiaries, or any of their predecessors.
Section 3.16    Labor and Employment Matters.
(a)    Except to the extent that disclosure is prohibited by applicable Laws, including applicable privacy Laws, the Company has provided to the Buyer a true, correct and complete list as of a date within three (3) days of the date hereof of (i) all employees of each Sold Company or Sold Subsidiary other than the Excluded Employees (the “Company Employees”), (ii) all persons who are classified by the Company as employees of the Business (other than the Company Employees and the Excluded Employees) (the “Business Employees,” and together with the Company Employees, the “Employees” in each case identified only by position), (iii) each Employee’s respective job title, current annual salary or hourly rate of pay and work location, and (iv) each Employee’s identification as a U.S. Employee or an Other Country Business Employee. Further, the Company shall, within thirty (30) days following the date hereof, provide to the Buyer a true, correct and complete list as of such date of each such Employee’s leave status, if applicable (which, for the avoidance of doubt, excludes Employees on holiday leave taken in the ordinary course). “Excluded Employees” shall mean the individuals identified as such on Section 3.16(a) of the Disclosure Letter.
(b)    As of the date hereof, no Sold Company or Sold Subsidiary has received written notice of any unfair labor practice charges against such Sold Company or the Sold

Subsidiary that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Body. Except for any such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, neither the Company nor any other Seller Party has received written notice of any pending or in progress and, to the Knowledge of the Company, there are no threatened in writing, Actions in connection with the Business before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Body responsible for the prevention of unlawful employment practices, or any federal, foreign, state or local court in any jurisdiction concerning alleged employment discrimination or any other matters relating to the employment of labor with respect to the Employees. There are no enquiries or investigations existing, pending or anticipated affecting a U.K. Sold Company or U.K. Sold Subsidiary by the Equality and Human Rights Commission except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There have been no transfers into any Sold Company or Sold Subsidiary of employees under the EU Acquired Rights Directive or equivalent legislation in the last (3) years. Since January 1, 2018, no formal allegation of sexual harassment or sexual misconduct has been submitted to any Seller Party against any Employee who is an executive officer, director, or management level employee in their capacities as such.
(c)    There is not, and has not been at any time within the past three (3) years, a strike, lockout, slowdown, work stoppage, or material arbitration or material grievance involving Employees pending or, to the Knowledge of the Company, threatened in writing, that may interfere with the respective business activities of the Business.
(d)    Neither the Company nor any other Seller Party is obligated by, or subject to, any material Order or enforcement action by any Governmental Body with respect to labor and employment issues in relation to the conduct of the Business.
(e)    Except as set forth on Section 3.16(e) of the Disclosure Letter and with the exception of labor unions and similar labor organizations that are mandated by Law, no labor union or similar labor organization represents or has within the three-year period prior to the date of this Agreement represented any U.S. Business Employee, and to the Knowledge of the Company, no labor union or similar labor organization represents or has within the three-year period prior to the date of this Agreement represented any Other Country Business Employee. Except as set forth on Section 3.16(e) of the Disclosure Letter and with the exception of Labor Contracts that are mandated by Law (including works councils), (i) no Labor Contract is or has, within the three-year period prior to the date of this Agreement: been binding against the Company or any other Seller Party with respect to Employees and (ii) no Sold Company or Sold Subsidiary is or has, within the three-year period prior to the date of this Agreement, been party to a Labor Contract. Neither the Company nor any other Seller Party has received any written notice within the three-year period prior to the date of this Agreement that any labor representation request is pending or is threatened in writing with respect to the Employees. To the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Employees.

(f)    Except as would not reasonably be expected to result in a Material Adverse Effect, there is no person employed by a U.K. Sold Company or U.K. Sold Subsidiary who is subject to immigration control and: (i) has not been granted leave to enter or remain in the United Kingdom, or (ii) whose leave to enter or remain in the United Kingdom is invalid, has ceased to have effect (whether by reason of curtailment, revocation, cancellation, passage of time or otherwise), or is subject to a condition preventing such person from undertaking the employment.
(g)    Except as would not reasonably be expected to have a Material Adverse Effect, each U.K. Sold Company or U.K. Sold Subsidiary has carried out the specified checks on their employees’ original documents which would enable it to establish a statutory defense under s.8 Asylum and Immigration Act 1996 or s.15 Immigration, Asylum and Nationality Act 2006 as appropriate.
(h)    Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there is no outstanding claim against a U.K. Sold Company or U.K. Sold Subsidiary by any person who is now or has been an officer or employee or worker of such U.K. Sold Company or U.K. Sold Subsidiary or any dispute between a U.K. Sold Company or U.K. Sold Subsidiary and two or more of its employees or former employees or workers or former workers and (ii) no payments or compensation are due from such U.K. Sold Company or U.K. Sold Subsidiary under the Employment Rights Act 1996.
(i)    Each of the Sold Companies and the Sold Subsidiaries is in compliance in all material respects with all applicable policies, codes of conduct or practice and collective agreements relating to the employment of labor, to the extent they are legally binding under applicable Law. No Sold Company or Sold Subsidiary has made any collective redundancies or layoffs since June 29, 2019.
(j)    No Business Employee with the title of Senior Director or more senior, or an employee with an annual cash compensation opportunities in excess of $200,000, has given or received notice terminating his contract of employment, nor, so far as each Seller is aware, is any such notice pending or threatened.
Section 3.17    Benefit Plans.
(a)    Each Assumed Plan and each other material Seller’s Benefit Plan (excluding (i) any offer letter with any U.S. Employee providing for at-will employment with no rights to severance upon termination or advance notice of termination, (ii) any employment agreement with any Other Country Business Employee other than key management Other Country Business Employees in the U.K. and (iii) any consulting agreement) is listed on Section 3.17(a) of the Disclosure Letter. Each Assumed Plan listed on Section 3.17(a) of the Disclosure Letter has an asterisk next to the name of such plan therein, provided that the Seller may update Section 3.17(a) of the Disclosure Letter within five (5) Business Days hereof to note any Assumed Plan that relates to any Other Country Business Employee. Liabilities under each Assumed Plan added to Section 3.17(a) of the Disclosure Letter following the date of this Agreement pursuant to Section 3.17(a) have been properly accrued and reflected in the Financial Statements (as of the date thereof) in accordance with U.S. GAAP.

(b)    With respect to each of the Sellers’ Benefit Plans, the Company has made available to the Buyer true and complete copies, as applicable, of (i) with respect to each Seller’s Benefit Plan that is sponsored or maintained on behalf of a U.S. Employee, (A) the plan document, including all amendments thereto (or, in the case of any Sellers’ Benefit Plan that is unwritten, a description of the material terms, thereof) and any related trust agreements and (B) the most recent summary plan description, and (ii) with respect to each Seller’s Benefit Plan that is sponsored or maintained on behalf of an Other Country Business Employee, a summary of the material terms of such plan.
(c)    Each Assumed Plan complies in all material respects with the terms of each such Assumed Plan and all applicable Laws, including the Code and ERISA. In relation to Employees in the United Kingdom, each Sold Company and Sold Subsidiary has complied in all material respects with its obligations under Part 1 of the United Kingdom Pensions Act 2008.
(d)    Except as set forth on Section 3.17(d) of the Disclosure Letter, none of the Sold Companies or the Sold Subsidiaries contributes to or has, within the six (6) year period immediately prior to the Closing Date, had any Liability (contingent or otherwise) with respect to (i) any “multiemployer plan”, as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; (iii) any plan, program or arrangement that provides life, medical or health benefits to retirees or other former employees following a termination of employment, other than benefit continuation rights under COBRA; or (iv) in relation to the United Kingdom, any “occupational pension scheme” that is not a “money purchase scheme” (as such terms are defined in the United Kingdom Pension Schemes Act 1993), in each case, except as would not result in any material Liability to the Sold Companies and the Sold Subsidiaries, taken as a whole.
(e)    With respect to Employees, the Company and its Subsidiaries have established and maintained all Sellers’ Benefit Plans in accordance with their terms and applicable Law in all material respects.
(f)    Except as would not reasonably be expected to be material to the Business, taken as a whole, there are no pending or, to the Knowledge of the Company, threatened, claims (other than routine claims for benefits) by any Employee with respect to any Sellers’ Benefit Plans.
(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transaction will, either alone or in combination with another event, (i) entitle any Employee or former employee of a Sold Company or Sold Subsidiary to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due, to any such Employee, or (iii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
Section 3.18    Insurance Coverage. Set forth on Section 3.18 of the Disclosure Letter is a true, correct and complete list of all current material policies or binders of liability, product liability, umbrella liability, real and personal property, workers’ compensation, fiduciary liability and other casualty and property insurance maintained by the Seller Parties relating to the Business, but excluding any self-insurance program, provided, that to the extent that the term of any such policies or binders on Section 3.18 of the Disclosure Letter has expired by their respective terms (each, an “Expired Policy”), the Company hereby represents and warrants that such Expired Policies have been renewed or replaced prior to the date hereof with policies or binders providing substantially similar coverage in all material respects to such Expired Policies or binders, except as set forth on Section 3.18 of the Disclosure Letter (collectively, including in respect of any Expired Policy the applicable renewal or successor policy, the “Insurance Policies”).  Except as set forth on Section 3.18 of the Disclosure Letter, there are no material claims related to the Business, any Sold Company or any Sold Subsidiary pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Seller Party has, during the three (3) years prior to the date hereof, received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy materially adversely impacting the Business.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (other than, for the avoidance of doubt, any Expired Policies) (a) are in full force and effect and enforceable in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage, in each case, except as would not reasonably be expected to be material to the Business, taken as a whole.  No Seller Party is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy in a manner that could reasonably be expected to materially adversely impact the Business.
Section 3.19    Top Customers and Suppliers. Set forth on Section 3.19 of the Disclosure Letter is a list, as of the date hereof, of (a) the Material Customers, and (b) the Material Suppliers. Other than in the ordinary course of negotiations, as of the date hereof, no Seller Party has received any written notice that any Material Customer or Material Supplier has materially reduced, terminated or discontinued, or intends to materially reduce, terminate or discontinue, its relationship with the Business following the date hereof.
Section 3.20    Affiliate Arrangements. As of the date hereof, no (a) Sold Company or Sold Subsidiary has any outstanding loan or advance to any Related Person of such Sold Company or Sold Subsidiary or is obligated to make any such loan or advance, except for advances to employees in the ordinary course of business consistent with past practice in respect of reasonable reimbursable business expenses incurred or anticipated to be incurred by them in connection with their performance of services for a Sold Company or a Sold Subsidiary, and (b) Related Person of a Sold Company or Sold Subsidiary (other than a Sold Company or a Sold Subsidiary) (i) has any interest in any material property (real, personal or mixed and whether tangible or intangible) of a Sold Company or Sold Subsidiary (other than Non-Business Assets), or (ii) is a party to any Contract (except for Transaction Documents but including powers of attorney) with any Sold Company or Sold Subsidiary, in each case for purposes of the foregoing clauses (i) and (ii) other than (A) Employee bonus, equity award or employment agreements or other Company Benefit Plans or holdings of Company common stock, (B) Contracts relating to the provision of services pursuant to the Transition Services Agreement, (C) Carve-Out Accounts or Business Guarantees, or (D) other arrangements listed on Section 3.17(a) of the Disclosure Letter (all of the foregoing interests, Contracts, claims and other obligations, collectively, “Affiliate Arrangements”). No Sold Company or Sold Subsidiary is party to any Shared Corporate Contract.

Section 3.21    Finders or Brokers. Except as set forth on Section 3.21 of the Disclosure Letter, the Company has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions who is entitled to a fee or commission from the Buyer or for which the Buyer would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions. The Company shall pay all such fees of those entities set forth on Section 3.21 of the Disclosure Letter.
Section 3.22    Product Warranties. None of the Company (with respect to the Business), Sold Companies or Sold Subsidiaries has, since January 1, 2018, suffered, experienced, incurred or become the subject of, or threatened subject of, or received written notice, except in ordinary course of business consistent with past practice, of any (a) material product returns or warranty claims based on product failures, (b) material claims threatened or asserted by customers or third parties that any product sold by any Sold Company, Sold Subsidiary or, with respect to the Business, any other Seller Party, caused, directly or indirectly, any personal injury and/or death or property damage, (c) material product returns or warranty claims that have resulted in any Sold Company, Sold Subsidiary or, with respect to the Business, any other Seller Party, incurring any material unreimbursed incidental or consequential damages, or (d) material claims or complaints of security vulnerabilities or compromises of any product sold by any Sold Company, Sold Subsidiary or, with respect to the Business, any other Seller Party. Except as would not reasonably be expected to be material to the Business, taken as a whole, to the Knowledge of the Company, the Computer Software in any products of the Sold Companies and the Sold Subsidiaries used in the operation of the Business are free from (i) material bugs and other material defects, and (ii) any material virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such product. To the Knowledge of the Company, there are no facts, circumstances or events that are reasonably likely to cause (A) the voluntary or mandatory recall, market withdrawal or market replacement of any product sold or intended to be sold by any Sold Company, Sold Subsidiary or, with respect to the Business, any other Seller Party, or (B) a termination or suspension of the marketing or distribution of such product, in each of clauses (A) and (B), as would reasonably be expected to be material to the Business, taken as a whole.
Section 3.23    Express Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS OR CLAIMS, ISSUED OR PENDING, (B) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY FUTURE EVENTS, PROSPECTS, PROJECTIONS OR ESTIMATES WITH RESPECT TO THE ASSETS OR LIABILITIES OF THE SOLD COMPANIES OR SOLD SUBSIDIARIES OR THE BUSINESS, (C) THE SOLD COMPANIES AND SOLD SUBSIDIARIES AND ANY ASSETS THEREOF (OTHER THAN THE NON-BUSINESS ASSETS) ARE TO BE CONVEYED “AS IS, WHERE IS”, AND IN THEIR THEN PRESENT CONDITION, AND THE BUYER SHALL RELY UPON

ITS OWN EXAMINATION THEREOF, (D) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY GUARANTY OF QUALITY WITH RESPECT TO ANY ASSETS OF THE SOLD COMPANIES OR SOLD SUBSIDIARIES, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OBVIOUS, AND (E) NO SELLER, SOLD COMPANY OR SOLD SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION THAT THE SELLERS, THE SOLD COMPANIES OR SOLD SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES. EACH SELLER PARTY ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN RESPECT OF THE CONTEMPLATED TRANSACTIONS AND THE TRANSACTION DOCUMENTS, AND THE BUYER HAS DISCLAIMED ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF OR ANY OF ITS AFFILIATES.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT
Each of the Buyer and, to the extent applicable, Parent, represent and warrant to the Sellers as follows:
Section 4.1    Organization; Authority. Each of the Buyer and Parent is a corporation validly existing and in good standing under the Laws of Delaware. Each of the Buyer and Parent has all necessary corporate power and authority to own or to lease its assets and properties, and to operate its business as it is now being conducted and the Business. Each of the Buyer and Parent has all necessary corporate power and authority to purchase, acquire and accept the Shares as contemplated by this Agreement, and to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder.
Section 4.2    Authorization of Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Buyer and Parent and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of each of the Buyer and Parent, and, upon such authorization, no other material corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Transaction Documents or the Contemplated Transactions. Each of the Buyer and Parent has duly executed this Agreement and on the Closing Date the Buyer and Parent will have duly executed and delivered the other applicable Transaction Documents to which it shall be a party. Assuming due authorization, execution and delivery by the Sellers, as applicable, this Agreement constitutes, and each such Transaction Document when so executed and delivered will constitute, the valid and binding obligation of the Buyer and Parent, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by the Insolvency and Equity Exceptions.

Section 4.3    No Violations. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation by each of the Buyer and Parent of the Contemplated Transactions, do not and will not: (a) conflict with, or result in any violation of or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any provision of the Organizational Documents of the Buyer; (b) violate any Order against or binding upon the Buyer, Parent or any of their respective Affiliates or (c) assuming compliance with the matters set forth in Section 4.4, violate any Law applicable to each of the Buyer and Parent, except with respect to each of the foregoing clauses (b) and (c) above, for any such conflict, violation, breach, default, creation, termination, cancelation or acceleration of right as would not reasonably be expected to prevent or materially impair or delay the ability of the Buyer and Parent to perform its obligations under this Agreement and to timely consummate the Contemplated Transactions.
Section 4.4    Governmental Consents and Approvals. Assuming the accuracy of Section 3.4, except for (a) filings under Antitrust Laws, (b) filings with the U.S. Federal Communications Commission under the FCC Act as listed on Section 3.4 of the Disclosure Letter, (c) filings required solely related to the identity of or any business conducted by the Company or its Affiliates, (d) the consents and approvals of Governmental Bodies listed on Section 7.1(e) of the Disclosure Letter, (e) the appropriate facility clearance transfer approval by the DSCA, and (f) where the failure to obtain such approval, consent, waiver or authorization would not reasonably be expected to materially enjoin, impair or delay the Buyer’s ability to consummate the Contemplated Transactions or comply in all material respects with its obligations hereunder, no other approval, consent, waiver or authorization of any Governmental Body is required for or in connection with the execution and delivery by the Buyer of the Transaction Documents to which it is or will be a party or the consummation by the Buyer of the Contemplated Transactions.
Section 4.5    Legal Proceedings. As of the date hereof, there is no Action pending or, to the Knowledge of the Buyer, threatened in writing, against the Buyer which either individually or in the aggregate, is reasonably likely to have a material adverse effect on the Buyer’s ability to consummate the Contemplated Transactions.
Section 4.6    Finders or Brokers. The Buyer has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions who might be entitled to a fee or commission from any Seller or for which any Seller would be responsible in connection with this Agreement or upon consummation of the Contemplated Transactions.
Section 4.7    Buyer’s Examination. The Company has provided the Buyer with such access to the records, books, documents, facilities and personnel of the Sold Companies and the Sold Subsidiaries as the Buyer has deemed necessary and appropriate in order for the Buyer to investigate and examine to its reasonable satisfaction the business, affairs and properties of the Sold Companies and the Sold Subsidiaries sufficient to make an informed decision to purchase the Shares, to enter into this Agreement and to consummate the Contemplated Transactions. The Buyer is capable of evaluating the merits and risks of the purchase of the Shares and to consummate the Contemplated Transactions.

Section 4.8    Organizational Conflict of Interest. To the Knowledge of the Buyer, neither the Buyer, nor any of its Affiliates, has performed any activities under any Buyer Government Contract, and to the Buyer’s Knowledge, no other facts or circumstances exist that are likely to create an Organizational Conflict of Interest (as defined in FAR Subpart 7.5) as a result of the Contemplated Transactions.
Section 4.9    Disclaimer. THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NO SELLER, SOLD COMPANY, SOLD SUBSIDIARY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS OR CLAIMS, ISSUED OR PENDING, (B) NO SELLER, SOLD COMPANY, SOLD SUBSIDIARY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY FUTURE EVENTS, PROSPECTS, PROJECTIONS OR ESTIMATES WITH RESPECT TO THE ASSETS OR LIABILITIES OF THE SOLD COMPANIES OR SOLD SUBSIDIARIES OR THE BUSINESS, (C) THE SOLD COMPANIES AND SOLD SUBSIDIARIES AND ANY ASSETS THEREOF (OTHER THAN THE NON-BUSINESS ASSETS) ARE TO BE CONVEYED “AS IS, WHERE IS”, AND IN THEIR THEN PRESENT CONDITION, AND THE BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF, (D) NO SELLER, SOLD COMPANY, SOLD SUBSIDIARY OR ANY OTHER PERSON MAKES ANY GUARANTY OF QUALITY WITH RESPECT TO ANY ASSETS OF THE SOLD COMPANIES OR SOLD SUBSIDIARIES, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OBVIOUS, AND (E) NO SELLER, SOLD COMPANY, SOLD SUBSIDIARY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION THAT THE SELLERS, THE SOLD COMPANIES OR SOLD SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES. THE BUYER ACKNOWLEDGES THAT THE BUYER IS FAMILIAR WITH THE SOLD COMPANIES, THE SOLD SUBSIDIARIES AND THE BUSINESS AND ACKNOWLEDGES THAT ANY PROJECTIONS OR PRO FORMA STATEMENTS ARE FOR ILLUSTRATION PURPOSES AND DO NOT FORM THE BASIS OF ANY LIABILITY OR REPRESENTATION OR WARRANTY. THE BUYER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.
Section 4.10    Sufficient Funds; Solvency. The Buyer has (through cash on hand, existing credit arrangements or otherwise) as of the date hereof, and will have at the Closing, sufficient funds to consummate the Contemplated Transactions, including payment by the Buyer of the Estimated Cash Purchase Price at the Closing, any fees and expenses of or payable by the Buyer (or, following the Closing, the Sold Companies or Sold Subsidiaries), and to pay all amounts payable by the Buyer at the Closing and to perform its obligations hereunder following the Closing. Immediately after giving effect to the Contemplated Transactions, each of Parent and its Subsidiaries, including the Sold Companies and the Sold Subsidiaries, shall be solvent and shall (x) be able to pay its debts as they become due, (y) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (z) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer, the Sold Companies or the Sold Subsidiaries.
Section 4.11    Investment Purpose. The Buyer is purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
Section 4.12    Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Sold Companies, the Sold Subsidiaries, the Shares and the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data by the Sellers and the Company for such purpose. The Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the Transaction Documents to which it is a party, and to consummate the Contemplated Transactions, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement.
Section 4.13    OFAC; Ownership.
(a)    The Buyer is not named on any list of Persons issued by the OFAC pursuant to Executive Order 13224 or any other OFAC Lists. The Buyer is not owned or controlled by, acting for or on behalf of, or providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists. The Buyer has not conducted business with, or engaged in any transaction with, any Person named on any of the OFAC Lists or any Person included in or owned or controlled by, acting for or on behalf of, or providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists.
(b)    No fact or circumstance related to the Buyer or its ownership would preclude or delay national security classification clearance approval sufficient to perform its obligations under this Agreement. The Buyer (and each Affiliate thereof that will employ Continuing U.S. Employees) holds (or as of Closing shall hold) a facility security clearance as necessary to sponsor each Continuing U.S. Employee.
(c)    No foreign Governmental Body, agency of a foreign Governmental Body, or representative of a foreign Governmental Body, no business enterprise or other Person organized, chartered or incorporated under the laws of any country other than the United States or its territories, nor any Person who is not a citizen or national of the United States: (i) owns a voting interest in the Buyer sufficient to elect, or is otherwise entitled to representation on, the Buyer’s governing board; (ii) has or will have the ability to access classified information in the possession of any cleared facility of any Subsidiary of the Buyer; or (iii) has the power, direct or indirect (whether or not exercised, and whether or not exercisable through the ownership of the Buyer’s securities, by contractual arrangements or other means), to direct or decide matters affecting the management or operations of the Buyer (the affiliations described in any of clauses (i), (ii) or (iii), “Foreign Interests”), in a manner that may (or may reasonably be expected to) result in unauthorized access to classified information or may (or may reasonably be expected to) adversely affect the performance of classified contracts. No fact or circumstance related to the Buyer or its ownership would (or would reasonably be expected to) preclude or delay national security classification clearance approval sufficient to perform its obligations under this Agreement. The Buyer (and each Affiliate thereof that will employ Continuing U.S. Employees) holds a facility security clearance as necessary to sponsor each Continuing U.S. Employee.
(d)    Neither the Buyer nor any of its Affiliates has any direct or indirect Foreign Interests.
Section 4.14    Debarment. Neither the Buyer, nor any of its Affiliates, is presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Governmental Body.
Section 4.15    Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN THIS AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN RESPECT OF THE CONTEMPLATED TRANSACTIONS AND THE TRANSACTION DOCUMENTS, AND THE BUYER HEREBY DISCLAIMS ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF OR ANY OF ITS AFFILIATES.
ARTICLE V
COVENANTS RELATING TO PERSONNEL ARRANGEMENTS
Section 5.1    Employees and Employee Benefits.
(a)    Continuation of Employment. Effective no later than the date immediately prior to the Closing Date, the Sold Companies and the Sold Subsidiaries shall transfer and assign to the Company or one of its Affiliates (other than a Sold Company or a Sold Subsidiary) the employment of their employees designated as Excluded Employees and all other employees hired following the date of this Agreement who were not hired in the manner permitted by Section 6.4 as employees of the Business. Each U.S. Employee whose employment continues with the Buyer or an Affiliate of the Buyer following the Closing is referred to herein as a “Continuing U.S. Employee” and each Other Country Business Employee whose employment continues with the Buyer or an Affiliate of the Buyer following the Closing is referred to herein as a “Continuing Other Country Employee”, in each case whether such employee is (i) actively employed on such date or (ii) with respect to Continuing U.S. Employees, absent from employment due to an authorized or protected leave of absence (including, but not limited to, a leave of absence due to short-term or long-term disability with the right to return to employment following expiration of such absence under applicable Law) (each such Continuing U.S. Employee, an “On-Leave Employee”). At the Closing each Sold Company or Sold Subsidiary shall continue the employment of each U.S. Employee and Other Country Business Employee who remains employed by a Sold Company or Sold Subsidiary immediately prior to the Closing (excluding the On-Leave Employees). Buyer shall, or shall cause one of its Affiliates to, make offers of employment to each On-Leave Employee as of the date on which such On-Leave Employee is able to commence active employment and presents himself or herself to Buyer or one of its Affiliates for active employment; provided, that, such On-Leave Employee so presents himself or herself within the one (1) year period following the incurrence of the injury or disability giving rise to the leave status or, if longer, following the expiration of such period as required by applicable Law (and the date of such return shall be considered the “Transfer Date” for each such On-Leave Employee and, for purposes of this Article V, the Transfer Date shall be considered the Closing Date for each On-Leave Employee). Not later than fifteen (15) Business Days prior to the Closing Date, the Company shall update the list of Employees provided under Section 3.16(a) of the Disclosure Letter to provide Employee departures and new hires and transfers undertaken in accordance with Section 6.4.
(b)    Terms of Employment. For a period of at least one (1) year following the Closing Date, the Buyer or an Affiliate of the Buyer shall provide each Continuing Employee with (i) a level of base compensation that is no less than the level of such Continuing Employee’s base compensation immediately prior to the Closing Date, and (ii) other benefits that are, in the aggregate, comparable to the benefits provided by the Buyer or one of its Affiliates to similarly situated employees of the Buyer and its Affiliates. For the calendar year in which Closing occurs, the Buyer shall provide each Continuing Employee with a bonus opportunity that is no less than the level of such Continuing Employee’s bonus opportunity immediately prior to the Closing Date, and the Buyer shall thereafter, through at least the first (1st) anniversary of the Closing Date, provide each Continuing Employee with a bonus opportunity that is comparable to the bonus opportunity provided by the Buyer or one of its Affiliates to similarly situated employees of the Buyer and its Affiliates.
(c)    Severance and Notice. The Buyer shall, or shall cause its Affiliates to, have in effect for a period of at least twelve (12) months following the Closing Date a severance plan, practice or policy applicable to each Continuing Employee that is not less favorable to such employee than the severance plan, practice or policy applicable to similarly situated employees of the Buyer and its Affiliates (with credit for service with the Sellers, the Sold Companies, the Sold Subsidiaries and their Affiliates and their predecessors as set forth in Section 5.1(i)). In addition, the Buyer solely shall be responsible for, and have all Liability with respect to, any severance or similar obligation with respect to or arising from the termination of employment with the Buyer and its Affiliates of a Continuing Employee (including the employer portion of any payroll, social security, unemployment or similar Taxes).
(d)    Tax-Qualified Plans. Effective as of the Closing Date, each Continuing U.S. Employee shall become fully vested in his or her account balance in the Company

Retirement Plan. Effective as of the Closing Date, the Buyer shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer U.S. Retirement Plan”) in which Continuing U.S. Employees who meet the eligibility criteria thereof shall be eligible to participate. Effective as of the Closing Date, the Continuing U.S. Employees shall cease to participate, contribute or accrue benefits in the Company Retirement Plan. The Buyer agrees to cause the Buyer U.S. Retirement Plan to accept rollovers by Continuing U.S. Employees from the Company Retirement Plan. The Buyer agrees that it will cause the third-party administrators of the Buyer U.S. Retirement Plan to accept any rollover or transfer contemplated pursuant to this Section 5.1(d) no later than thirty (30) days following the date that the Buyer or such third-party administrator receives the documentation necessary to process such rollover or transfer.
(e)    Certain Welfare Plan Matters. Effective as of the Closing Date, the Buyer shall maintain or cause its Affiliates to maintain Welfare Plans, including a group health plan, in which Continuing U.S. Employees and their spouses, dependents or other beneficiaries shall be eligible to participate (the “Buyer Welfare Plans”). Following the Closing Date, the Buyer shall ensure that (i) no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Continuing U.S. Employees covered by Welfare Plans maintained by the Sellers, Sold Companies, the Sold Subsidiaries or their Affiliates immediately prior to the Closing Date (the “Seller Welfare Plans”), or their spouses, dependents or other beneficiaries, under any similar Buyer Welfare Plans, and (ii) any costs or expenses incurred by the Continuing U.S. Employees and their spouses, dependents and other beneficiaries under the Seller Welfare Plans with respect to the plan year that includes the Closing Date, up to (and including) the Closing Date, shall be specifically applied for purposes of satisfying any similar deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under the Buyer Welfare Plans, subject to the Sellers’ providing the Buyer with a list, by Continuing U.S. Employee, of amounts paid under the Seller Welfare Plans during the plan year in which Closing occurs. The Buyer shall be liable under the Buyer Welfare Plans for all amounts payable by reason of claims incurred by the Continuing U.S. Employees and their eligible spouses, dependents and other beneficiaries on and after the date they become Continuing U.S. Employees.
(f)    Retention Bonus. From and after the Closing Date, the Buyer shall assume and honor in accordance with their terms the Conditional Divestiture Completion and Retention Bonus Agreements (including change in control provisions) of Employees listed on Section 5.1(f) of the Disclosure Letter (“Retention Arrangements”) (or shall cause its Affiliates, including any Sold Company or Sold Subsidiary, to retain and honor all such Retention Arrangements) and shall pay to each Employee any amounts that become payable to such Employee on or following the Closing Date in accordance with the terms of the applicable Retention Arrangement (including the “Retention Bonus” (as such term is defined in certain Retention Arrangements)); provided, however, that the Company shall be responsible for and cause each “Divestiture Completion Bonus” (as such term is defined in certain Retention Arrangements) which is due and payable under any such Retention Arrangement to be made (for the avoidance of doubt, the Company shall have no responsibility or Liability to pay any payment under a Retention

Arrangement that is not expressly designated and defined therein as a “Divestiture Completion Bonus”). The Buyer shall condition the payment of each Retention Bonus on the execution of a waiver and release of all claims against Sellers and their Affiliates in a form customarily used by the Buyer and its Affiliates. The Buyer shall be entitled to receive the benefit of any Tax deduction resulting from, arising out of, or relating to the payment of any Retention Bonus, and the Company shall be entitled to receive the benefit of any Tax deduction resulting from, arising out of, or relating to the payment of any Divestiture Completion Bonus.
(g)    COBRA. The Sellers and their respective Affiliates (other than the Sold Companies and the Sold Subsidiaries) shall be solely responsible for any and all Liabilities relating to compliance with the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or any similar state or local Law (“COBRA”), including the provision of continuation coverage, with respect to all U.S. Employees who do not become Continuing U.S. Employees, and their spouses and dependents, and with respect to Continuing U.S. Employees, and their spouses and dependents, for whom a qualifying event occurs prior to the date on which the U.S. Employee becomes a Continuing U.S. Employee. The Buyer and its Affiliates shall be solely responsible for any and all Liabilities relating to compliance with the requirements of COBRA, including the provision of continuation coverage, with respect to qualifying events with respect to Continuing U.S. Employees, and their spouses and dependents, that occur on or after the Closing Date (including a qualifying event occurring as a result of the Contemplated Transactions).
(h)    Cafeteria Plan. The parties agree to work together in good faith between the date of this Agreement and the Closing Date to effectuate the transition of Continuing U.S. Employees from participation in the flexible spending reimbursement accounts under the Company’s cafeteria plan in which such Continuing U.S. Employees participate to participation in the flexible spending reimbursement accounts under Buyer’s cafeteria plan qualifying under Section 125 of the Code, which the Buyer shall have in effect, or cause to be in effect, as of the Closing Date.
(i)    Credited Service. With respect to each Benefit Plan, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by the Buyer or an Affiliate of the Buyer, the Buyer or such Affiliate shall recognize, for all Continuing U.S. Employees, credit for all service with the Sellers, their Affiliates (including the Sold Companies and Sold Subsidiaries) and their respective predecessors, for all relevant purposes (including eligibility, vesting, level of benefits, benefit accrual, and pre-existing condition limitations provided that no service credit shall be granted to the extent that any duplication of benefits results.
(j)    Workers’ Compensation. The Buyer shall have the obligation and Liability for any workers’ compensation, occupational disease or illness, state or other disability or similar workers’ protection claims made with respect to any Continuing U.S. Employee, on or after the Closing Date.
(k)    Paid Time Off. Effective as of the Closing Date, except as otherwise required by applicable requirements of Law, the Sellers’ obligations and Liability with respect to the accrued and unused paid time off (including, for the avoidance of doubt, any banked paid time off) of the Continuing U.S. Employees shall be transferred to and assumed by the Buyer and its

Affiliates, and the Buyer and its Affiliates shall recognize and provide all such unused vacation and paid time off. The Buyer shall assume and have Liability for, and pay, any amounts payable to the Continuing U.S. Employees under a Seller educational assistance arrangement if the employee has commenced a class or coursework eligible for assistance thereunder as of the Closing Date, only to the extent any such amounts remain unpaid to the employee prior to the Closing Date. Buyer shall assume and have Liability for, and pay, any amounts payable to the Continuing U.S. Employees under a Seller adoption assistance arrangement if the adoption has been finalized as of the Closing Date, only to the extent any such amounts remain unpaid to the employee prior to the Closing Date. A complete and accurate schedule of all Continuing U.S. Employees who have commenced a class or coursework eligible for assistance under a Seller educational assistance arrangement that is not to be completed prior to the Closing Date, or who have undertaken efforts to adopt pursuant to a Seller adoption assistance arrangement but which is not finalized prior to the Closing Date, together with estimated amounts reimbursable under these programs for each such individual as of the Closing Date, is set forth on Section 5.1(k) of the Disclosure Letter, which shall be updated by Sellers and delivered to the Buyer upon the Closing.
(l)    WARN. The Buyer shall be responsible for all Liabilities under the Worker Adjustment and Retraining Notification Act and similar state, local or foreign Laws arising as a result of actions by Buyer on or after the Closing. The Buyer acknowledges that it has not informed the Company of any planned or contemplated decisions or actions by the Buyer or its Affiliates concerning any terminations or layoffs that would require notice under any Law. The Buyer agrees that it will be solely responsible for any Liabilities created if either the Buyer or its Affiliates take any action that will cause the notice provision of any such Law to become applicable.
Section 5.2    Participation in Sellers’ Benefit Plans. Except as otherwise required by applicable Law, the Sellers and their respective Affiliates shall terminate active coverage of the Continuing Employees under Sellers’ Benefit Plans as of the Closing Date.
Section 5.3    Seller Equity Awards. Effective as of the Closing Date, each Continuing Employee shall become fully vested in his or her then-outstanding equity or equity-based awards in any of the Sellers’ equity incentive plans. The Company shall be entitled to receive the benefit of any Tax deduction resulting from, arising out of, or relating to any equity-based awards in any of Sellers’ equity incentive plans or any payments made in connection therewith.
Section 5.4    Liabilities with Respect to Employees. The (a) Sellers shall retain all Liabilities, whenever occurring, with respect to employees of the Company and its Subsidiaries who are not Continuing Employees, (b) Sellers will retain all Liabilities with respect to Benefit Plans that are not Assumed Plans, whenever occurring, and (c) Buyer shall be responsible for (i) all Liabilities incurred or arising prior to the Closing with respect to Continuing Employees, and (ii) Liabilities incurred or arising on or after the Closing with respect to the employment or subsequent termination of Continuing Employees by the Buyer or one of its Affiliates.
Section 5.5    No Third Party Beneficiaries. No provision contained in this Article V shall (a) be treated as an amendment of any particular employee benefit plan or compensation arrangement maintained by the Sellers, the Sold Companies, the Sold Subsidiaries, the Buyer or any of their respective Affiliates, (b) except as expressly provided herein or under applicable Law, obligate the Buyer or any of its Affiliates to (i) maintain any particular benefit plan or compensation arrangement or (ii) retain the employment, or terms of employment, of any particular employee, after the Closing or (c) except as expressly provided herein or under applicable Law, prevent the amendment or termination of any employee benefit plan or compensation arrangement after the Closing or interfere with the right or obligation of the Sellers, the Buyer or any of their respective Affiliates to make changes to such a plan or arrangement. Without limiting the generality of Section 12.6, the Sellers and the Buyer acknowledge and agree that all provisions contained in this Article V are included for the sole benefit of the Sellers, the Buyer and their respective Affiliates, and that nothing in this Article V, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including any Continuing Employee or any other employee, former employee, or participant in any employee benefit plan or compensation arrangement (or any spouse, dependent or other beneficiary thereof), of the Sellers, the Buyer or their respective Affiliates.
ARTICLE VI
COVENANTS PENDING THE CLOSING
The Company and the Buyer hereby covenant and agree that after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article XI (except as otherwise provided below) and except as otherwise agreed to in writing by the other party:
Section 6.1    Approvals; HSR Filing; Consents.
(a)    Each of the Company and the Buyer shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the Contemplated Transactions as promptly as practicable and, in any event, within fifteen (15) Business Days after the date hereof in the case of all filings required under the HSR Act and as promptly as practicable in the case of all other filings required by other Antitrust Laws, (ii) comply as promptly as reasonably practicable with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body under any Antitrust Laws with respect to any such filing or such transaction, and (iii) reasonably cooperate with each other and consult with each other in advance and consider in good faith the views of the other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or any other Governmental Body under any Antitrust Laws with respect to any such filing or such transaction. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees under the HSR Act or under any other applicable Antitrust Laws. Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions. Each party shall promptly inform the other party hereto of any material oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings. Neither party hereto will independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will reasonably consult in advance and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Either party may, as it deems advisable and necessary, reasonably, designate any competitively sensitive material provided to the other party under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
(b)    Each of the Company and the Buyer shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under the Antitrust Laws. If any Action is instituted (or threatened to be instituted) challenging that any Contemplated Transaction is in violation of any Antitrust Law, the Buyer shall use its, and shall cause its Affiliates to use their, respective, reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Contemplated Transactions, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, the Company and the Buyer decide that litigation is not in their respective best interests. The Buyer shall use its, and shall cause its Affiliates to use their respective, reasonable best efforts to take such action as may be required to obtain the required approvals and cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, and in any event, no later than to allow the Closing to occur prior to the Termination Date. Notwithstanding anything to the contrary in this Agreement, in connection with and without limiting the foregoing, the Buyer shall, and shall cause its Affiliates to, take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any federal, state or local and non-United States antitrust or competition authority, so as to enable the parties to close the Contemplated Transactions as expeditiously as practicable, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise (i) license, sell, divest, or otherwise dispose of any subsidiaries, operations, divisions, specific assets, customers or categories of assets, product lines, or businesses of the Buyer or its Affiliates (whether now owned or hereafter acquired by the Buyer or its Affiliates) or the Sold Companies or the Sold Subsidiaries, (ii) terminate any existing operations, relationships or contractual rights and obligations of the Buyer or its Affiliates or the Sold Companies or the Sold Subsidiaries, (iii) amend or terminate any licenses or other intellectual property agreements of the Buyer or its Affiliates or the Sold Companies or the Sold Subsidiaries and (iv) take actions or make behavioral commitments that may limit Buyer’s and its Affiliates’ or the Sold Companies or the Sold Subsidiaries’ freedom of action, rights of ownership or control in, one or more of its operations, divisions, businesses, product lines, customers or assets in order to avoid the entry of, or to effect the dissolution of, any Order in any Action, that would otherwise have the effect of preventing or materially delaying the consummation of any of the Contemplated Transactions (each action contemplated in the foregoing clauses (i)-(iv), a “Divestiture Action”); provided, however, notwithstanding the foregoing, nothing in this Agreement shall require Buyer or its Affiliates to take or commit to take any Divestiture Action that, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of either (A) Buyer and its Affiliates, taken as a whole or (B) the Sold Companies and the Sold Subsidiaries, taken as a whole; provided, further, that in determining whether any Divestiture Action, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect, Schedule C shall apply. Buyer shall have the right to determine, direct and control the strategy and process by which the parties will seek approvals under Antitrust Laws, provided that Buyer shall exercise such authority in full compliance with the Company’s consultation, participation and other rights, and Buyer’s obligations, in each case as set forth in this Section 6.1, and for the avoidance of doubt, Buyer shall consult with the Company and consider in good faith the views of the Company prior to entering into any agreement, arrangement, undertaking or understanding (oral or written) with any Governmental Body under the Antitrust Laws with respect to the Contemplated Transactions.
(c)    The Buyer and the Company shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Body is required in connection with the consummation of the Contemplated Transactions, and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith. Notwithstanding the foregoing, the Company shall be solely responsible for obtaining any required consents and sending any required notices pursuant to or under the FCC Act with respect to the CyTerra Business in connection with the consummation of the Contemplated Transactions.
(d)    None of the Buyer nor its Affiliates shall take any action that would reasonably be expected to materially delay or increase the likelihood of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval under the HSR Act or other Antitrust Laws or materially delay or decrease the likelihood of consummation of any of the Contemplated Transactions. Notwithstanding anything to the contrary set forth in the foregoing, nothing in Section 6.1(b) shall require Buyer, the Company or any of their respective Affiliates to take any action or to make any commitment with respect to any such action, in each case, which would bind Buyer, the Company or any of their respective Affiliates in the event the Contemplated Transactions do not occur.
Section 6.2    Commercially Reasonable Efforts.
(a)    Except where greater efforts are expressly required pursuant to the terms hereof, prior to the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article XI, the Company and the Buyer shall each use commercially reasonable efforts to cause all of the conditions to the obligations of the other to consummate the Contemplated Transactions that are within its control to be met as soon as reasonably practicable after the date of this Agreement. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article XI, each of the Buyer and the Company shall cooperate in good faith and use their respective commercially reasonable efforts to (i) consult with each other in good faith to determine whether any Third Party Approval is required in connection with the consummation of the Contemplated Transactions, (ii) take such actions and furnish such information (subject to the terms and conditions set forth in Section 6.3) as the Buyer and the Company determine may be required in connection therewith, and (iii) obtain at the earliest practicable date all such Third Party Approvals, and to send third party notices, that the Company and the Buyer mutually determine to be required to consummate the Contemplated Transactions, including as set forth on Section 3.4 of the Disclosure Letter; provided, that, except as expressly set forth in Section 6.1 or Section 6.7, none of the Buyer, any Seller Party nor any of their respective Affiliates shall be required to incur any Liabilities or provide any financial accommodation in order to obtain any Third Party Approval necessary or desirable to consummate the Contemplated Transactions. Subject to the foregoing, in the event that the receipt of any Third Party Approval referred to in the immediately preceding sentence necessitates payment of a Third Party Approval Expense, (A) the Company shall be responsible for payment of, and shall discharge, pay and satisfy, any commercially reasonable Third Party Approval Expense required to consummate any portion of the Pre-Closing Restructuring or the transfer of any Non-Transferred Asset/Liability, and (B) the Buyer shall be responsible for payment of, and shall discharge, pay and satisfy, any other commercially reasonable Third Party Approval Expenses (other than those addressed in the immediately preceding clause (A)) in connection with the Contemplated Transactions (it being understood and agreed that neither the Company nor the Buyer shall pay or commit to pay any Third Party Approval Expense that is payable by the other party in accordance with this sentence).
(b)     As soon as practicable after the execution and delivery of this Agreement, the Parties shall prepare and submit to any other Governmental Body (including without limitation customers under Current Government Contracts and prospective customers under Government Bids) appropriate notifications and disclosures in connection with the Contemplated Transactions. During the period between the date hereof and the Closing, with respect to Government Bids, and subject to compliance with applicable Law, the Company shall take commercially reasonable actions reasonably required to maintain the viability of such Government Bids.

Section 6.3    Access to Premises and Information; Customers.
(a)    Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article XI, the Company shall give to, or cause to be made available for, the Buyer and its Affiliates, Subsidiaries and Representatives reasonable access and the right, upon reasonable prior notice and in such a manner that does not disrupt the Sellers’ or the Sold Companies’ or the Sold Subsidiaries’ businesses, to inspect during normal business hours all books and records (including information with respect to the Company’s standard accounting policies as necessary to calculate Closing Working Capital), personnel (including as set forth on Section 3.16(a) of the Disclosure Letter) and Leased Real Property of the Sellers, the Sold Companies and the Sold Subsidiaries relating to the Business; provided, that such access shall not include any environmental sampling of any Leased Real Property; and provided, further, that the parties shall maintain the confidentiality of any disclosed information to the extent set forth in the Confidentiality Agreement, dated November 20, 2019 (the “Confidentiality Agreement”), between the Buyer and the Company, and, subject to the immediately following proviso, the Buyer shall not seek nor have the right to be provided access to matters or documents that (i) relate to the auction or sale process related to the Business, (ii) disclosure of which might affect attorney-client privilege or any other applicable privilege of the Company or any of its Affiliates, or (iii) might be expected to result in or constitute a violation of applicable Law or breach of Contract; provided, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide access to such matters or documents referred to in the foregoing clauses (ii) or (iii) in a manner that does not result in a waiver of such privilege or a violation of such Contract or Law.
(b)    Upon the Closing, the Confidentiality Agreement shall terminate other than with respect to information to the extent relating to the Excluded Businesses. The Buyer acknowledges and agrees that (i) any and all information provided to it or its Affiliates, Subsidiaries or Representatives to the extent relating to the Excluded Businesses shall remain subject to the terms and conditions of the Confidentiality Agreement from and after the Closing, and (ii) if this Agreement is terminated prior to Closing pursuant to and in accordance with the terms and conditions of Article XI, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(c)    Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article XI, the Buyer will not communicate with the Employees and suppliers and customers of the Business relating to this Agreement and the Contemplated Transactions without first obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 6.4    Conduct of Business Following the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article XI, except as expressly contemplated by this Agreement (including the Pre-Closing Restructuring), as set forth in Section 6.4 of the Disclosure Letter, as required by applicable Law, or with the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), (i) the Company shall, and shall cause each of its Subsidiaries to, (A) operate the Business in the ordinary course of business and in a manner consistent with past practice in all material respects, (B) to the extent consistent with the foregoing clause (A) and not otherwise restricted by this Agreement, use commercially reasonable efforts to (1) preserve intact their respective material assets related to the Business in all material respects, (2) keep available the services of the directors and the executive officers, management and key employees of the Business, (3) preserve intact the present business organizations, operations and goodwill of the Business, and (4) preserve intact (or reasonably replace or substitute) material current relationships with customers, employees, suppliers, lessors, business associates and others having material business dealings with the Business, and (ii) the Company shall not, and shall cause each Sold Company, each Sold Subsidiary and, solely with respect to the Business, each of its other Subsidiaries, not to:

(a)    amend any of the Sold Companies’ or Sold Subsidiaries’ Organizational Documents;
(b)    (i) adjust, split, combine or reclassify the Equity Securities or capital of the Sold Companies or Sold Subsidiaries, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any Equity Securities or the capital of, or any securities convertible or exchangeable into or exercisable for Equity Securities or capital of, the Sold Companies or Sold Subsidiaries, other than redemptions or repurchases of Equity Securities that would not reduce the percentage ownership or any other economic entitlements (other than in respect of distributions of Cash prior to the Effective Time) of the applicable Sold Company or Sold Subsidiary that the Buyer would have held immediately following the Closing had such redemption, purchase or other acquisition not occurred, (iii) grant any Person any right or option to acquire any Equity Securities or capital of the Sold Companies or Sold Subsidiaries, or (iv) allot, issue, deliver, transfer, dispose of, assign, pledge, encumber with any Lien (except for Liens arising under applicable securities Laws) or sell any Equity Securities or capital of, or any securities, rights, warrants or options convertible or exchangeable into or exercisable for any Equity Securities or capital of, of the Sold Companies or Sold Subsidiaries;
(c)    materially increase the annual compensation or benefits payable or to become payable to any Employees, except (i) to the extent required by applicable Law, this Agreement, any Seller’s Benefit Plan, or any Labor Contract or other agreement in effect on the date of this Agreement, (ii) to comply with Section 409A of the Code and guidance applicable thereunder, (iii) to fill any vacancy for a position with a title lower than Senior Director, or an employee with an annual base salary that is less than $200,000, (iv) in conjunction with promotions or other changes in status made by the Sellers in the ordinary course of business in connection with the Company’s 2020 annual compensation review process relating to annual merit increases and annual incentive awards, in each case not to exceed the applicable per-country budget as set forth in Section 6.4(c) of the Disclosure Letter, or (iv) that are uniformly applied to all similarly situated employees of the Company and its Affiliates who are not Employees;
(d)    hire any employees with the title of Senior Director or more senior, or an employee with an annual base salary in excess of $200,000 or terminate the services of any such senior or highly paid employees other than for cause;
(e)    transfer any employee who is not an Employee from the Company or one of its Subsidiaries into any Sold Companies or Sold Subsidiaries, or transfer the employment of any Employee to a position in which such Employee would no longer be an Employee;
(f)    (i) enter into or adopt any new Benefit Plan that would have been an Assumed Plan if it had existed on the date hereof, except as may be required by applicable Law or pursuant to the terms of a Benefit Plan, (ii) amend or terminate any Assumed Plan except to the extent such changes apply equally to all participants in such Seller Benefit Plan, or (iii) materially amend any Sellers' Benefit Plan as it relates to Employees;
(g)    sell, lease, license, transfer, pledge, encumber, grant or dispose of any individual material asset or assets material to the Business, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business consistent with past practice, (iii) non-exclusive licenses of Intellectual Property Rights or the abandonment, allowance to lapse or other disposition of immaterial Intellectual Property Rights, in each case, in the ordinary course of business consistent with past practice, (iv) any Permitted Lien, or (v) pursuant to any Contract existing and in effect as of the date hereof and made available to the Buyer;
(h)    either (i) incur, assume or guarantee any Indebtedness for borrowed money other than Indebtedness that is repaid at or prior to the Closing, or (ii) make any loan or advance to, or forgive, cancel or discharge any loan or advance to, any Person, other than trade credit or advances for travel and other normal business expenses of directors and employees of the Business, in each case in the ordinary course of business consistent with past practice;
(i)    permit the Business or any Sold Company or Sold Subsidiary to, directly or indirectly, acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (i) Equity Securities of any other Person, or (ii) assets of any other Person outside of the ordinary course of business consistent with past practice;
(j)    change any method of account or accounting policies, practices or procedures applicable to the Business, other than as required by U.S. GAAP or applicable Law;
(k)    either (i) accelerate collection of any account receivable relating to the Business in advance of its due date, or (ii) delay payment of any account payable relating to the Business beyond its due date, in each case, other than any such acceleration or delay (as applicable) effected in the ordinary course of business consistent with past practice, in good faith and in a manner not intended to manipulate the calculation of the Estimated Cash Purchase Price to be set forth in the Estimated Closing Statement;
(l)    waive, release, assign, settle or compromise any Action principally affecting the Business unless the loss resulting from any such waiver, release, assignment settlement or compromise involves solely the payment of cash (with no imposition of non-monetary, injunctive or equitable relief and no finding or admission of criminal liability, a violation of Law or material wrongdoing or material wrongful conduct) in an aggregate amount less than $1,000,000 and such amount is paid in full prior to the Closing or such payment is not an obligation or Liability (in whole or in part) of any Sold Company or Sold Subsidiary following the Closing;
(m)    make or change any material Tax election (other than any entity classification election set forth in Section 6.4(m) of the Disclosure Letter), adopt or change any material method of Tax accounting, amend any material Tax Returns or settle any material Tax claim, in each case, outside of the ordinary course of business;
(n)    commit to make any capital expenditure with respect to the Business that is in excess of $1,000,000 individually, unless such capital expenditure is included in the capital expenditure plan set forth on Section 6.4(n) of the Disclosure Letter;

(o)    other than purchase orders pursuant to existing Contracts, either (i) terminate or amend, modify, supplement or waive in a manner that is adverse to the Business, or waive, assign, convey, encumber or otherwise transfer or dispose of, in whole or in part, any right or interest to or in any Material Contract, or (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date hereof;
(p)    dividend, set aside or pay any dividends or make any other distributions on or in respect of, any Equity Securities of any Sold Company or Sold Subsidiary other than in cash paid in full prior to the delivery by the Company of, or to the extent reflected in, the Estimated Closing Statement pursuant to Section 2.4(a);
(q)    dissolve, wind up, or liquidate any Sold Company or Sold Subsidiary or adopt a plan for the foregoing;
(r)    acquire any real property;
(s)    incur any Indebtedness or pay any Transaction Expenses following the Effective Time that is not included or reflected in the Estimated Closing Statement;
(t)    enter into any new line of business; or
(u)    authorize, commit or agree to do any of the foregoing.
For the avoidance of doubt, this Section 6.4 shall not restrict in any way any actions of, or in respect of, the Sold Companies or the Sold Subsidiaries with respect to the Non-Business Assets. Any action expressly permitted under any one clause of this Section 6.4 shall be permitted under all other clauses of this Section 6.4. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Closing. Before the Closing, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.
Section 6.5    Pre-Closing Restructuring.
(a)    Prior to the Closing, the Company shall use reasonable best efforts to, and shall cause each applicable Seller Party to use reasonable best efforts to, consummate the Pre-Closing Restructuring in accordance with Exhibit C and the terms and conditions set forth in this Section 6.5.
(b)    Without limitation of Section 6.5(a), in furtherance of the consummation of the Pre-Closing Restructuring, at any time prior to the Closing, (i) one or more Sold Companies or Sold Subsidiaries shall use reasonable best efforts to (and the Company shall cause each applicable Seller Party to use reasonable best efforts to) sell, grant, transfer or assign all of the assets, properties and rights of such Sold Company or Sold Subsidiary set forth on Section 6.5(b)(i) of the Disclosure Letter (the “Non-Business Assets”), together with all Liabilities to the extent resulting from, arising out of or relating to the Non-Business Assets (the “Non-Business

Liabilities”), to any Person, including the Company or any of its Affiliates (other than a Sold Company or Sold Subsidiary), and in connection therewith such transferee shall, from and after the effectiveness of any such sale, grant, transfer or assignment, assume, satisfy, pay and discharge when due all such Non-Business Liabilities and (ii) one or more of the Seller Parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to sell, grant, transfer or assign the assets, properties and rights set forth on Section 6.5(b)(ii) of the Disclosure Letter, to a Sold Company or a Sold Subsidiary, together with all Liabilities to the extent resulting from, arising out of or relating to such assets, properties or rights. In connection with the consummation of the Pre-Closing Restructuring and the transactions described in the previous sentence, no Seller Party shall directly or indirectly sell, grant, transfer or assign any asset, property or right of the Business, the Sold Companies or Sold Subsidiaries (x) (other than the Non-Business Assets) to any Seller Party that is not a Sold Company or a Sold Subsidiary, or (y) from any Seller Party or any of its Subsidiaries to a Sold Company or a Sold Subsidiary, other than pursuant to and in connection with an interim step set forth in Exhibit C, in each case, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Section 6.5, upon consummation of the Pre-Closing Restructuring, none of the Sold Companies or Sold Subsidiaries shall be considered to be “involved in any AECA and ITAR-regulated activities”, as defined in the Consent Agreement.
(c)    From and after the date hereof, prior to finalizing, entering into, executing or delivering any Pre-Closing Restructuring Document, the Company shall, or shall cause its applicable Subsidiary to, provide such Pre-Closing Restructuring Document to the Buyer in draft form and give the Buyer and its Representatives a reasonable opportunity to review and comment (and, if desired, to discuss with Key Employees) on such Pre-Closing Restructuring Document, and the Company shall consider in good faith any such comments of the Buyer. The Company shall, subject to the terms and conditions of Section 6.5(b) and this Section 6.5(c), be permitted to update the steps set forth in Exhibit C (and to subsequently effect the transactions set forth therein) upon the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
(d)    Notwithstanding anything to the contrary set forth in this Agreement, and subject to the terms and conditions set forth in Section 6.2 and this Section 6.5, to the extent that (i) the direct or indirect sale, transfer or assignment of any of the assets, rights or claims set forth on Section 6.5(d) of the Disclosure Letter to a Sold Company or a Sold Subsidiary, or (ii) any portion of the Pre-Closing Restructuring in respect of Non-Business Assets and Non-Business Liabilities (the foregoing, collectively, “Non-Transferred Assets/Liabilities”), in each case, requires a Third Party Approval, and such Third Party Approval shall not have been obtained or completed prior to the time the Closing would otherwise occur hereunder, then, (A) notwithstanding Section 7.1(h) and Section 8.1(g) the Closing may proceed without the completion of the applicable portion of the Pre-Closing Restructuring or the sale, transfer or assignment of the applicable Non-Transferred Assets/Liabilities to the Buyer, (B) all Closing deliverables (including those set forth in Section 2.5) in respect of the applicable Non-Transferred Assets/Liabilities and the applicable portion of the Pre-Closing Restructuring shall not be delivered at the Closing, and (C) the Company and the Buyer shall agree to language substantially similar in substance to the Assignment Rider with respect to the applicable Non-Transferred Assets/Liabilities; provided, that if the Non-

Transferred Assets/Liabilities are CyTerra Assets or CyTerra Liabilities, then the Closing may only proceed without the sale, transfer or assignment of the applicable CyTerra Assets or CyTerra Liabilities to the extent that both (x) the applicable transferor and transferee have agreed to language in the Pre-Closing Restructuring Document substantially similar in substance to the Assignment Rider with respect to the applicable CyTerra Assets and CyTerra Liabilities, and (y) the Sold Companies and Sold Subsidiaries would not be considered “involved in any AECA and ITAR-regulated activities”, as defined in the Consent Agreement, if the Closing were to occur without the actual sale, transfer or assignment of such CyTerra Assets and CyTerra Liabilities. Without limitation of the foregoing, to the extent that a Third Party Approval with respect to any of the Shared Locations is not obtained or completed prior to the Closing, the Buyer and the applicable Seller Party shall agree to provisions of the Assignment Rider with respect to any such Shared Location. For a period of twelve (12) months from and after the Closing, the Buyer and the Company shall use their respective reasonable best efforts to promptly obtain any such Third Party Approval. For the avoidance of doubt, this Section 6.5(d) shall not apply in respect of the Pre-Closing Restructuring steps involving the transfer, distribution, contribution or conveyance of shares in any company, or any cash or intercompany payable or receivable balances, to or from a U.K. tax resident company, or the formation or incorporation of a U.K. tax resident company.
Section 6.6    Transaction Documents. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article XI, the parties hereto shall cooperate in good faith and use their respective commercially reasonable efforts to (i) prepare as soon as reasonably practicable any and all Transaction Documents not prepared as of the date of this Agreement, (ii) finalize an agreed form of Shared Space Agreement with respect to each of the Shared Locations and (iii) discuss in good faith any appropriate further detail to be added in connection with the description of services included in the Schedules to the Transition Services Agreement (and the Company will provide such information as Buyer reasonably requests, in accordance with Section 6.3 regarding pricing with respect to the Services). In addition, the parties hereby agree that each agreement, arrangement or other instrument as shall be required under Law or as otherwise reasonably necessary and customary for such jurisdiction in order to or in connection with the transfer of the Shares in jurisdictions outside of the United States (each, a “Local Transfer Document”), shall include only those representations, warranties and indemnities provided for in this Agreement and such other provisions as are customary for such Local Transfer Document or required by Law to give effect to such transfer in any such jurisdiction. The parties agree that no Local Transfer Document is intended to, and no Local Transfer Document will, be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of the Buyer, the Company, any Seller or any of their respective Affiliates from those contained in this Agreement.
Section 6.7    Letters of Credit; Guaranties and Performance Bonds. The parties shall cooperate to cause the letters of credit, guaranties and performance bonds related to the Business to which a Seller Party, other than a Sold Company or Sold Subsidiary, is a party, guarantor or obligor or other similar instrument pursuant to which a Seller Party bears Liability for obligations of a Sold Company, Sold Subsidiary or the Business (such scheduled or other instruments, the “Business Guarantees”), including those listed on Section 6.7 of the Disclosure Letter, to be terminated and the applicable Seller Party to be released from any obligations thereunder, effective at the Closing. No later than fifteen (15) Business Days prior to the Closing, the Company shall deliver to the Buyer an updated copy of Section 6.7 of the Disclosure Letter, which updated copy shall reflect its good faith update of all Business Guarantees as of such date. The Company shall use commercially reasonable best efforts as promptly as practicable following the date hereof but in any event prior to the Closing to provide the Buyer true, correct and complete copies of each Buyer Guarantee. In connection with such termination, the Buyer shall use its commercially reasonable efforts to arrange for the issuance of customary replacement letters of credit, guaranties and performance bonds at or prior to the Closing. In no event shall any Seller Party or any of their respective Affiliates (other than a Sold Company or Sold Subsidiary following the Closing) have any Liabilities with respect to any such replacement letters of credit, guaranties or performance bonds. If the Closing occurs without a termination or release of a Business Guarantee, then following the Closing the Buyer shall indemnify, defend and hold harmless the Company and its Affiliates against any Liabilities and Damages sustained, incurred or suffered by the Company or any of its Affiliates resulting from, arising out of or relating to (i) any claim by any third party resulting from, arising out of or relating to such Business Guarantee or (ii) any failure of the Buyer to comply with the obligations set forth in this Section 6.7. Solely with respect to Business Guarantees that have not been terminated and in respect of which the applicable Seller Party has not been released from its obligations prior to the Closing in accordance with this Section 6.7, the Buyer shall use its commercially reasonable efforts not to amend, modify or renew any Contract subject to any such Business Guarantee without the consent of the Company (not to be unreasonably withheld, conditioned or delayed) unless, pursuant to or prior to such amendment, modification or renewal, the Company’s continuing obligation has been extinguished and the Company has no continuing Liability thereunder.
Section 6.8    Elimination of Affiliate Transactions. The Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to cause all Carve-Out Accounts to be cancelled, repaid or otherwise eliminated at or prior to the Closing with no further Liabilities of the Buyer or any of its Subsidiaries or Affiliates arising or resulting therefrom, and shall provide evidence reasonably satisfactory in form and substance to the Buyer of such cancellations, repayments or other eliminations. Except (a) as contemplated by this Agreement and the other Transaction Documents, or (b) as set forth on Section 6.8 of the Disclosure Letter, the Company shall cause all Affiliate Arrangements between any Sold Company or Sold Subsidiary, on the one hand, and any Seller Party (other than the Sold Companies and the Sold Subsidiaries), on the other hand, and all rights and obligations of the Sold Companies and the Sold Subsidiaries thereunder or thereto, to be terminated at or prior to the Closing, such terminations in form and substance reasonably satisfactory to the Buyer, with no further Liability of the Buyer or any of its Subsidiaries or Affiliates arising or resulting therefrom.
Section 6.9    Insurance Coverage. The Buyer is aware that the Business is covered by group umbrella insurance policies taken out by the Company and its Affiliates (such policies, including each Insurance Policy, each, a “Group Policy”) and that, except as expressly set forth in Section 9.7, the Business will not be covered by such umbrella insurance policies, including claims based and occurrence based policies, after the Closing. The Buyer shall undertake reasonable measures so that the current umbrella insurance policies are replaced by other insurance policies for the Business as of the Effective Time at the latest if and to the extent such umbrella insurance policies cover the Business. The Company, the Buyer and each of their respective insurance brokers, shall reasonably cooperate to identify such umbrella insurance policies and to facilitate a replacement thereof at the Buyer’s expense.
Section 6.10    Facility Clearances. The Buyer shall prepare and deliver to the DCSA, within five (5) Business Days of the date hereof, a completed Certificate Pertaining to Foreign Interests, together with all supporting and other documentation, for the purpose of obtaining the approval of the DCSA agreement that the Buyer is not under foreign ownership, control and influence, as defined in the NISPOM. If the Buyer has an actual or potential foreign ownership, control or influence situation as defined in NISPOM 2-303, the Buyer shall take such actions that are necessary or requested by the DCSA to mitigate any foreign ownership, control and influence in order for each applicable Sold Company and Sold Subsidiary to maintain their respective facility security clearances.
Section 6.11    No Shop. The Company hereby covenants and agrees that it shall not, and it shall cause each of its Subsidiaries and Affiliates (and direct their respective Representatives) not to, for the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with the terms and conditions of Article XI, take any action to (a) directly or indirectly encourage, solicit, initiate, facilitate, accept, engage in or enter into any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, (c) publicly approve, endorse or recommend any Acquisition Proposal, or (d) directly or indirectly participate, engage or continue in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to facilitate the making of, an Acquisition Proposal, in each of the foregoing clauses (a) and (d), other than to reject or terminate any such discussions, negotiations or proposals. Without limiting the generality of the foregoing, the Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Proposal and eliminate access to any data room (virtual or otherwise) maintained by the Company to all Persons other than Buyer and its Representatives and the Company’s Representatives. The Company also agrees that it will promptly, but in no event later than five (5) Business Days after the date of this Agreement, request each Person (other than the Buyer) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof. Any violation of this Section 6.11 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.11 by the Company.
Section 6.12    Resignations. At the request of the Buyer at least five (5) Business Days prior to the Closing, the Company shall use reasonable best efforts to cause any requested director or officer of any Sold Company or Sold Subsidiary to tender his or her resignation from such position effective contingent upon and concurrently with the occurrence of the Closing.
Section 6.13    Data Room. The Company agrees that it shall cause the Data Room to remain accessible to Buyer for no less than fifteen (15) Business Days following the date of this Agreement.

Section 6.14    Certain Indebtedness Agreements. Prior to the Closing, the Company shall use reasonable best efforts to, and shall cause each applicable Seller Party to use reasonable best efforts to, (i) retrieve and provide to the Buyer true, correct and complete copies of all documentation relating to the Specified Debentures and, (ii) in the event such Specified Debentures remain outstanding, repay, discharge in full or terminate the Specified Debentures (including by obtaining a release of any Lien thereunder).
ARTICLE VII
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS TO CLOSE
Section 7.1    Closing. The obligation of the Buyer to purchase the Shares and to otherwise consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions precedent (any of which may (other than the condition precedent set forth in Section 7.1(h)), subject to applicable Law, be waived, in whole or in part, by the Buyer in its sole discretion):
(a)    Representations and Warranties. The (i) representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations and the Company Capitalization Representations) shall be true and correct in all respects, without regard or giving effect to any “Material Adverse Effect”, “material” or other similar qualifications contained in them, as of the date hereof and at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except if the failure of any such representation and warranty referred to in this clause (i) to be so true and correct has not had, or would not reasonably be expected to have, a Material Adverse Effect, (ii) Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2 with respect to the Company) shall be true and correct in all respects at and as of the Closing Date, as though made on and as of each such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (iii) the representations and warranties set forth in Section 3.2 with respect to the Company shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, as though made on and as of each such date, (iv) Company Capitalization Representations shall be true and correct in all respects (except for any de minimis inaccuracy therein) at and as of the Closing Date, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and (v) representations and warranties of the Company set forth in Section 3.10(e) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, as though made on and as of each such date.
(b)    Compliance with this Agreement. The Company shall have duly performed and complied with or shall have caused to be duly performed or complied with, in all material respects, all obligations, covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Company at or before the Closing.
(c)    Officer’s Certificate. At or prior to the Closing, the Company shall have delivered or cause to be delivered to the Buyer a certificate executed by an authorized officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(g).
(d)    No Prohibitions. No Law or Order shall have been entered, enacted or promulgated by a Governmental Body of competent jurisdiction and shall be in effect that prevents the consummation of the Contemplated Transactions.
(e)    Governmental Approvals. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) all consents and approvals of Governmental Bodies listed on Section 7.1(e) of the Disclosure Letter shall have been obtained.
(f)    Certain Documents. The Company shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 2.5(a) with respect to the Closing.
(g)    No Material Adverse Effect. Since the date hereof, there shall not have been a Material Adverse Effect.
(h)    Pre-Closing Restructuring. Each transaction of the Pre-Closing Restructuring shall have been consummated in accordance with the terms and conditions of Section 6.5, subject to Section 6.5(d).
Section 7.2    Frustration of Closing Conditions. The Buyer may not rely, either as a basis for not consummating the Contemplated Transactions or for terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by the Buyer’s intentional breach of any provision of this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE
Section 8.1    Closing. The obligation of the Company to cause the Sellers to sell the Shares and to otherwise consummate the Contemplated Transactions is subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions precedent (any of which may (other than the condition precedent set forth in Section 8.1(g)), subject to applicable Law, be waived, in whole or in part, by the Company in its sole discretion):
(a)    Representations and Warranties. The representations and warranties of the Buyer set forth in (i) this Agreement (other than in Section 4.10) shall be true and correct in all respects, without regard to any “materiality” qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not reasonably be expected to materially impair or delay the Buyer’s ability to consummate the Contemplated Transactions, and (ii) Section 4.10 shall each be true and correct in all respects as

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though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date).
(b)    Compliance with this Agreement. The Buyer shall have duly performed and complied in all material respects with all obligations, covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Buyer at or before the Closing.
(c)    Officer’s Certificate. At or prior to the Closing, the Buyer shall have delivered to the Company a certificate executed by an authorized officer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 8.1(a) and Section 8.1(b).
(d)    No Prohibitions. No Law or Order shall have been entered, enacted or promulgated by a Governmental Body of competent jurisdiction after the date hereof and shall be in effect that prevents the consummation of the Contemplated Transactions.
(e)    Governmental Approvals. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) all consents and approvals of Governmental Bodies listed on Section 7.1(e) of the Disclosure Letter shall have been obtained.
(f)    Certain Documents. The Buyer shall have delivered, or caused to be delivered, each of the documents and instruments set forth in Section 2.5(b) with respect to the Closing.
(g)    Pre-Closing Restructuring. Each transaction of the Pre-Closing Restructuring shall have been consummated in accordance with the terms and conditions of Section 6.5, subject to Section 6.5(d).
Section 8.1    Frustration of Closing Conditions. The Company may not rely, either as a basis for not consummating the Contemplated Transactions or for terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Section 8.1 to be satisfied if such failure was caused by the Company’s intentional breach of any provision of this Agreement.
ARTICLE IX
ADDITIONAL COVENANTS OF THE PARTIES
Section 9.1    Publicity. Except for a press release approved by the parties at the entering into of this Agreement and at, prior to or after the Closing, or, subject to the following sentence, as may be required by Law or Governmental Bodies (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities of either party), neither the Company, the Buyer nor their respective Affiliates shall release, generate or permit any publicity concerning this Agreement or the Contemplated Transactions or otherwise announce or disclose to a third party any matter relating to this Agreement or the Contemplated Transactions (except in connection with obtaining requisite consents as set forth herein) without

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the prior express written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. If disclosure is required by applicable Law (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities), the party making the release or announcement shall, to the extent permitted by applicable Law and reasonably practicable, before making such release or announcement, provide a copy thereof to the other party, with an opportunity to comment thereon, prior to such issuance. No party shall be required to provide notice to the other or otherwise comply with this Section 9.1 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 9.1.
Section 9.2    Access after Closing; Cooperation; Confidentiality.
(a)    From and after the Closing for a period of six (6) years, the Buyer will make or cause to be made available to the Company and its Affiliates and Representatives, on a timely basis, reasonable access and the right, upon reasonable prior notice and in a manner that does not disrupt the businesses of the Buyer and its Affiliates and Representatives, to inspect during normal business hours all books, records and documents in the Buyer’s or its Affiliates’ or Representatives’ possession (including, for purposes of this Section 9.2(a) but subject to the terms and conditions herein, personnel records or files related to the Continuing Employees), and will provide the cooperation and assistance of the Buyer’s or the Sold Companies’ or Sold Subsidiaries’ employees responsible for such books, records and documents during normal business hours as may be reasonably requested by the Company, relating to the Business for the purpose of: (a) concluding the Company’s involvement in the Business, (b) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action by or before any court or other Governmental Body, (c) preparing reports to any Governmental Body, (d) ensuring compliance with, and managing of proceedings under, Trade Controls (including with respect to pending voluntary self-disclosures and directed disclosures); (e) preparing and delivering any accounting or other statement (whether provided for under this Agreement or otherwise), or (e) for any other bona fide business purpose relating to the Business; provided, that the parties shall maintain the confidentiality of any disclosed information pursuant to and in accordance with the terms and conditions of Section 9.2(c) and, subject to the immediately following proviso, the Company and its Affiliates and Representatives shall not seek nor have the right to be provided access to matters or documents that (i) relate to the acquisition of the Business, (ii) disclosure of which might adversely affect attorney-client privilege or any other applicable privilege of the Buyer or any of its Subsidiaries, Affiliates or Representatives, or (iii) might be expected to result in or constitute a violation of applicable Law or breach of Contract; provided, further, that the Buyer shall, and shall cause its Subsidiaries, Affiliates and Representatives to, use reasonable best efforts to provide access to such matters or documents referred to in the foregoing clauses (ii) or (iii) in a manner that does not result in a waiver of any such privilege or a violation of such Contract or Law. The access rights provided for in this Section 9.2 shall not apply in respect of Taxes which, for the avoidance of doubt, shall be governed by Section 9.4(h).
(b)    From and after the Closing for a period of six (6) years, the Company will make or cause to be made available to the Buyer and its Affiliates and Representatives, on a timely basis, reasonable access and the right, upon reasonable prior notice and in a manner that

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does not disrupt the businesses of the Company and its Affiliates and Representatives, to inspect during normal business hours all books, records and documents in the Company’s or its Affiliates’ or Representatives’ possession, and will provide the cooperation and assistance of the Company’s employees responsible for such books, records and documents during normal business hours as may be reasonably requested by the Buyer, relating to the Business for the purpose of: (i) concluding the Company’s involvement in the Business, (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action by or before any court or other Governmental Body, (iii) preparing reports to any Governmental Body, (iv) ensuring compliance with, and managing of proceedings under, Trade Controls (including with respect to pending voluntary self-disclosures and directed disclosures); (v) preparing and delivering any accounting or other statement (whether provided for under this Agreement or otherwise), or (vi) for any other bona fide business purpose relating to the Business; provided, that the parties shall maintain the confidentiality of any disclosed information pursuant to and in accordance with the terms and conditions of Section 9.2(c) and, subject to the immediately following proviso, the Buyer and its Affiliates and Representatives shall not seek nor have the right to be provided access to matters or documents that (i) relate to the acquisition of the Business, (ii) disclosure of which might adversely affect attorney-client privilege or any other applicable privilege of the Company or any of its Subsidiaries, Affiliates or Representatives, or (iii) might be expected to result in or constitute a violation of applicable Law or breach of Contract; provided, further, that the Company shall, and shall cause its Subsidiaries, Affiliates and Representatives to, use reasonable best efforts to provide access to such matters or documents referred to in the foregoing clauses (ii) or (iii) in a manner that does not result in a waiver of any such privilege or a violation of such Contract or Law. The access rights provided for in this Section 9.2 shall not apply in respect of Taxes which, for the avoidance of doubt, shall be governed by Section 9.4(h).
(c)    For a period of three (3) years after the Closing Date, the Company shall hold and shall cause its Subsidiaries and Affiliates to hold, and shall each use their commercially reasonable efforts to cause their respective Representatives to hold, in strict confidence, and not to use in a manner in violation of Section 9.8, any and all of the other Business Confidential Information (as defined below); provided, however, that the Company may disclose, or may permit disclosure of, Business Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Company, (ii) if the Company, its Subsidiaries or their respective Representatives are requested or compelled to disclose any such Business Confidential Information by judicial or administrative process or by other requirements of Law or other legal process (by oral questions, interrogatories, requests, subpoenas, depositions, civil investigative demands or otherwise) or any Governmental Body, securities exchange, market or automated quotation system to which such Person or such Person’s Equity Securities are subject, or (iii) in connection with any proceeding to enforce such Party’s rights under this Agreement or any Transaction Document. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Business Confidential Information is made pursuant to clause (ii) immediately above, the Company shall (x) to the extent legally permissible, promptly notify the Buyer of the existence of such request or demand and the disclosure that is expected to be made in respect thereto with sufficient specificity so that the Buyer may, at its expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9.2(c), and (y) if

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requested by the Buyer (at the Buyer’s sole cost and expense), cooperate with the Buyer in seeking a protective order or other appropriate remedy in respect to such request or demand. If such a protective order or other remedy or the receipt of a waiver by the Buyer is not obtained and such disclosing party or any of its Subsidiaries, Affiliates or representatives is nonetheless requested or compelled by judicial or administrative process or by other requirements of Law or other legal process (by oral questions, interrogatories, requests, subpoenas, depositions, civil investigative demands or otherwise) or any Governmental Body, securities exchange, market or automated quotation system to which such Person is subject to disclose any Business Confidential Information, the Company (or such Subsidiary, Affiliate or representative) may, after compliance with the immediately preceding sentence of this Section 9.2(c), disclose only that portion of the Business Confidential Information which is so requested or compelled; provided, that the Company and, if appropriate, such Subsidiary, Affiliate or Representative, exercise its and their, if so requested by the Buyer, respective commercially reasonable efforts, at the Buyer’s sole cost and expense, to obtain reliable assurances that confidential treatment will be afforded to such Business Confidential Information. As used in this Agreement, “Business Confidential Information” means all non-public information relating to the Business, any Sold Company or any Sold Subsidiary, except that “Business Confidential Information” shall not include information (A) which was, is or becomes generally available to the public (other than as a result of its disclosure in violation of this Section 9.2(c)), or (B) to the extent such information relates to the Excluded Businesses.
(d)    From the Closing Date until the twelve (12) month anniversary of the Closing Date, the Company and its Subsidiaries shall, and the Company shall direct its Representatives to, use their commercially reasonable efforts, at the Buyer’s sole cost and expense and as promptly as reasonably practicable upon the Buyer’s reasonable request, to cooperate reasonably with and provide reasonable support to the Buyer and its Representatives in the Buyer’s preparation of any audited financial statements of the Business for any periods prior to the Closing or in connection or with respect to any future public or private offering of securities or loan financing that may be filed or conducted by the Buyer or its Affiliates, including directing the Company’s independent accountants to provide reasonable assistance to the Buyer. The Buyer shall, (a) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 9.2(d), and (b) indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives from and against any and all Damages sustained, incurred or suffered in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 9.2(d).
Section 9.3    Cooperation in Litigation. Subject to Section 9.4(h) and, in conjunction with Actions where the parties hereto are not adverse, (a) for a period of three years after the Closing, each party hereto will reasonably cooperate with the other in the defense or prosecution of any Action which has been or may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to the Closing (other than litigation arising out of the Contemplated Transactions), and (b) the party requesting such cooperation shall pay the reasonable and documented out-of-pocket costs and expenses (including reasonable

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attorneys’ fees) of the party providing such cooperation and of its Representatives reasonably incurred in connection with providing such cooperation.
Section 9.4    Tax Matters.
(a)    Preparation and Filing of Combined Tax Returns and Pre-Closing Separate Tax Returns of the Sold Companies and Sold Subsidiaries. The Company shall, at its expense, prepare (or cause to be prepared) (i) all combined, consolidated or unitary Tax Returns that include any member of the Company Group, on the one hand, and any Sold Company or Sold Subsidiary, on the other hand (a “Combined Tax Return”) and (ii) all Tax Returns (other than any Combined Tax Return) required to be filed by or with respect to any of the Sold Companies or any of the Sold Subsidiaries for any taxable period that ends on or before the Closing Date (“Pre-Closing Separate Tax Returns”). All such Pre-Closing Separate Tax Returns shall be prepared and filed in a manner consistent with the prior practice of the Sold Companies and Sold Subsidiaries (as the case may be), except as required by applicable Law. The Company shall deliver (or cause to be delivered) drafts of all such Pre-Closing Separate Tax Returns to the Buyer for its review at least thirty (30) days prior to the Due Date of any such Tax Return. The Pre-Closing Separate Tax Returns shall be subject to the Buyer’s review and comment. If the Buyer disputes any item on a Pre-Closing Separate Tax Return, it shall notify the Company (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Separate Tax Return) of such disputed item (or items) and the basis for its objection. The Buyer and the Company shall cooperate and act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Separate Tax Return. If the Buyer and the Company cannot resolve any disputed item, the item in question shall be resolved by the Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 9.4(a). The fees and expenses of the Accountant shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Company. The Company shall timely file (or cause to be timely filed), and shall timely pay (or cause to be timely paid) any Taxes shown as due on, any Combined Tax Return and any Pre-Closing Separate Tax Return; provided, however, that if any disputed item on a Pre-Closing Separate Tax Return shall not yet have been finally resolved pursuant to this Section 9.4(a) by the Due Date of the relevant Pre-Closing Separate Tax Return, the Company shall file such Pre-Closing Separate Tax Return reflecting the item as proposed by the Company and shall file an amended Pre-Closing Separate Tax Return to reflect such item once and as finally determined pursuant to this Section 9.4(a); provided, further, that if the Company is not authorized to execute and file any such Pre-Closing Separate Tax Return by applicable Law, the Buyer shall execute and file (or cause to be executed and filed) such Pre-Closing Separate Tax Return (as finally determined pursuant to this Section 9.4(a)) with the appropriate Taxing Authority.
(b)    Preparation and Filing of Straddle Period Separate Tax Returns of the Sold Companies and Sold Subsidiaries. The Buyer shall, at its expense, prepare (or cause to be prepared) and file (or cause to be filed) (subject to the provisions of this Section 9.4(b)) all Tax Returns with respect to any Sold Company or Sold Subsidiary for any Straddle Period (other than any Combined Tax Return) (each, a “Straddle Period Separate Tax Return”) and shall timely pay or cause to be timely paid all Taxes shown as due thereon. The Buyer shall deliver or cause to be delivered a draft of each such Straddle Period Separate Tax Return to the Company for its review at least thirty (30) days prior to the Due Date of such Straddle Period Separate Tax Return, and shall

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notify the Company in writing of the Company’s share of the Taxes reflected on such Straddle Period Separate Tax Return (determined in accordance with Section 9.4(e)); provided, however, that such draft of such Straddle Period Separate Tax Return and the calculation of the Company’s share of the Taxes reflected on such Straddle Period Separate Tax Return (determined in accordance with Section 9.4(e)) shall be subject to the Company’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. If the Company disputes any item on such Straddle Period Separate Tax Return and/or the calculation of the Company’s share of Taxes reflected on such Straddle Period Separate Tax Return, it shall notify the Buyer (by written notice within fifteen (15) days of the later of receipt of such draft of such Straddle Period Separate Tax Return and receipt of written notice relating to the Company’s share of the Taxes reflected on such Straddle Period Separate Tax Return) of such disputed item (or items) and the basis for its objection. If the Company does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Straddle Period Separate Tax Return, and the Company’s share of the Taxes reflected on such Straddle Period Separate Tax Return (determined in accordance with Section 9.4(e)) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 9.4(b). The Buyer and the Company shall cooperate and act in good faith to resolve any dispute prior to the Due Date of any such Straddle Period Separate Tax Return. If the Buyer and the Company cannot resolve any disputed item, the item in question shall be resolved by the Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 9.4(b). If the disputed item shall not yet have been finally resolved pursuant to this Section 9.4(b) by the Due Date of the relevant Straddle Period Separate Tax Return, the Buyer shall file such Straddle Period Separate Tax Return reflecting the item as proposed by the Buyer and shall file an amended Straddle Period Separate Tax Return to reflect such item once and as finally determined pursuant to this Section 9.4(b). The fees and expenses of the Accountant shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Company.
(c)    [Reserved].
(d)    Preparation and Filing of Post-Closing Period Tax Returns of the Sold Companies and Sold Subsidiaries. The Buyer shall, at its expense, prepare (or cause to be prepared) and file (or cause to be filed) all Post-Closing Period Tax Returns of the Sold Companies and Sold Subsidiaries and shall pay (or cause to be paid) all Taxes with respect to any such Tax Returns.
(e)    Apportionment of Taxes. To the extent permitted or required by applicable Law, the taxable year of each of the Sold Companies and each of the Sold Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of a Sold Company or Sold Subsidiary for a Straddle Period relating to:
(i)    (A) Taxes based on the income or receipts, profits or gains of any Sold Company or Sold Subsidiary for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including sales, use and transfer Taxes), other than Transfer Taxes described in Section 9.4(f), for a Straddle Period, or (C) withholding and employment Taxes, the determination of the Taxes of the Sold Companies and Sold Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period

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beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Sold Companies and Sold Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Sold Companies and Sold Subsidiaries were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the taxable period); and
(ii)    Taxes of the Sold Companies or the Sold Subsidiaries not described in Section 9.4(e)(i) for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Sold Companies and the Sold Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period before and ending on (and including) the Closing Date, on the one hand, and the number of days in the Straddle Period beginning and ending after the Closing Date, on the other hand.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, all transactions that occur on the Closing Date but after the Closing and that are not in the ordinary course of business of the Sold Companies or the Sold Subsidiaries shall be considered to be attributable to the period that commences on the day following the Closing Date.
(f)    Transfer Taxes. The Buyer, on the one hand, and the Company, on the other, shall each be responsible for fifty percent (50%) of the amount of any Transfer Taxes arising by reason of this Agreement (including any U.K. stamp duty or U.K. stamp duty reserve Tax payable in respect of this Agreement or the transfer of any of the Shares), other than, for the avoidance of doubt any Transfer Taxes attributable to the Pre-Closing Restructuring (which shall be borne solely by the Company). The Buyer and the Company shall cooperate to minimize any such Transfer Taxes and shall each file or cause an Affiliate of each of them to sign and file all documentation with the relevant Taxing Authority relating to such Transfer Taxes as may be required by applicable Law. If the Law does not provide which party is required to file any such documentation relating to any such Transfer Taxes, then the Company shall file such documentation that is required to be filed in relation to the Pre-Closing Restructuring, and the Buyer shall file all other such documentation, and the parties shall reasonably cooperate with each other with respect to such filings. All such documentation shall be filed on a basis consistent with the allocations described in Section 2.6.
(g)    Refunds. Any refunds of Taxes, plus, for the avoidance of doubt, any interest attributable thereto, that are received by the Buyer (or its Affiliates) or the Sold Companies or Sold Subsidiaries that are Pre-Closing Taxes (any such refund for a Straddle Period to be allocated in accordance with the principles of Section 9.4(e)) shall be for the sole account of the Company,

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and the Buyer shall pay (or cause to be paid) to the Company (in immediately available funds denominated in dollars) any such refund net of any Taxes imposed on the Buyer in respect of receipt or accrual of such refund and net of any reasonable out-of-pocket expenses associated with obtaining such refund; provided, however, that this Section 9.4(g) shall not apply to the extent such refund was taken into account in determining the Final Working Capital. The Buyer shall be entitled to any refunds of Taxes of the Sold Companies or Sold Subsidiaries other than refunds to which the Company is entitled pursuant to the preceding sentence. For purposes of this Section 9.4(g), the Sold Company or Sold Subsidiary shall be deemed to have received a refund of Taxes (i) if, and then only to the extent, that such refund offsets or reduces Taxes relating to any Post-Closing Tax Period or Post-Closing Straddle Period and (ii) at the time a Tax Return is filed on which such refund is actually applied against amounts otherwise payable. The Buyer shall, and shall cause the Sold Companies and the Sold Subsidiaries to, cooperate with the Company in obtaining refunds of the Sold Companies and the Sold Subsidiaries relating to Pre-Closing Tax Periods and Pre-Closing Straddle Periods (including through amendment of Tax Returns); provided, however, that the Buyer shall not be required to take any action that could in the Buyer’s reasonable determination have a material adverse impact on the Buyer or any of its Affiliates (including any Sold Company or Sold Subsidiary) after the Closing.
(h)    Cooperation.
(i)    The Company and the Buyer (and each of their respective Affiliates) shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving in good faith all disputes and audits with respect to all taxable periods relating to Taxes. The Buyer recognizes that the Company may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Sold Companies and Sold Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, the Buyer agrees that from and after the Closing Date, the Buyer and its Affiliates shall, and shall cause the Sold Companies and Sold Subsidiaries, their Affiliates and successors to retain and maintain such records and information until the later of (A) six (6) years following the Closing Date and (B) the expiration of the applicable statute of limitations with respect to the Tax for which such records or information relate; and allow the Company (and its agents and representatives) to inspect, review and make copies of such records and information as the Company or its agents and representatives reasonably request from time to time, and in each case, at the Company’s request, shall transfer and deliver such records to the Company at the Company’s expense at the end of any such period and, in any case, before disposing of such records or transferring them to a third party.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any (x) Combined Tax Returns or (y) information relating to Taxes or Tax Returns of the Company or any of its Affiliates (or any of its successors or predecessors), excluding information that the Company reasonably determines relates to any of the Sold Companies or Sold Subsidiaries.

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(iii)    To the extent that the Company or any of its Affiliate takes any action or is aware of any event that could give rise to a claim by the Buyer in respect of paragraph (l) of the definition of “Pre-Closing Taxes”, the Company will timely provide to the Buyer (or procure the provision of) such information as is reasonable to allow the Buyer to calculate any Tax for which it or any of its Affiliates must pay or account in respect of such action of event.
(i)    Certain Controversies.
(i)    If any Taxing Authority asserts a Tax Claim (or any party to this Agreement otherwise becomes aware of a matter in respect of which a claim for indemnification under Article X is reasonably likely (a “Relevant Matter”)), then the party to this Agreement first receiving notice of such Tax Claim (or that becomes aware of such Relevant Matter) promptly shall provide written notice thereof to the other party; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Agreement, except to the extent that the other party is prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim (or details of the Relevant Matter, as the case may be) and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.
(ii)    In the case of a Tax Proceeding of or with respect to any of the Sold Companies or Sold Subsidiaries for any Pre-Closing Tax Period (other than a Tax Proceeding described in Section 9.4(i)(iv)), the Company shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (A) if the resolution of such Tax Proceeding could reasonably be expected to have a material adverse impact on the Buyer or any of its Affiliates (including any Sold Company or Sold Subsidiary after the Closing), the Company shall keep Buyer apprised of material developments with respect to, and promptly shall respond to any reasonable requests from the Buyer for information relating to, such Tax Proceeding, and (B) the Company shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment could have a material adverse impact on the Buyer or any of its Affiliates (including any Sold Company or Sold Subsidiary) in any Post-Closing Tax Period or Post-Closing Straddle Period.
(iii)    In the case of a Tax Proceeding of or with respect to any Sold Company or Sold Subsidiary for any Straddle Period (other than a Tax Proceeding described in Section 9.4(i)(iv), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (A) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (C) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (E) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings

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or conferences with the relevant Taxing Authority and (F) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that the Controlling Party shall not have any obligations (and the Non-Controlling Party shall not have any rights) under clause (A), (B), (C) or (E) above with respect to any portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating exclusively thereto) that could not reasonably be expected to affect the liability of, or otherwise have an adverse effect on, the Non-Controlling Party or any of its Affiliates. For purposes of this Agreement, “Controlling Party” shall mean the Company if the Company and its Affiliates are reasonably expected to bear the greater Tax Liability in connection with such Tax Proceeding, or the Buyer if the Buyer and its Affiliates are reasonably expected to bear the greater Tax Liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of the Company or the Buyer is not the Controlling Party with respect to such Tax Proceeding.
(iv)    Notwithstanding anything to the contrary in this Agreement, the Company shall have the exclusive right to control in all respects, and neither the Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (A) any Tax Return of the Company or a member of the Company Group, and (B) any Tax Return of a consolidated, combined or unitary group that includes any member of the Company Group (including any Combined Tax Return); provided, that if the resolution of such Tax Proceeding could reasonably be expected in the Company’s determination to have a material adverse impact on the Buyer or any of its Affiliates (including any Sold Company or Sold Subsidiary after the Closing) in any Post-Closing Tax Period or Post-Closing Straddle Period, the Company shall promptly (1) provide written notice of such Tax Proceeding to the Buyer, and (2) keep the Buyer apprised of any material developments with respect to such Tax Proceeding and respond to any reasonable requests from the Buyer for information relating to such Tax Proceeding; provided, further, that the Company shall in no event be required pursuant to the foregoing proviso to provide the Buyer with any such Tax Returns.
(j)    No Amendment. None of the Buyer, the Sold Companies, the Sold Subsidiaries or any of their Affiliates shall amend, refile, revoke or otherwise modify (or cause any of their respective Affiliates to amend, refile, revoke or otherwise modify) any Tax Return of a Sold Company or Sold Subsidiary with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.
(k)    Limitations on Actions. None of the Buyer, the Sold Companies, the Sold Subsidiaries or any of their respective Affiliates shall (i) make, revoke or amend any election relating to Taxes with respect or relating to a Pre-Closing Tax Period or Pre-Closing Straddle Period (including making any election under Section 338 of the Code), without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed (ii) make any election pursuant to Treasury Regulations Section 301.7701-3 with an effective date earlier than two (2) days after the Closing Date, or (iii) carryback any Tax attribute arising in any period ending after the Closing Date to any period prior to the Closing Date.

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(l)    India Exemption Documentation. Prior to the Closing, the Company shall deliver to the Buyer, in form and substance reasonably satisfactory to the Buyer, either (i) a valuation report issued by a mutually acceptable valuation firm (the “Valuation Firm”), demonstrating that as of the “specified date” (determined in accordance with the Indian Income Tax Act, 1961), the value of the assets located in India (on a consolidated basis) represent less than 50% of the value of all the assets owned by the U.K. Sold Company, for purposes of the relevant provisions of the Indian Income Act, 1961 read with the rules made thereunder (such valuation report hereinafter referred to as “Indian Exemption Documentation”), together with all supporting documents relating to such valuation, or if the Company is unable to deliver the Indian Exemption Documentation, (ii) a certificate issued and certified by a mutually acceptable international accounting firm operating in India setting forth the amount of capital gains or losses to be incurred by the Company and its Subsidiaries out of or resulting from the transactions contemplated by this Agreement for purposes of the relevant provisions of the Indian Income Tax Act, 1961 and rules made thereunder, and the capital gains tax liability as per the relevant provisions of the Indian Income Tax Act, 1961, if any, together with all supporting documents relating to such certificate.
(m)    Treasury Regulations Sections 1.1502-36 Election. To the extent Treasury Regulations Section 1.1502-36 is applicable with respect to U.S. Seller’s sale of the Shares of L3 Security and Detection Systems, Inc., the Company shall make, or shall cause to be made, a valid and timely election or elections pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5) to reduce all or any portion of U.S. Seller’s basis in the Shares of L3 Security and Detection Systems, Inc. to the extent of L3 Security and Detection Systems, Inc.’s attribute reduction amount (including any portion in excess of a specified amount), determined under Treasury Regulations Section 1.1502-36, such that, after giving effect to such election, there is no reduction in the basis of L3 Security and Detection Systems, Inc.’s and its Subsidiaries’ assets (including stock of any Subsidiary of L3 Security and Detection Systems, Inc.) or the attributes of L3 Security and Detection Systems, Inc. and its Subsidiaries. The Company shall not make, or cause to be made, any election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) to reattribute all or any portion of L3 Security and Detection Systems, Inc.’s attribute reduction amount.
(n)    Certain Tax Sharing Agreements.
(i)    The Company shall cooperate, and shall procure the cooperation of any relevant Seller or Affiliate of any Seller (other than a Sold Company or Sold Subsidiary), with the Buyer and any Sold Company or Sold Subsidiary which at any time before Closing was a member of a group payment arrangement made pursuant to section 59F of the U.K.’s Taxes Management Act 1970 (“GPA”) in relation to any liabilities or obligations of any such Sold Company or Sold Subsidiary under any such GPA (including, for the avoidance of doubt, liabilities to corporation tax which are a primary liability of any relevant Seller or Affiliate of any Seller). Without prejudice to the generality of the foregoing, the Company shall (1) procure that there is made available, in a timely fashion and at the Company’s cost, all such information relating to the pre-Closing Tax affairs of any Seller or Affiliate of any Seller (other than a Sold Company or Sold Subsidiary) which was at any time a member of such a GPA and which is reasonably requested by the Buyer, and (2) procure that any such Seller or Affiliate shall make such payments to the relevant Sold Company or Sold Subsidiary as are necessary to settle any liabilities that the relevant Sold

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Company or Sold Subsidiary may have in respect of the Tax of such Seller or Affiliate under the GPA.
(ii)    To the extent that any Seller or Affiliate of any Seller makes a payment to the relevant Sold Company or Sold Subsidiary pursuant to Section 9.4(n)(i)(2), the Buyer shall:
(1)    procure that there shall be promptly paid to HM Revenue and Customs (“HMRC”) an amount equal to any such payment, except to the extent that a payment to HMRC has already been made in respect of the relevant liability (a “U.K. Tax Payment”);
(2)    procure that there shall be (subject to sub-clause (3) below, and except to the extent that an apportionment has already been made in respect of the relevant liability) promptly apportioned to the relevant Seller or Affiliate under the GPA an amount equal to each U.K. Tax Payment, such apportionment to be made by reference to the payment of U.K. cooperation tax in respect of which the U.K. Tax Payment was paid;
(3)    not without the Company’s written consent (not to be unreasonably withheld or delayed), reapportion any amount previously apportioned to any Seller or Affiliate of any Seller pursuant to the GPA; and
(4)    promptly (and in any case within ten (10) Business Days of receipt thereof from HMRC) pay, or procure that there is paid, to the relevant Seller or Affiliate an amount equal to any excess by which the amount or the aggregate amount of any U.K. Tax Payments exceeds the amount of Tax for which the relevant Seller or Affiliate is actually liable for the taxable period in respect of which the U.K. Tax Payments are made.
To the extent that the amount apportioned to any member of the GPA proves to be lower or higher than the amount of Tax for which the relevant member is actually liable in respect of the relevant period, the parties hereto shall procure that, where just and reasonable, adjusting payments shall be made in respect of interest on under or over paid corporation tax installment payments so that no member of the GPA shall be in a better or worse position than such member would have been in had the GPA not been in place.
(iii)    The parties hereto will cooperate in good faith and in a timely manner to remove from any GPA any entity which was, prior to Closing, a member of the GPA and which, following Closing, is no longer eligible to be a member of the GPA.
Section 9.5    Intellectual Property Matters.
(a)    Use of the Company’s Name and Marks. The Buyer agrees that, as soon as reasonably practicable following the Closing and, in any event, not later than three (3) months after the Closing Date: (i) the Buyer shall file or caused to be filed all such documents with each applicable Governmental Body as is necessary to change the names of each of the Sold Companies and Sold Subsidiaries listed on Section 9.5(a) of the Disclosure Letter to a name that is

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not confusingly similar to and does not contain any of the Company Names, and shall specifically remove the Company Names from each such entity’s name; (ii) the Buyer shall, and shall cause the Sold Companies and Sold Subsidiaries to, cease to use, distribute, display or market any article or instrument of any kind, including signs, invoices, labels, letterhead, business cards, packaging, advertisements, web pages or websites, that reflects or includes any logo, trademark, trade name, trade dress, service mark, domain name or website that is confusingly similar to or containing any Company Name or other name, mark or logo of any Seller; (iii) the Buyer shall destroy (or, with respect to web pages or websites, modify) any and all such articles or instruments in the possession of the Buyer or any of its Affiliates (including the Sold Companies and Sold Subsidiaries), or will otherwise remove any reference to the Company Names therein (including by permanently covering or striking over any such reference); and (iv) the Buyer shall cause each Sold Company and Sold Subsidiary to make all required name change requests pursuant to FAR 42.1205 with the relevant Administrative Contracting Officer for any Government Contract to which a Governmental Body is a party, on the one hand, and a Sold Company or Sold Subsidiary is a party, on the other hand. The Buyer agrees that none of the Buyer nor any Affiliate of the Buyer shall advertise or hold itself out as the Company, a Seller or an Affiliate thereof. Notwithstanding anything to the contrary in this Section 9.5(a), the Buyer (A) may, at all times after the Closing, (x) keep records and other historical or archived documents containing or referencing the Company Names solely for record or archival purposes, and (y) refer to the historical fact that the Business was previously conducted under the Company Names, and (B) has no obligation to retrieve or alter any materials or equipment that display any Company Names and are, as of the Closing, in the possession and control of a third party, or to revise any Government Bids that have been submitted and are outstanding as of the date hereof (except as set forth in clause (iv) above or as required by applicable Law). For clarity, nothing in this Section 9.5(a) precludes any uses of the Company Names by the Buyer and its Affiliates that are required under applicable Law.
(b)    Intellectual Property Recordation. Prior to the Closing Date, Company shall use commercially reasonable efforts to cause the Sold Companies and Sold Subsidiaries to, at Company’s expense, effect the necessary corrective recordals with all Patent, Trademark, and Copyright offices and Domain Name registrars and other similar authorities with respect to the Listed Intellectual Property (i) that is still recorded in the name of legal predecessors of the Sold Companies or Sold Subsidiaries or any Person other than the Sold Companies or Sold Subsidiaries, or (ii) where, to the Company’s Knowledge, the relevant recordals of the Patent, Copyright, and Trademark offices, and Domain Name registrars, and other similar authorities with respect to such Intellectual Property Rights are materially incorrect for any other reason.
(c)    Intellectual Property Filings. Within thirty (30) days following the date of this Agreement, the Company shall provide a schedule identifying any actions that must be taken within twelve (12) months from the date thereof in connection with the prosecution of material applied-for Patents included in the Owned Intellectual Property, including any responses to office actions.
(d)    Intellectual Property Licenses.

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(i)    Effective as of the Closing Date, the Company, on behalf of itself and its Subsidiaries (other than the Sold Companies or Sold Subsidiaries), hereby grants to the Buyer and the Sold Companies and the Sold Subsidiaries a perpetual, irrevocable, non-exclusive, worldwide, royalty-free and fully-paid-up license to use all Intellectual Property Rights (excluding Trademarks), if any, that were (x) owned by any of the Sold Companies or Sold Subsidiaries prior to commencement of the Pre-Closing Restructuring and transferred out of one of the Sold Companies or Sold Subsidiaries in connection therewith, and (y) used in the operation of the Business at any time during the twelve (12) months prior to the Closing Date, for use in connection with the continued operation of the Business and natural evolutions thereof. The foregoing license shall be: (A) non-sublicensable, except to (1) the Buyer’s and the Sold Companies’ and Sold Subsidiaries’ respective Affiliates, (2) service providers, consultants, or independent contractors in connection with the performance of services for the Buyer, the Sold Companies, the Sold Subsidiaries or their respective Affiliates in the ordinary course of business, and (3) successors to all or any part of the Business; and (B) non-transferable, except to a successor to all or any part of the Business.
(ii)    Effective as of the Closing Date, the Buyer, on behalf of itself and the Sold Companies and the Sold Subsidiaries, hereby grants to the Company and the Sellers a perpetual, irrevocable, non-exclusive, worldwide, royalty-free and fully-paid-up license to use all Intellectual Property Rights (excluding Trademarks), if any, that were (x) owned by any of the Company, Sellers or other Seller Parties prior to commencement of the Pre-Closing Restructuring and (y) used in the operation of the Excluded Businesses at any time during the twelve (12) months prior to the Closing Date, for use in connection with the continued operation of the Excluded Businesses and natural evolutions thereof. The foregoing license shall be: (A) non-sublicensable, except to (1) the Company’s Affiliates, (2) service providers, consultants, or independent contractors in connection with the performance of services for the Sellers and their Affiliates in the ordinary course of business, and (3) successors to all or any part of the Excluded Businesses; and (B) non-transferable, except to a successor to all or any part of the Excluded Businesses.
Section 9.6    [Reserved].
Section 9.7    Insurance Coverage Following the Closing. Notwithstanding anything to the contrary set forth in Section 6.9, for a period of six (6) years immediately following the Closing, the Company shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to, at the Buyer’s sole cost and expense,  direct any carriers under the Insurance Policies set forth on Section 9.7(a) of the Disclosure Letter that are claims based insurance policies to continue to process any claims made thereunder by any Sold Company or Sold Subsidiary or otherwise with respect to the Business to the extent such claims were made prior to the Closing Date,  reasonably cooperate with Buyer to submit claims to the carriers under the Insurance Policies set forth on Section 9.7(b) of the Disclosure Letter that are occurrence based insurance policies for coverage (to the extent available thereunder) available to the applicable Sold Companies or Sold Subsidiaries for claims arising out of occurrences arising out of the conduct of the Business prior to the Closing Date, and  cooperate in good faith and assist the Buyer and its Affiliates in issuing notices of such claims pursuant to the foregoing clauses (a) and (b), presenting such claims for payment and collecting insurance proceeds (for the direct or indirect benefit of the Buyer and its Affiliates) related thereto. For the avoidance of doubt, the Company and its Subsidiaries shall retain

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all rights to control their respective insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of their insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities of the Buyer or its Affiliates (including the Sold Companies and Sold Subsidiaries). Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor any of its Affiliates (including the Sold Companies and Sold Subsidiaries) shall make any claims under any other Group Policies (including any claims-made insurance policies) other than the Insurance Policies set forth on Section 9.7(a) of the Disclosure Letter or Section 9.7(b) of the Disclosure Letter and will not be provided with any rights with respect to any self-insurance program of the Company or its Subsidiaries. To the extent that the Company and the Buyer have competing claims that will reduce the available limits of an applicable Insurance Policy, recovery under such claims shall be allocated in proportion to their respective bona fide claims thereunder following the Closing. The amount of any “deductibles” and/or net retentions applicable to any claims by or on behalf of the Buyer under the applicable Insurance Policies shall be allocated between the Company and the Buyer in proportion to their respective bona fide claims thereunder following the Closing; provided that any “deductibles” and/or net retentions applicable solely to claims by or on behalf of the Buyer shall be borne by the Buyer. This Section 9.7 shall not require the Company or its Subsidiaries to maintain any insurance policy in effect such that it covers claims made under the insurance policies set forth on Section 9.7(a) of the Disclosure Letter or events occurring after the Closing under the insurance policies set forth on Section 9.7(b) of the Disclosure Letter. For the avoidance of doubt, the Company shall not be required to obtain tail policies with respect to any of its insurance policies, including directors and officers liability, employment practices liability, fiduciary liability and cyber/professional liability with respect to the Sold Companies and Sold Subsidiaries (and the Business).
Section 9.8    Non-Solicitation. The Company shall not (and shall cause its Subsidiaries and its directors and officers not to) solicit for employment any employee listed on Section 9.8 of the Disclosure Letter (a “Key Employee”) following the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that this Section 9.8 shall not prohibit the Company or any of its Subsidiaries or their respective directors or officers from: (a) engaging in general advertisements and other similar broad forms of solicitation or other generalized searches by use of advertising or recruiting efforts (including the use of search firms), in each case, that are not specifically directed at any Key Employee, (b) soliciting for employment, offering to hire, employing, hiring or otherwise contracting for the services of any person (other than a Key Employee) (i) who responds to the general advertising, solicitations or recruiting referred to in clause (a) or (ii) who contacts the Company or any of its Subsidiaries on their own initiative regarding potential employment or consulting opportunities (provided that such contact was not preceded by a violation of this paragraph with respect to such individual); or (c) soliciting for employment, offering to hire, employing, hiring or otherwise contracting for the services of, any Person whose employment with the Buyer or any of its Affiliates was terminated at least six (6) months prior to commencement of new employment or similar discussions with such individual by the Company or any of its Subsidiaries. If the final judgment of a court of competent jurisdiction or other Governmental Body declares that any term or provision of this Section 9.8 is invalid or unenforceable, the terms and conditions of Section 12.5 shall apply.
Section 9.9    Non-Compete.

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(a)    Subject to Schedule D, to the extent permitted by applicable Law, for a period commencing at Closing and expiring on the date that is twenty-four (24) months following the Closing (the “Restriction Period”), the Company agrees that it will not, and will not permit any of its controlled Subsidiaries to, directly or indirectly (whether as principal, agent, representative, stockholder, partner, member or otherwise), sell products or provide services in direct competition with the Business as conducted as of immediately prior to Closing, other than pursuant to arrangements with the Buyer or any of its Subsidiaries.
(b)    The parties hereto acknowledge that the restrictions contained in Section 9.8 and in Section 9.9 are reasonable in scope and duration in the light of the nature, size and location of the Business. The parties hereto further acknowledge that the restrictions contained in Section 9.8 and in Section 9.9 are necessary to protect the Buyer’s significant investment in the Business. If any provision of Section 9.8 or in Section 9.9 is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law.
Section 9.10    Earn-Outs. Following the Closing, the Company shall promptly (but in any event within thirty (30) days), upon receipt of written notice from the Buyer, reimburse the Buyer for any amounts paid by or on behalf of a Sold Company or Sold Subsidiary to a third party (after receipt of prior written consent by the Company, not to be unreasonably withheld, conditioned or delayed) in respect of any earn-out or other similar arrangement for the deferral of purchase price of any property, services or securities entered into by any Seller Party prior to the Closing that is listed on Section 9.10 of the Disclosure Letter.
Section 9.11    Mail and Other Communications. Following the Closing, the Seller Parties may receive mail, packages and other communications (including electronic communications) properly belonging to the Buyer and its Subsidiaries and Affiliates (including the Sold Companies and the Sold Subsidiaries), and vice versa. Accordingly, at all times following the Closing:
(a)     (i) the Buyer authorizes the Seller Parties to receive and open all mail, packages and other communications received by them and not clearly intended for the Buyer or any of the Buyer’s officers or directors, and to retain the same to the extent that they are not related to the Business, the Sold Companies or the Sold Subsidiaries, and (ii) to the extent such mail, packages and other communications are related to the Business, the Sold Companies or the Sold Subsidiaries, the Seller Parties shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to the Buyer (or, in case the same relate to both the Business, the Sold Companies or the Sold Subsidiaries and any of Seller Parties or the Excluded Businesses, copies thereof). The provisions of this Section 9.11(a) are not intended to, and shall not be deemed to, constitute an authorization by the Buyer to permit the Seller Parties to accept service of process on its behalf, and the Seller is not and shall not be deemed to be the agent of the Buyer for service of process purposes.
(b)    (i) the Seller Parties authorize the Buyer to receive and open all mail, packages and other communications received by the Buyer and not clearly intended for the Seller Parties or any of the Seller Parties’ officers or directors, and to retain the same to the extent that

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they are not related to the Seller Parties or the Excluded Businesses, and (ii) to the extent such mail, packages and other communications are related to the Seller Parties or the Excluded Businesses, the Buyer shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to the applicable Seller Parties (or, in case the same relate to both the Business, the Sold Companies or the Sold Subsidiaries and any of the Seller Parties or the Excluded Businesses, copies thereof). The provisions of this Section 9.11(b) are not intended to, and shall not be deemed to, constitute an authorization by the Seller Parties to permit the Buyer to accept service of process on its behalf, and the Buyer is not and shall not be deemed to be the agent of the Seller Parties for service of process purposes.
Section 9.12    Payments To or From Third Parties. The Company shall promptly pay or deliver to the Buyer any monies or checks that are in respect of the Business that have been delivered to a Seller Party after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties of the Business. The Buyer shall promptly pay or deliver to the Seller any monies or checks that have been sent to the Buyer or any of its Subsidiaries or Affiliates to the extent they are in respect of a Non-Business Asset, Non-Business Liability or any of the Excluded Businesses. The parties acknowledge and agree that there is no right of offset regarding such payments referred to in this Section 9.12 and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Document.
Section 9.13    Excess Cash.
(a)    Prior to the Closing, the Buyer shall reasonably cooperate in good faith with the Company in order to assess the working capital needs of the Business immediately following the Closing, and to the extent the parties reasonably agree that such needs would require Cash in excess of the applicable Cash Ceiling in certain jurisdictions, the Buyer and the Company may agree, each in their sole reasonable discretion, to increase the applicable Cash Ceiling by such agreed upon amount.
(b)    For a period of twelve (12) months from and after the Closing, the Buyer shall, to the extent permitted by applicable Law and Contract, reasonably cooperate in good faith with the Company at the Company’s reasonable request in order to (i) remove the legal restrictions against movement of any Excess Cash subject to legal restriction upon the distribution thereof into the U.S. or the U.K., and (ii) take such actions as reasonably requested by the Company in furtherance of the foregoing clause (i), including the execution, delivery and acknowledgement of reasonable and customary instruments and documents of conveyance and transfer or assumption solely relating to any Excess Cash, in each case, at the sole cost and expense of the Company. Promptly (but in no event more than ten (10) Business Days) following the removal of such restrictions, in whole or in part, upon the written request of the Company, the Buyer shall, and shall cause its Affiliates to, pay to the Company or one or more of its Affiliates, the amount of the unrestricted portion of such Excess Cash, less any Taxes, reasonable fees or other reasonable expenses of the Buyer or its Affiliates in connection with the repatriation or payment of such Excess Cash. With respect to Excess Cash that is not subject to any such legal restriction, promptly (but in no event more than thirty (30) days) after the Closing upon the Company’s written request, the

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Buyer shall, and shall cause its Affiliates to, pay to the Company or one or more of its Affiliates, the amount of the unrestricted Excess Cash, less any Taxes, reasonable fees or other reasonable expenses of the Buyer or its Affiliates in connection with the repatriation or payment of such Excess Cash. The Company shall indemnify the Buyer and its Affiliates and Representatives, from and against any and all Damages sustained, incurred or suffered in connection with the cooperation described in this Section 9.13(b). Notwithstanding anything to the contrary set forth herein, the Buyer and the Company shall, and shall cause their respective Subsidiaries to, cooperate in good faith to minimize any Liability for Taxes imposed on the Buyer or its Subsidiaries in connection with such payment or repatriation of such Excess Cash contemplated by this Section 9.13(b), including but not limited to minimizing any Taxes relating to transferring any such Excess Cash out of a Sold Company or Sold Subsidiary pursuant to an existing Intercompany Account or otherwise; in each case at no cost or other Liability to the Buyer and its Affiliates. For the avoidance of doubt, the Company may assign, in whole or in part, its rights hereunder to one or more Affiliates.
ARTICLE X
INDEMNIFICATION
Section 10.1    Indemnification by the Company. Subject to the terms and conditions set forth in this Article X, following the Closing the Company shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors and employees (collectively, the “Buyer Indemnified Persons”) from and against, and shall reimburse the Buyer Indemnified Persons for, without duplication, all Damages sustained, incurred or suffered by any Buyer Indemnified Person to the extent resulting from, arising out of, or relating to:
(a)    any misrepresentation, breach, or inaccuracy of any representation or warranty of the Company contained in Article III;
(b)    any breach or any default in the performance of any covenant or obligation of the Company set forth in this Agreement;
(c)    (i) any Non-Business Liabilities or Non-Business Assets, or (ii) Liabilities in respect of the Excluded Businesses;
(d)    the Pre-Closing Restructuring, to the extent that the Buyer would not suffer or incur such Damages in connection with the acquisition of the Business but for the inclusion of the portion of the Pre-Closing Restructuring that resulted in the applicable Damages;
(e)    all employee-related Liabilities not assumed by the Buyer pursuant to Article V;
(f)    any Excluded Environmental Liabilities;
(g)    subject to the terms and conditions set forth therein, the matters set forth on Schedule E; and
(h)    any Pre-Closing Taxes.

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Section 10.2    Indemnification by the Buyer. Subject to the terms and conditions set forth in this Article X, following the Closing the Buyer shall indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors and employees (collectively, the “Seller Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, all Damages sustained, incurred or suffered by any Seller Indemnified Person to the extent resulting from, arising out of, or relating to:
(a)    any misrepresentation, breach, or inaccuracy of any representation or warranty of the Buyer contained in Article IV;
(b)    any breach or any default in the performance of any covenant or obligation of the Buyer set forth in this Agreement;
(c)    the Business, including the possession, use, operation and management of the Sold Companies and the Sold Subsidiaries, other than to the extent the Buyer Indemnified Persons are entitled to indemnification pursuant to Section 10.1;
(d)    any claims for severance, separation, termination or notice period pay or similar payments or obligations by or in respect of the U.S. Employees and the Other Country Business Employees (whether statutory, contractual or other) (i) relating or with respect to the obligations or Liabilities of the Buyer or its Affiliates set forth in Article V or (ii) that otherwise arise by operation of applicable Law, in each case, other than to the extent the Buyer Indemnified Persons are entitled to indemnification pursuant to Section 10.1; and
(e)    any Post-Closing Taxes.
Section 10.3    Direct Claims. In the event an Indemnified Party desires to make a claim for indemnification pursuant to Section 10.1 or Section 10.2 hereof against the applicable Indemnitor, the applicable Indemnified Party shall give reasonably prompt written notice of the claim to the Indemnitor, describing (to the extent known and practicable) in reasonable detail the nature of the claim and the specific basis on which the Indemnitor has liability for the claim under this Agreement, including reasonably detailed supporting documentation, and referring to this Section 10.3 and the terms hereof. Failure to give such notice shall not affect any rights to indemnification provided hereunder except to the extent that such failure shall have materially and actually prejudiced the Indemnitor as a result thereof, and then only to the extent of such prejudice.
Section 10.4    Matters Involving Third Parties, Etc.
(a)    If any legal proceeding is instituted or any claim or demand is made (a “Third Party Claim”) against an Indemnified Party that would be a matter for which such Indemnified Party is entitled to indemnification under this Article X and a claim for indemnification under this Article X (an “Indemnification Claim”) is to be made against the party from which indemnification is sought, such Indemnified Party shall give reasonably prompt written notice to such Indemnitor (but in no event more than thirty (30) calendar days following the Indemnified Party’s knowledge of such claim) requesting such indemnification and (to the extent known and practicable) specifying in reasonable detail the basis on which indemnification is sought. Such

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notice shall contain or be accompanied by such other material information as such Indemnified Party shall have concerning the Third Party Claim. The failure to notify the Indemnitor shall not relieve the Indemnitor of any duty to indemnify which otherwise might exist with regard to such claim unless (and then only to the extent that) such failure to notify materially and actually prejudices or damages the Indemnitor as a result thereof. The Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by such Indemnified Party relating to any such Third Party Claim.
(b)    If a Third Party Claim is made or commenced and an Indemnification Claim is made with respect thereto, the Indemnitor shall have the right, upon giving written notice to the Indemnified Party, to participate in the defense of such claim (to the extent permissible under Law) or to assume the defense of such Third Party Claim through an attorney selected by the Indemnitor; provided that, if the Indemnitor elects to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with such defense. Election of the Indemnitor to defend a Third Party Claim shall not be construed to be an admission as to liability for indemnification hereunder; provided, however, that the Indemnitor shall not have the right to assume or continue the defense of such Third Party Claim if such Third Party Claim: (i) involves a customer, supplier or other commercial relation and, at the reasonable advice of the Indemnified Party, the Third Party Claim is reasonably likely to materially and adversely impact its business relationship with such party, (ii) principally seeks an injunction or other equitable relief against the Indemnified Party, (iii) relates to a criminal or quasi-criminal Action, indictment, allegation or investigation against an Indemnified Party, (iv) the Indemnified Party has been advised by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Party or (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnitor or (v) the Indemnitor has failed or is failing to diligently prosecute or defend such Third Party Claim; provided, that the Indemnitor shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense. For the avoidance of doubt, the Indemnitor shall be entitled to control the defense of any claim relating to Section 10.1(g).
(c)    If the Indemnitor is entitled to and elects to assume the defense of a Third Party Claim, (i) the Indemnified Party will reasonably cooperate and make available to the Indemnitor (and its Representatives) all employees and furnish (without expense to such Indemnitor) such information, books and records in its possession or under its control as may be reasonably necessary or useful in connection with such defense, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnitor shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party only if the judgment or settlement (1) involves only money damages that will be paid by the Indemnitor and does not seek an injunction or other equitable relief (other than customary confidentiality obligations), (2) does not involve a finding or admission of a violation of Law by such Indemnified Party or any of its Affiliates, and (3) contains an unconditional release of the Indemnified Party with respect to such Third Party

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Claim. If such conditions are not satisfied and such unconditional release not obtained, then the Indemnitor shall not compromise or settle such claim without the prior written consent of the Indemnified Party, which such consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitor conducts the defense of a Third Party Claim, the Indemnified Party may retain separate co-counsel at its own cost and expense and participate in such defense, which, for the avoidance of doubt, shall not constitute Damages for purposes of this Article X.
(d)    If the Indemnitor is not entitled to or does not elect to assume the defense of a Third Party Claim, (i) the Indemnified Party shall have the right to conduct such defense, (ii) the Indemnified Party may only consent to entry of any judgment upon, or compromise and settle in good faith any such Third Party Claim, with the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned), and (iii) if it is ultimately determined that the claim of loss which shall form the basis of such judgment or settlement is one that is validly an obligation of the Indemnitor that elected not to assume the defense, then such Indemnitor shall be bound by any ultimate judgment or settlement as to the existence and the amount of the claim and the amount of said judgment or settlement (including the costs and expenses of defending such claims) shall be conclusively deemed for all purposes of this Agreement to be a liability on account of which the Indemnified Party is entitled to be indemnified hereunder, subject to any limits on the right to be so indemnified hereunder. Upon the determination of liability under and subject to Section 10.1 or Section 10.2 hereof, the appropriate party shall within thirty (30) days of such determination, pay (or cause to be paid) the amount of such claim, subject to the limitations on the right to be so indemnified hereunder.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, the procedures relating to Tax Contests shall be governed exclusively by Section 9.4(i) (and not this Section 10.4).
Section 10.5    Limitations, Etc.
(a)    Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnitor to indemnify the Indemnified Party against any Damages shall be limited to Indemnification Claims with respect to which the Indemnified Party has given to the Indemnitor written notice thereof at or prior to the applicable survival date, if any, in accordance with Section 10.7.
(b)    The Company shall not have any Liability under Section 10.1(a) unless the aggregate amount of all Damages relating thereto for which the Company would, but for this sentence, be liable under Section 10.1(a) exceeds Ten Million Dollars ($10,000,000) (the “Deductible”), and then only to the extent of such excess. Notwithstanding the foregoing, the Deductible shall not apply to any misrepresentation, breach or inaccuracy of the Company Fundamental Representations, Company Capitalization Representations or the Company’s representations and warranties in Section 3.7. For purposes of determining any Liability under Section 10.1, including for purposes of calculating Damages for purposes of the Deductible, the Company shall not have any Liability for any Damages in respect of any misrepresentation, breach, inaccuracy or default if the aggregate amount of such Damages relating to a single claim (or a group of claims relating to the same facts or circumstances, event or transaction) does not exceed $50,000

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(the “Mini-Basket”). Notwithstanding the foregoing, the Mini-Basket shall not apply to any misrepresentation, breach or inaccuracy of the Company’s representations and warranties in Section 3.7. Subject to the provisos set forth immediately below, in no event shall the Company have any obligation to pay, (x) in respect of Damages indemnifiable pursuant to Section 10.1(a) (other than in respect of any misrepresentation, breach or inaccuracy of the Company’s representations and warranties in Section 3.7, any of the Company Fundamental Representations or the Company Capitalization Representations), an amount in excess of Seventy Five Million Dollars ($75,000,000) (the “Cap”) and, without duplication of the foregoing clause (x), (y) in respect of Damages indemnifiable pursuant to Section 10.1(a) in respect of any misrepresentation, breach or inaccuracy of the Company’s representations and warranties in Section 3.7 an aggregate amount in excess of Seventy Five Million Dollars ($75,000,000), provided, that (i) in no event shall the Company have an obligation to pay, in respect of Damages indemnifiable pursuant to Section 10.1, an aggregate amount in excess of the Final Cash Purchase Price, and (ii) the terms and conditions set forth in this Section 10.5(b), other than the foregoing clause (i), shall not apply to the Company’s obligation to indemnify the Buyer for Damages in respect of Pre-Closing Taxes pursuant to Section 10.1(h).
(c)    The Buyer shall not have any Liability under Section 10.2(a) unless the aggregate amount of all Damages relating thereto for which the Company would, but for this sentence, be liable under Section 10.2(a) exceeds the Deductible, and then only to the extent of such excess. For purposes of determining any Liability under Section 10.2, including for purposes of calculating Damages for purposes of the Deductible, the Buyer shall not have any Liability for any Damages in respect of any misrepresentation, breach, inaccuracy or default if the aggregate amount of such Damages relating to a single claim (or a group of claims relating to the same facts or circumstances, event or transaction) does not exceed the Mini-Basket. In no event shall the Buyer have any obligation to pay, in respect of Damages indemnifiable pursuant to (i) Section 10.2(a), an amount in excess of the Cap; provided, that the Cap shall not apply to any breach of any of the Buyer Fundamental Representations, and (ii) Section 10.2, in excess of the Final Cash Purchase Price.
(d)    The Indemnified Party shall take all reasonable steps to mitigate Damages in respect of any claim for which it is seeking indemnification (including seeking recovery under insurance policies, but excluding using any Buyer’s Relief) and shall use reasonable efforts to avoid any costs or expenses associated with such claim.
(e)    The amount of Damages for which indemnification is provided under this Article X shall be net of (i) amounts actually received by the Indemnified Party from a third party (including an insurance company but net of the costs of collection and increased premiums), (ii) amounts actually received by the Indemnified Party from a third party to another for the account or benefit of the Indemnified Party with respect to the settlement or resolution of a Third Party Claim, and (iii) any amount the Indemnified Party or any of its Affiliates is actually indemnified or reimbursed by any Governmental Body pursuant to any Government Contract. To the extent that any amount is recovered by any Indemnified Party under an insurance policy or any other source of indemnification is realized after the date that an indemnity payment is made hereunder, then such Indemnified Party shall pay to the Indemnitor such amounts (net of costs of collection, Taxes and

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increased premiums) no later than ten (10) Business Days after such proceeds are received (but not to exceed the amount of the indemnity payment). Damages shall not be subject to any claim by any Indemnified Party for indemnification pursuant to this Article X to the extent included in Final Working Capital, Final Net Cash or Final Transaction Expenses.
(f)    UNDER NO CIRCUMSTANCES SHALL THE COMPANY, THE OTHER SELLERS OR THE BUYER BE LIABLE UNDER THIS ARTICLE X OR OTHERWISE, FOR ANY (A) SPECIAL (OTHER THAN CONSEQUENTIAL DAMAGES AS EXPRESSLY SET FORTH IN THIS SECTION 10.5(F)), EXEMPLARY OR PUNITIVE DAMAGES OR LOSSES, (B) CONSEQUENTIAL DAMAGES OR LOSSES THAT ARE NOT A REASONABLY FORESEEABLE RESULT OF THE EVENT, MATTER AND/OR BREACH THAT GAVE RISE THERETO OR (C) DAMAGES OR LOSSES FOR, MEASURED BY, OR BASED ON DIMINUTION IN VALUE, LOST PROFITS, SALES OR REVENUE, MULTIPLE OF EARNINGS OR OTHER SIMILAR MEASURES, EXCEPT IN EACH CASE OF EACH OF THE FOREGOING CLAUSES (A), (B) AND (C), (I) IN THE EVENT OF FRAUD, OR (II) TO THE EXTENT AWARDED TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM (OR SETTLEMENT THEREOF IN ACCORDANCE WITH THIS ARTICLE X).
(g)    The amount of any Damages for which indemnification is provided under this Article X shall be reduced by any Tax Benefit Amount Realized or increased by any Tax Cost Actually Incurred, as the case may be, by such Indemnified Party or any of its respective Affiliates (including any group of corporations filing a Tax Return) from the incurrence or payment of any such Damages or the receipt of indemnification payments hereunder, as applicable. To the extent that any Tax Benefit Amount Realized or Tax Cost Actually Incurred from the incurrence or payment of any such Damages or the receipt of indemnification payments hereunder, as applicable, is not realized or incurred prior to the date the indemnity payment is made hereunder but is realized or incurred during the taxable year that includes such date or either of the two succeeding taxable years, then no later than five (5) days after a Tax Return of the Buyer or any of its Affiliates (including any of the Sold Companies, Sold Subsidiaries or any group of corporations filing a Tax Return) has been filed that reflects such Tax Benefit Amount Realized or Tax Cost Actually Incurred, either (x) the Buyer shall pay to the Company (or cause to be paid to the Company) in immediately available funds the Tax Benefit Amount Realized or (y) the Company shall pay to the Buyer (or cause to be paid to the Buyer) in immediately available funds the Tax Cost Actually Incurred, as applicable. The Buyer shall provide to the Company all relevant information to allow the Company to calculate any applicable Tax Benefit Amount Realized or Tax Cost Actually Incurred by the Buyer, the Sold Companies, the Sold Subsidiaries or their respective Affiliates (including any group of corporations filing a Tax Return) which shall also include any determination that none of the Buyer, the Sold Companies, Sold Subsidiaries or their respective Affiliates (including any group of corporations filing a Tax Return) had any Tax Benefit Amount Realized or Tax Cost Actually Incurred in an applicable taxable year. The Buyer and the Company shall cooperate and provide all information reasonably necessary requested by the other party in connection with the calculation of the Tax Benefit Amount Realized or Tax Cost Actually Incurred. In the event of a dispute with respect to the calculation of any Tax Benefit Amount Realized or Tax Cost Actually Incurred, such dispute shall be resolved by the Accountant.

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(h)    Neither party shall be entitled to recover any indemnification payment or other amounts due from the other party hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such party hereunder or under any document delivered pursuant hereto or in connection herewith.
(i)    For purposes of determining (i) whether for purposes of this Article X there has been a breach of any representation or warranty herein of the Buyer or the Company, and (ii) the amount of Damages related thereto, with respect to any representation or warranty set forth in Article III or Article IV that is limited or qualified by the terms “material”, “materially” or “Material Adverse Effect” (collectively, “Materiality Qualifications”), whether there has been a breach of such representation or warranty, as the case may be, and the amount of Damages subject to indemnification hereunder, shall each be determined as if any such Materiality Qualifications were not contained therein, other than any Materiality Qualifications contained in (A) the definition of any defined term used herein, (B) the terms “Material Contract” and “Material Government Contract” or (C) the representations and warranties set forth in any of Section 3.10(e) or Section 3.12(e).
(j)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to indemnify or hold harmless the Buyer and its Affiliates (including after the Closing, the Sold Companies and Sold Subsidiaries) in respect of or against any and all Damages resulting from, relating or attributable to (i) any and all Post-Closing Taxes, or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) with respect to any Sold Company or Sold Subsidiary, including but not limited to tax basis in any asset, any net operating loss carryover or credit carryover, any capital loss or Tax attribute which may be affected in any way by the acquisition of control under applicable law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law.
(k)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to indemnify or hold harmless the Buyer and its Affiliates (including, after the Closing, the Sold Companies and Sold Subsidiaries) in respect of or against any and all Environmental Liabilities otherwise indemnifiable under Section 10.1 to the extent resulting from any invasive soil, surface water, building material or groundwater investigation, sampling or testing taken by Buyer that is not required by applicable Law or Environmental Permit or ordered, directed, or imposed by any governmental entity or Environmental Permit or by a third party (pursuant to contractual obligations of the Business, the Sold Companies or Sold Subsidiaries existing on or prior to Closing), except to the extent such voluntary action is (i) necessary to respond to an emergency or imminent threat to human health or (ii) necessary to respond to a third party claim or avoid a known liability under any Environmental Law.
(l)    Notwithstanding any other provision of this Agreement, but subject to Section 10.7(a), (i) in the event of any misrepresentation, breach or inaccuracy of any representation or warranty contained in Section 3.7, or (ii) if any Party becomes aware that (x) any asset, right or property exclusively related to the Business is held by any Seller Party or any of its

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Affiliates, or (y) all or any part of any Non-Business Liability has been assumed by Buyer or any of its Affiliates, then, in each case of (i) and (ii), the Company shall within ninety (90) days of becoming aware of such circumstance (A) be permitted to cure such misrepresentation, breach or inaccuracy prior to being subject to any indemnity payment obligation hereunder with respect thereto, or (B) in the case of clause (ii), transfer from the Company or one of its Affiliates to the Buyer or one of its Affiliates such assets, rights or properties, and assume (itself or through one of its Affiliates) from the Buyer or its applicable Affiliate such Non-Business Liability; provided, that for the avoidance of doubt, any notice given pursuant to this Section 10.5(l) shall replace any notice required to be delivered to an Indemnitor pursuant to Section 10.3 or Section 10.4(a). Each Party shall act in good faith to notify the other Party promptly following the first Party or its Affiliates becoming aware of any asset, right or property or Non-Business Liability that is the subject of clause (ii) above.
(m)    If at any time within twelve (12) months after the Closing, either party discovers that a Seller Party remains a party to any transferred Government Contract which Contract is required to be novated to the Buyer, each of the Company, the Buyer and their respective Affiliates shall use their respective reasonable best efforts to promptly obtain the applicable Governmental Body’s consent to novate the applicable Government Contract to the Buyer. Pending obtaining such consent to novate, the Company and the Buyer shall negotiate in good faith the terms and arrangements required to provide the Buyer with the economic claims, rights and benefits under such Government Contract and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer to the extent contractually permissible. The Company shall be responsible for all reasonable out-of-pocket costs and expenses incurred by the Company, the Buyer and their respective Affiliates in connection with such cooperation and related actions.
Section 10.6    Exclusive Remedy. Notwithstanding any other provision of this Agreement, following the Closing, the remedies provided for in this Article X and Section 12.16 shall constitute the Buyer Indemnified Persons’ sole and exclusive remedy for any claims made in connection with this Agreement (other than claims with respect to the Final Cash Purchase Price, or any component thereof, which shall be governed exclusively by Section 2.4), the Contemplated Transactions or the Buyer’s ownership or operation of the Sold Companies, the Sold Subsidiaries or the Business, except as otherwise expressly set forth in any other Transaction Document and except in the case of Fraud. THE BUYER HEREBY WAIVES, WITH RESPECT TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, ALL OTHER RIGHTS AND REMEDIES ARISING UNDER OR BASED UPON ANY STATUTORY (INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ., AND OTHER ENVIRONMENTAL LAWS) OR COMMON LAW OR OTHERWISE, AND AGREES NOT TO BRING ANY ACTIONS OR PROCEEDINGS AT LAW, IN EQUITY, IN TORT OR OTHERWISE, INCLUDING RESCINDING THE AGREEMENT, IN RESPECT OF ANY BREACHES OF REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS OF THIS AGREEMENT OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

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Section 10.7    Survival of Representations, Warranties and Covenants. The  representations and warranties contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) will survive for a period of the later of (i) twelve (12) months following the Closing Date, and (ii) three (3) months after completion and delivery of the Buyer’s audit for the fiscal year ending January 1, 2021, and  Company Fundamental Representations and Company Capitalization Representations will survive for three (3) years after the Closing Date, in each case, after which all causes of action and liability with respect to such representations and warranties shall terminate and be of no further force and effect, except as to any alleged inaccuracy or breach thereof of which a party prior to the expiration of such period shall have advised the other party in writing, specifying in reasonable detail the representation or warranty that is alleged to be inaccurate or breached. The right of a party to seek indemnification hereunder with respect to any representation or warranty of the other party shall remain in effect for the period specified in this Section 10.7 with respect to such representation or warranty. The covenants of the Buyer and the Company (or any Seller Party) that contemplate performance prior to the Closing Date will survive for a period of twelve (12) months following the Closing Date, after which all causes of action and liability with respect to such covenants shall terminate and be of no further force and effect, except as to any alleged inaccuracy or breach thereof of which a party prior to the Closing Date shall have advised the other party in writing, specifying in reasonable detail the covenant that is alleged to be breached. The covenants of the Buyer and the Company (or any Seller Party) which contemplate performance following the Closing Date shall survive in accordance with their terms, after which all causes of action and liability with respect to such covenants shall terminate and be of no further force and effect, except as to any alleged inaccuracy or breach thereof of which a party prior to the expiration of such period shall have advised the other party in writing, specifying in reasonable detail the covenant that is alleged to be breached. The right of a party to seek indemnification hereunder with respect to any covenant of the other party shall remain in effect for the period specified in this Section 10.7 with respect to such covenants. Notwithstanding anything to the contrary contained herein, the right to indemnification pursuant to Section 10.1(h) shall survive until thirty (30) days following the applicable statute of limitations, after which all causes of action and liability with respect to such covenants shall terminate and be of no further force and effect.
ARTICLE XI
TERMINATION OF AGREEMENT
Section 11.1    Termination. This Agreement and the Contemplated Transactions may be terminated or abandoned at any time before the Closing Date:
(a)    by the mutual written consent of the Company and the Buyer;
(b)    by the Company or the Buyer, by giving written notice to the other if the Closing shall not have occurred on or before August 3, 2020 (as such date may be extended pursuant to the terms and conditions of this Article XI, the “Termination Date”); provided, however, that if the Closing shall not have occurred by such date and all of the conditions to Closing have been satisfied or shall be capable of then being satisfied, other than the conditions set forth in Section 7.1(d), Section 7.1(e), Section 8.1(d), or Section 8.1(e) (and with respect to Section 7.1(d)

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and Section 8.1(d) as a result of an Antitrust Law or an Order arising under an Antitrust Law), the Company and the Buyer shall each have the right, exercisable once (in total), to extend the Termination Date for a period of six (6) months by providing notice to the other party; provided, further, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party to this Agreement whose breach of any covenant or agreement of this Agreement has resulted in the failure to consummate the Contemplated Transactions by such date;
(c)    by the Buyer, by giving written notice to the Company:
(i)    if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 7.1(a) or Section 7.1(b) and (B) has not been cured by the Company prior to the earlier of (x) the Business Day immediately prior to the Termination Date, and (y) twenty (20) Business Days of the Company’s receipt of written notice of such breach from the Buyer, but only so long as the Buyer is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 8.1(a) or Section 8.1(b); or
(ii)    if any Governmental Body of competent jurisdiction shall have issued any final and non-appealable Law or Order prohibiting or enjoining the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 11.1(c)(ii) shall not be available to the Buyer if the breach of any covenant or agreement of this Agreement by the Buyer has resulted in the imposition of such Law or Order; or
(d)    by the Company, by giving written notice to the Buyer:
(i)    if the Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would give rise to the failure of a Closing Condition set forth in Section 8.1(a) or Section 8.1(b) and (B) has not been cured by the Buyer prior to the earlier of (x) the Business Day immediately prior to the Termination Date, and (y) twenty (20) Business Days of the Buyer’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a Closing Condition set forth in Section 7.1(a) or Section 7.1(b); or
(ii)    if any Governmental Body of competent jurisdiction shall have issued any final and non-appealable Law or Order prohibiting or enjoining the Contemplated Transactions; provided, that the right to terminate this Agreement under this Section 11.1(d)(ii) shall not be available to the Company if the breach of any covenant or agreement of this Agreement by the Company has resulted in the imposition of such Order.
Section 11.2    Obligations Upon Termination. In the event of the termination or abandonment of this Agreement in accordance with Section 11.1 (other than Section 11.1(a)), written notice thereof shall be given by the terminating party to the other party, and this Agreement

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shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement shall be terminated pursuant to Article XI, then neither party shall have any further liability or obligation to the other except for an intentional breach by such party prior to the time of such termination. Notwithstanding the foregoing, the obligations of the parties under the Confidentiality Agreement and under Section 9.1, Section 10.6, this Section 11.2, and Article XII (in each case including any related defined terms) shall survive such termination.
ARTICLE XII
MISCELLANEOUS PROVISIONS
Section 12.1    Costs and Expenses. Except as otherwise provided herein, each party shall pay its own expenses in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents. The Buyer shall be responsible for the payment of fees required to be made in connection with filings to be made under the HSR Act and other Antitrust Laws pursuant hereto.
Section 12.2    Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to, at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Contemplated Transactions.
Section 12.3    Governing Law; Jurisdiction.
(a)    This Agreement, and any and all proceedings commenced in connection with or relating to this Agreement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard of the Laws that might otherwise govern under the applicable principles of conflict of laws of the State of New York (other than Section 5-1401 of the General Obligations Law of the State of New York).
(b)    Each party agrees to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, New York or the state courts in the county of New York, for the purpose of any Action against a party hereto with respect to the subject matter of, or related to, this Agreement. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any Action arising out of or relating to this Agreement brought as provided in this subsection, and further irrevocably waives any claim that any such Action brought in any such court has been brought in an inconvenient forum. To the extent a party has or may later acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, such party hereby irrevocably waives such immunity under this subsection.
(c)    Each party to this Agreement agrees that service of process shall be made in accordance with the notice provisions set forth in Section 12.4.
Section 12.4    Notices. All notices, consents, requests, instructions, approvals and other communications that may be or are required to be given, served or sent by either party hereto pursuant to this Agreement, shall be in writing in English and given by delivery in person, by

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electronic facsimile transmission, electronic mail with confirmation of delivery, by overnight delivery by a nationally recognized private courier or by United States mail. Notices delivered by hand, by facsimile, by electronic mail or by nationally recognized private courier shall be treated as if given on the first (1st) Business Day following receipt; provided, however, that a notice delivered by facsimile or by electronic mail shall only be effective if such notice is also delivered by hand, by nationally recognized private courier or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile or electronic mail. Notices delivered by overnight delivery by a nationally recognized private courier shall be treated as if given on the second (2nd) Business Day following deposit with such courier. Notices delivered by United States mail shall be treated as if given on the fifth (5th) Business Day following deposit with the U.S. Postal Service. All notices shall be addressed as follows:
If to the Company:

L3Harris Technologies, Inc.
1025 West NASA Boulevard
Melbourne, Florida 32919
Attention: General Counsel
Email: scott.mikuen@L3harris.com
with a copy to (which shall not constitute notice hereunder):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:     Scott A. Barshay
    Steven J. Williams
    Michael Vogel
Facsimile:     (212) 492-0040
    (212) 492-0257
    (212) 492-0137
Email:    SBarshay@paulweiss.com
    SWilliams@paulweiss.com
    MVogel@paulweiss.com

If to the Buyer or Parent: Leidos Holdings, Inc. 11955 Freedom Drive 16th Floor Reston, VA 20190 Attention:	Jerald S. Howe, Jr., General Counsel Email: Jerry.Howe@leidos.com

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with a copy to (which shall not constitute notice hereunder):

Leidos, Inc.
11955 Freedom Drive
16th Floor
Reston, VA 20190
Attn:  Adam Sheipe, Vice President, Corporate Development
Email:  Adam.J.Sheipe@leidos.com

and
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn:    Steven Epstein
    Erica Jaffe
Email:     steven.epstein@friedfrank.com
    erica.jaffe@friedfrank.com
or at such other address for a party as shall be specified by like notice.
Section 12.5    Severability. If any provision of this Agreement shall be held void, invalid, illegal or unenforceable, such provision shall be modified or eliminated to the minimum extent necessary to achieve, to the extent possible, the purpose of such provision, and the Agreement shall otherwise remain in full force and effect and enforceable.
Section 12.6    No Third Party Beneficiary. Except as provided in Article X dealing with Indemnified Parties, and Section 12.15, this Agreement shall be for the sole and exclusive benefit of the parties hereto, and nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer upon or give any Person other than the parties hereto any rights under or by reason of this Agreement. No Person not a party hereto, nor such Person’s successors and permitted assigns (including employees or creditors of any Seller, Sold Company or Sold Subsidiary), shall be entitled to enforce any provisions hereof or exercise any right hereunder.
Section 12.7    Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. Neither the waiver by a party hereto of a breach of or a default under any one or more of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

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Section 12.8    Assignment; Amendment.
(a)    Neither the Buyer nor the Company shall assign any of its rights or obligations under this Agreement, without the prior written consent of the other party; provided, however, that (i) the Buyer will be entitled to assign any or all of its rights hereunder without obtaining the consent of the Company to one or more of its Affiliates (including an assignment to a Sold Company or Sold Subsidiary following the Closing), which assignment will not relieve the Buyer of its obligations hereunder; provided, further, that such assignment shall not materially delay the consummation of any of the transactions contemplated hereby or impose any additional obligations on the Company, any Seller, their respective Subsidiaries or their respective Affiliates (including in respect of required consents or approvals or governmental filing obligations), and (ii) following the Closing, either Buyer or the Company may, in connection with the merger, consolidation or sale of all or substantially all of the assets of such party, assign such party’s rights and obligations hereunder to the successor Person resulting from such transaction, without the prior consent of, or prior notice to, the other party; provided, that such assignment will not relieve Buyer or the Company, as applicable, of its obligations hereunder. Any assignment in violation of this Section 12.8 will be void and of no effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
(b)    This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and specifically referencing this Agreement.
Section 12.9    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior negotiations, representations, understandings and agreements, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. In the event of any conflict between this Agreement and any agreement entered into in connection herewith, including any Local Transfer Document, the provisions of this Agreement will control. In furtherance of the terms and conditions of Section 6.6, the parties agree that no Local Transfer Document is intended to, and no Local Transfer Document will, be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of the Buyer, any Affiliate of the Buyer, the Company, any Seller or any of their respective Affiliates from those contained in this Agreement.
Section 12.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
Section 12.11    Disclosure Letter. For purposes of Article III, any matter disclosed in a certain section of the Disclosure Letter shall be deemed to be disclosed for purposes of all other

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applicable sections of Article III to the extent the applicability thereto is readily apparent on its face. The Disclosure Letter may contain information that is not specifically required by this Agreement. Any such information is provided solely for the Buyer’s general information and is not separately represented or warranted. The inclusion of any such information in the Disclosure Letter shall not be evidence of or constitute an admission that such information is material for purposes of this Agreement.
Section 12.12    Independent Contractor; Reliance on Counsel. Each party hereto is an independent contractor, and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Neither party owes a fiduciary duty to the other. Nothing in this Agreement shall be in any way construed to constitute either party as the agent, employee, or representative of the other. As an independent contractor, each party has relied on its own expertise or the expertise of its legal, financial, technical, or other advisors. No party has relied upon any oral representation or written representation not contained in this Agreement of any other party in entering into this Agreement.
Section 12.13    [Reserved].
Section 12.14    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
Section 12.15    Privilege.
(a)    The parties acknowledge and agree that the Sold Companies and Sold Subsidiaries’ attorney-client privilege, attorney work-product protection and expectation of client confidence involving any pre-Closing communication among the Sold Companies and Sold Subsidiaries’ counsel (including in-house counsel of the Company or its Subsidiaries), on the one hand, and the Sold Companies or the Sold Subsidiaries, on the other hand, in respect of the proposed sale of the Business or any other transaction contemplated by this Agreement or any of the Transaction Documents (but not general business matters of the Sold Companies or Sold Subsidiaries, to the extent they are governed by Section 12.15(b)), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Company, and may be waived only by the Company. The Buyer, on behalf of itself and on behalf of the Sold Companies and Sold Subsidiaries, and the Company acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, or waived by the Buyer or by the Sold Companies or Sold Subsidiaries following the consummation of the Closing, and (ii) in the event of a dispute between the Buyer and a third party or any other circumstance in which a third party requests or demands that the Buyer produce privileged materials or attorney work-product of a Sold Company or Sold Subsidiary described in the immediately preceding sentence (including the privileged materials and attorney work-product covered by the first sentence of this clause (a)), the Buyer shall, and shall cause the Sold Companies and Sold Subsidiaries to, assert such attorney-client

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privilege on behalf of the Company to prevent disclosure of privileged materials or attorney work-product to such third party.
(b)    The parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving general business matters of the Sold Companies or Sold Subsidiaries and arising at and prior to the Closing for the benefit of both the Company and the Sold Companies and Sold Subsidiaries shall be subject to a joint privilege and protection between the Company, on the one hand, and the Sold Companies and Sold Subsidiaries, on the other hand, and the Company and the Sold Companies and Sold Subsidiaries shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) the Company without the prior written consent of the Buyer (for and on behalf of any applicable Sold Company or Sold Subsidiary), or (ii) by any Sold Company or Sold Subsidiary without the prior written consent of the Company; provided, however, that any such privileged materials or protected attorney-work product information, whether arising prior to, or after the Closing, with respect to any matter for which a party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party. Notwithstanding the foregoing, the parties acknowledge and agree that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Macfarlanes LLP, Morrison & Foerster LLP and in-house counsel of the Company represented only the Company and not the Sold Companies or Sold Subsidiaries and that any advice given by or communications with Paul, Weiss, Rifkind, Wharton & Garrison LLP, Macfarlanes LLP, Morrison & Foerster LLP or in-house counsel of the Seller shall not be subject to any joint privilege and shall be owned solely by the Company.
(c)    The Buyer agrees, on behalf of itself and its Affiliates, that, following the Closing, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Macfarlanes LLP, Morrison & Foerster LLP and in-house counsel, may serve as counsel to the Company, any Seller and their respective Affiliates in connection with any matters related to this Agreement and the Contemplated Transactions, including any Action or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding any representation by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Macfarlanes LLP, Morrison & Foerster LLP or in-house counsel prior to the Closing Date of the Sold Companies and Sold Subsidiaries.
Section 12.16    Specific Performance. The parties to this Agreement agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that, (a) damages to the Company caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company’s business, and/or a reduction in the actual or perceived value of the Company or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculate, (b) damages to the Buyer caused by the non-occurrence of the Closing, including damages related to reputational harm, increased costs, harm to the Buyer’s business, and/or a reduction in the actual or perceived value of the Buyer or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculation, and (c) the right of specific performance is an integral part of this Agreement and without that right neither the

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Company nor the Buyer would have entered into this Agreement. Each of the Company and the Buyer hereby waive any defense that a remedy at Law is adequate in connection with any Action instituted for specific performance or injunctive relief by a party hereto. Therefore, the obligations of the parties under this Agreement, including the Sellers’ obligations to sell the Shares to the Buyer, and the Buyer’s obligation to purchase the Shares from the Sellers, shall be enforceable by specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith without the posting of any bond. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement.
Section 12.17    Company and Sellers. The Company shall be liable for any breach of any representation, warranty, agreement, covenant or obligation of each Seller under this Agreement or the other Transaction Documents.
Section 12.18    Parent Guaranty. To induce the Company to enter into this Agreement, Parent hereby guarantees to the Company and its successors and assigns, absolutely, unconditionally and irrevocably, the full, prompt and complete payment and performance by the Buyer of all of the payment and performance obligations of the Buyer contained in this Agreement (the “Buyer Obligations”). Parent hereby acknowledges and agrees that, without any notice to, further assent by, or loss of any right against Parent, and without in any way affecting or releasing the Liability of Parent hereunder, the Company may at any time agree with the Buyer to renew, extend, modify, compromise, settle or release any Buyer Obligations in whole or in part. Parent waives any and all notice of the renewal, extension, modification or accrual of any Buyer Obligations or acceptance of this guarantee. This guarantee shall be a continuing, absolute, irrevocable and unconditional guarantee of payment and performance, and not merely of collection, and is in no way conditioned or contingent upon any attempt to collect from the Buyer or other party liable for any Buyer Obligations, enforce performance by the Buyer or such other party, or on any other condition or contingency. Notwithstanding the foregoing, this guarantee shall be reinstated if, at any time following the termination of this guarantee, any payment of the Buyer Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of any party liable for any of the Buyer Obligations or otherwise, and is so rescinded, restored or returned, all as though such payment had not been made This guarantee shall remain in full force and effect until the full satisfaction of all the Buyer Obligations. No failure on the part of the Company to exercise, and no delay in exercising, any rights or power (including those hereunder) shall operate as a waiver thereof or a waiver of any other rights or power and shall in any way affect or impair this guarantee, nor shall any single or partial exercise by the Company of any rights or power (including those hereunder) preclude any other further exercise thereof or exercise of any other rights or power. Parent hereby agrees to pay any and all reasonable attorneys’ fees and any other expenses and costs incurred by the Seller Parties in enforcing the Buyer Obligations or any rights under this guarantee.
(Signature Page Follows)
* * * * *

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IN WITNESS WHEREOF, the parties have executed this Sale Agreement as of the date first above written.
BUYER:

LEIDOS, INC.

By:	/s/ James C. Reagan Name: James C. Reagan Title: Chief Financial Officer

[Signature Page to Sale Agreement]

PARENT (solely for the purposes set forth herein):

LEIDOS HOLDINGS, INC.

By:	/s/ James C. Reagan Name: James C. Reagan Title: Chief Financial Officer

[Signature Page to Sale Agreement]

COMPANY:

L3HARRIS TECHNOLOGIES, INC.

By:	/s/ William M. Brown Name: William M. Brown Title: Chairman and Chief Executive Offer

[Signature Page to Sale Agreement]